                                           Filed pursuant to Rule 424(b)(3)
                                           Registration No. 333-36572



                                  Prospectus
                             The Netplex Group, Inc.
                                15,498,907 shares
                                  Common Stock

                      -----------------------------------

         The selling shareholders on page 22 of this prospectus are offering and selling up to 15,498,907 shares of our common stock. The selling shareholders may offer and sell some, all or none of the common stock under this prospectus. The selling shareholders may determine the prices at which they will sell the common stock; the prices may be at market prices prevailing at the time of the sale or some other price. In connection with these sales, the selling shareholders may use brokers or dealers which may receive compensation or commissions for the sales. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

         Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NLX". On August 31, 2000, the closing sales price for one share of our common stock on the Nasdaq SmallCap Market was $1.31.

         THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK FROM THE SELLING SHAREHOLDERS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 1, 2000.

                               TABLE OF CONTENTS

                                                                                                                  Page
PROSPECTUS SUMMARY...............................................................................................    3

RISK FACTORS.....................................................................................................    7

FORWARD-LOOKING STATEMENTS.......................................................................................   16

USE OF PROCEEDS..................................................................................................   16

PRICE RANGE OF COMMON STOCK......................................................................................   17

DIVIDEND POLICY..................................................................................................   17

CAPITALIZATION...................................................................................................   18

SELLING SHAREHOLDERS.............................................................................................   20

PLAN OF DISTRIBUTION.............................................................................................   33

SELECTED FINANCIAL DATA..........................................................................................   36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................   38

CHANGES IN ACCOUNTANTS...........................................................................................   50

BUSINESS.........................................................................................................   52

MANAGEMENT.......................................................................................................   63

CERTAIN TRANSACTIONS.............................................................................................   67

PRINCIPAL SHAREHOLDERS...........................................................................................   68

DESCRIPTION OF SECURITIES........................................................................................   69

SHARES ELIGIBLE FOR FUTURE SALE..................................................................................   80

LEGAL MATTERS....................................................................................................   81

EXPERTS..........................................................................................................   81

WHERE YOU CAN FIND MORE INFORMATION..............................................................................   81

INDEX TO FINANCIAL STATEMENTS....................................................................................  F-1

                              PROSPECTUS SUMMARY

          This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes, before you make an investment decision.

The Netplex Group, Inc.

          Based in Reston, Virginia, with 12 U.S. operating locations, we are an Internet services company that leverages industry-specific knowledge, creative ideas, and technology expertise to create customized Internet services and electronic business solutions, or "e-solutions."

          By thoroughly understanding the business dynamics and technology trends of specific vertical markets, we seek to better understand the business problems faced by companies within these industries. This understanding allows us to develop and deliver e-solutions that serve our customers' unique strategic, creative, and technological business needs. As a result, our e-solutions seek to help our customers transition from their existing systems and processes to business models that are aligned to the demands of the digital age.

          e-solutions

          Our e-solutions business is divided into five categories:

          .    e-Strategy Consulting;

          .    Creative Design;

          . e-Application Development, including Internet, intranet, and extranet;

          .    e-Infrastructure Services; and

          .    Systems Integration.

With this portfolio of services, we guide customers' initiatives from idea to implementation. Our services seek to provide customers with e-business solutions that cover them "three-dimensionally"--from concept to implementation, from interface to back-end systems, and from efficiency to value creation. We believe that our services position customers to benefit from integrated and streamlined interactive relationships with their customers, partners, and stakeholders.

          MyBizOffice

          In addition to our e-solutions offerings, we have a subsidiary, Contractors Resources, Inc., which we recently recast as the provider of an integrated online service under the brand name MyBizOffice(TM). Targeting professional consultants from all industries and professions, MyBizOffice is a business-to-business service designed to provide the financial infrastructure, resources, and business services that help professionals build careers as independent consultants. MyBizOffice serves as an on-line "virtual corporate office" for its member consultants by providing them with the services of a corporate administration staff while helping them keep abreast of developments that affect their independent life and work style.

         We believe that our transformation of the traditional Contractors Resources business model into an integrated electronic business, or "e-business," model has increased the business's flexibility, scalability, geographic scope, and exposure.

          We are currently incubating the MyBizOffice brand and the "Business Service Provider" model associated with MyBizOffice. In 2000, we are investing and will continue to invest in the incubation process through:

          .    increasing the marketing program;

          .    expanding core service offerings;

          .    expanding existing strategic relationships; and

          .    exploring additional strategic relationships.


          Our address is 1800 Robert Fulton Drive, Suite 250, Reston Virginia 20191 and our telephone number is (703) 716-4777. Our Web site address is www.netplexgroup.com.
--------------------

          We were incorporated in New York in 1986 under the name CompLink, Ltd. In 1996, we acquired, through a reverse merger, The Netplex Group, Inc. and Contractors Resources, and changed our name to The Netplex Group, Inc. This merger provided us with new management and a revised corporate mission. To better position ourselves to deliver the comprehensive services required to compete in the e-solutions market, we have acquired several companies during the last three years. In 1997, we acquired Onion Peel Solutions, LLC. In 1998, we acquired The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Kellar Technology Group, Inc., and the retail technical consulting business of Applied Intelligence Group, Inc. In 1999, we purchased Dean Liles & Associates, Inc. These businesses expanded our:

          .    experience;

          .    technical staff;

          .    customer base;

          .    market exposure;

          .    revenue; and

          .    industry-focused expertise.

                                  THE OFFERING

Common stock offered by the selling shareholders......  15,498,907 shares

Common stock outstanding as of August 28, 2000........  18,238,700 shares (1)


Use of proceeds.......................................  All of the net proceeds from the sale of the
                                                        common stock covered by
                                                        this prospectus will go
                                                        to the selling
                                                        shareholders who offer
                                                        and sell shares of the
                                                        common stock. We will
                                                        not receive any proceeds
                                                        from the sale of the
                                                        common stock offered by
                                                        the selling
                                                        shareholders. See "Use
                                                        of Proceeds."
Nasdaq SmallCap Market symbol.........................  NTPL
------------

(1) This amount excludes the following outstanding securities as of August 28, 2000:

          . 80,597 shares of common stock issuable upon conversion of shares of our Class A Preferred Stock;

          . 7,731,092 shares of common stock issuable upon conversion of shares of our Class C Preferred Stock, which are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion;

          . 3,165,015 shares of common stock issuable upon conversion of 10,000 shares of our Series D Preferred Stock, including dividend shares, and related warrants at a conversion and exercise price of $5.87 per share;

          . 3,818,221 shares of common stock issuable upon exercise of prepaid warrants; and

          . an aggregate of 7,320,206 shares of common stock issuable upon exercise of other options and warrants at a weighted average exercise price of $4.82 per share.

                            SUMMARY FINANCIAL DATA

          The following tables summarize our financial results and should be read in conjunction with the "Selected Financial Data," our audited and unaudited consolidated financial statements, and their accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.



                                                                                                               Six Months
                                                       Year ended December 31                                 ended June 30
                                                                                                               (Unaudited)
                                          1999          1998          1997          1996          1995         2000     1999
                                       ------------  ------------  ------------  ------------  -----------------------------------
STATEMENT OF
     OPERATIONS DATA:                            (amounts in thousands, except per share data)
Revenues                             $     87,785  $     61,279  $     40,468  $     33,525  $     26,782      $41,446    $44,453
Gross profit                               16,916         9,995         4,383         2,211         2,731        7,017      9,113
Operating income /(loss)                   (7,123)       (2,395)       (2,847)       (2,559)         (197)      (7,849)         0
Income (loss) from continuing
    operations                             (7,507)       (2,549)       (2,873)       (2,487)         (165)      (7,634)       250
Income from discontinued operations             -             -             -           488             -            -          -
                                       ------------  ------------  ------------  ------------  -----------------------------------
Net Income (loss)                    $     (7,424) $     (2,549) $     (2,873) $     (1,999) $       (165)    $(7,634)       $250
                                       ============  ============  ============  ============  ===================================

Basic and diluted earnings (loss)
    per common share
    Continuing operations            $      (0.63) $      (0.31) $      (0.46) $      (0.51) $      (0.05)      (0.46)          0
    Discontinued operations                     -             -             -          0.09             -           -
                                       ------------  ------------  ------------  ------------  -----------------------------------
        Total                        $      (0.63) $      (0.31) $      (0.46) $      (0.42) $      (0.05)      (0.46)          0
                                       ============  ============  ============  ============  ===================================
    Weighted average common shares
        outstanding, basic and
        diluted                            12,516         9,260         6,821         5,026         3,246       17,653     11,195
                                       ============  ============  ============  ============  ===================================


BALANCE SHEET DATA:
    Total assets                     $     26,417  $     20,651  $      6,912  $      9,889  $      7,799      $26,447    $23,662
                                       ============  ============  ============  ============  ===================================
    Temporary Equity                                                                                            10,800
                                       ------------  ------------  ------------  ------------  -----------------------------------
    Stockholders' equity             $      6,862  $      6,355  $      1,331  $      3,239  $        409      $ 1,537     $7,698
                                       ============  ============  ============  ============  ===================================

                                  RISK FACTORS

          Before you invest in shares of our common stock, you should be aware that there are various risks, including those described below, involved in an investment. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus before you decide to invest in shares of our common stock.

          The risks and uncertainties described below are not the only ones potentially affecting us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks occur, our business, results of operations, or financial condition could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE INCURRED OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.

          We incurred a net loss of $7.6 million for the six months ended June 30, 2000 and net losses of $7.4, $2.5 and $2.9 million in the years ended December 31, 1999, 1998 and 1997, respectively. There can be no assurance that we will be profitable on a quarterly or annual basis in the future. Our quarterly operating results in the past have fluctuated and may fluctuate significantly in the future depending on factors such as the timing and delivery of significant orders and contracts, new product introductions, and changes in our pricing policies.

WE MAY BE UNABLE TO OBTAIN THE NECESSARY FUNDING TO EXPAND AND IMPROVE OUR BUSINESS.

          As of December 31, 1999, we had negative working capital of $369,296. With the influx of cash from the exercise of options and warrants in January and February, 2000, and from two equity financings in March, 2000, as of June 30, 2000, we had positive net working capital of $4,729,603. We may need to raise substantial additional capital to pay for our operations. We are uncertain whether additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. If adequate funds are unavailable, we may delay, curtail, reduce the scope of, or eliminate the expansion of our operations and/or our marketing and sales efforts, and any of these actions could have a material adverse effect on our financial condition and business operations.


THE TIMING OF OUR REVENUES AND THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS MAY VARY RESULTING IN SIGNIFICANT VARIATIONS IN OUR OPERATING RESULTS.

          Our revenues may vary due to:

               . the number and dollar value of client engagements commenced and completed during a quarter;

               .    the number of working days in a quarter; and

               .    employee hiring and utilization rates.

          The timing of revenues is difficult to forecast because our sales cycle for new clients is relatively long and may depend on the size and scope of assignments and general economic conditions. Because a high percentage of our expenses are relatively fixed, a change in the timing of the beginning or end of client assignments, particularly at or near the end of any quarter, could cause operating results to significantly vary from quarter to quarter and result in reported losses for that quarter. In addition, clients can terminate our engagement at will, and we would then have a higher than expected number of unassigned persons or higher severance expenses.

          While we adjust professional staffs to reflect active projects, we must maintain a sufficient number of senior professionals to oversee existing client projects and help our sales force secure new client assignments. Because we perform some work on a fixed-price basis, we also bear the risk of cost overruns and inflation. New product introductions and market acceptance of new and enhanced versions of our products or the products of third parties may also significantly affect our operating results.

THE FUTURE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUED SERVICES OF GENE ZAINO, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, PAMELA FREDETTE, OUR PRESIDENT, AND OUR ABILITY TO ATTRACT AND RETAIN TECHNICAL, MARKETING, SALES, AND MANAGEMENT PERSONNEL.

          Our future success depends in large part on the continued services of Gene Zaino, our Chairman and Chief Executive Officer. We have an employment agreement with Mr. Zaino that expires in June 2002. We have a $2,000,000 key person insurance policy on the life of Mr. Zaino. Our future success also depends in large part on the continued services of Pamela Fredette, our President. We have an employment agreement with Ms. Fredette that expires in May 2002. We have a $1,000,000 key person life insurance policy on the life of Ms. Fredette.

          Our success also depends in large part upon our ability to attract and retain qualified technical project managers and information technology personnel. We believe we need to hire additional technical personnel to improve existing products and services and to develop new products and services. In addition, we believe we need to hire new sales personnel to sell our products and services. The inability to attract new personnel could have a material adverse effect on our results of operations and research and development efforts. It is difficult to locate technical, marketing, sales, and management personnel with the combination of skills and attributes required to execute our strategy. Although we have attracted and retained qualified employees, qualified project managers are in particularly great demand and will remain a limited resource for the foreseeable future. Our employees can terminate their employment at any time. Accordingly, we may be unable to continue to retain and attract qualified project managers.

OUR BUSINESS IS VERY COMPETITIVE AND SUBJECT TO RAPID CHANGES.

          The market for our e-solutions is highly competitive. The rapid growth of the Internet services market has fueled a significant influx of companies that pose a competitive threat to our e-solutions business. Many of these companies have greater resources, greater expertise, or better access to capital than we do.

          In a broad sense, competition for Internet-related services can range from local Web development companies to large traditional technology providers such as IBM and Microsoft. However, because we target middle-market and larger organizations with an approach that focuses on solving business problems within vertical industries, our e-solutions competitors are generally companies that, like us, deliver a wide variety of Internet-related services.

          We compete with both public and private companies. Companies with which we most commonly compete include, among others, the following:

          .    AnswerThink;
          .    AppNet;
          .    Cysive;
          .    iXL Enterprises;
          .    Predictive Systems;
          .    Proxicom;
          .    Sapient;
          .    US Interactive;
          .    USWeb/CKS; and
          .    Xceed.

          Of these companies with which we most commonly compete, several have moved into the full-service e-solutions market by expanding specific core disciplines, which include network engineering and creative design, while others are start-ups that have been built upon a full-service solutions delivery model.

          Customers also often call upon us to perform individual specialized services from our portfolio, which includes information security, network performance enhancements, and enterprise application integration. In these cases, we frequently compete with the "Big 5" consulting firms such as Deloitte & Touche and Andersen Consulting.

          We believe that the principal competitive factors in the information technology services industry include:

          .    responsiveness to client needs;
          .    speed of project implementation;
          .    quality of service;
          .    price;
          .    project management capability; and
          .    technical expertise.

          The market for Contractors Resources MyBizOffice service offering is competitive and changing quickly. We expect that additional companies will emerge in this market and that competition will therefore intensify. Our competitors in this regard vary in size and in scope of services.

WE MUST RESPOND QUICKLY TO TECHNOLOGICAL DEVELOPMENTS, INTRODUCTIONS OF NEW COMPETITIVE PRODUCTS AND SERVICES, AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

          The information technology services industry is characterized by rapid technological developments, frequent introductions of new products and services, and evolving industry standards. In order to remain competitive in this rapidly evolving industry, we must continually improve the performance, features, and reliability of our services. We cannot assure you that we will be able to respond quickly, cost effectively, or sufficiently to any of these developments. Our inability to respond quickly to any such developments could cause us to lose substantial market share and could have a material adverse effect on our business, operating results, and financial condition.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

          Although we have streamlined our operations, our long-term success will depend in part on our ability to manage growth. If we are unable to hire a sufficient number of employees with the appropriate levels of experience to effectively manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.

OUR STOCK PRICE MAY BE SUBJECT TO SIGNIFICANT VOLATILITY.

          Our stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of our common stock in any given period. Additionally, we may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the fiscal quarter or following the end of the quarter; learning of these shortfalls late could result in an even more immediate and adverse effect on the trading of our common stock.

WE MAY BE LIABLE FOR LEGAL VIOLATIONS COMMITTED BY CONSULTANTS WE EMPLOY.

          Technical services firms face legal uncertainties, including the extent of liability for violations of employment and discrimination laws. Our liability can include violations of employment and discrimination laws committed by consultants we provide to our customers. We believe we comply in all material respects with all applicable rules, regulations, and licensing requirements.

WE MAY BE UNABLE TO SATISFY GUARANTEES THAT WE MAKE TO OUR CUSTOMERS DUE TO RAPID CHANGES IN OUR BUSINESS.

          Occasionally, we must guarantee to our customers that the integrated system that we are consulting on will operate properly when completed. Due to rapid changes in technology or other unforeseen developments, we may be unable to comply with our guarantees.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK AND WARRANTS WITH CONVERSION OR EXERCISE PRICES THAT FLUCTUATE BASED ON THE MARKET PRICE OF OUR COMMON STOCK. THE CONVERSION OF THESE PREFERRED SHARES OR WARRANTS COULD RESULT IN THE DILUTION OF YOUR OWNERSHIP INTEREST AND ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

          Class C Preferred Stock. To the extent that our stock price decreases and we do not exercise our right of redemption prior to conversion, the number of shares of our common stock to be issued upon conversion of our Class C Preferred Stock could increase significantly; the issuance of additional shares of common stock could substantially dilute your ownership interest and depress the price of our common stock. Additionally, the perceived risk of dilution from conversion of the Class C Preferred Stock may cause other shareholders to sell their shares before conversion or encourage short sales of our common stock; those sales could also place further downward pressure on the price of our common stock.

          The Class C Preferred Stock is convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion. The conversion of the outstanding Class C Preferred Stock on the basis of the 20 day average trading price of our common stock would result in the issuance of 7,731,092 shares of common stock if the average trading price had been calculated as of August 28, 2000. If this 20 day average trading price decreased by 75%, then the conversion of the outstanding Class C Preferred Stock would result in the issuance of 30,924,370 shares of common stock. The conversion of the Class C Preferred Stock into common stock may result in the sale of a significant number of shares of common stock into the market; these sales could decrease the price of our common stock. The rights and preferences of Class C Preferred Stock are discussed under "Description of Securities - Class C Preferred Stock."

          Series D Preferred Stock and Warrants. In some instances, the number of shares of common stock that we issue as payment of dividends on, or upon conversion of, the Series D Preferred Stock, or upon the exercise of warrants issued to the holders of the Series D Preferred Stock may be based in part upon the future market value of our common stock. To the extent the price of our common stock decreases, the number of shares of our common stock to be issued in satisfaction of dividends payable on the Series D Preferred Stock, upon conversion of the Series D Preferred Stock or upon exercise of the related warrants could increase significantly; this increase in the amount of stock could substantially dilute your ownership interest in us and depress the price of our common stock. Any of these events could also result in the sale of a significant number of shares of common stock into the market and could decrease the price of our common stock. Additionally, the perceived risk of dilution from the occurrence of any of these events may cause shareholders to sell their shares to avoid this dilution or encourage short sales of our common stock and could therefore place further downward pressure on the price of our common stock.

          As of August 28, 2000, the conversion of the outstanding Series D Preferred Stock at the fixed conversion price of $5.87 would result in the issuance of 1,753,238 shares of common stock. In certain instances, if the fixed conversion price is reduced by 75%, then the conversion of the outstanding Series D Preferred Stock would result in the issuance of 7,012,952 shares of common stock.

          The exercise price of the warrants that we issued on March 29, 2000 in connection with the issuance of the Series D Preferred Stock is $5.87. However, the exercise price could be reduced to an amount equal to 120% of the market price of our common stock on March 29, 2001 if this amount is less than the exercise price in effect immediately prior to that date. Upon this reduction in exercise price, the number of shares of common stock we must issue upon exercise of the warrants will increase without a corresponding increase in the amount of proceeds we will receive as a result of the exercise.

          If all of these warrants were exercised on August 28, 2000, we would be required to issue 1,165,644 shares of common stock. The closing price of our common stock on August 28, 2000 was $1.31 per share. If as of March 29, 2001, the price of our common stock remains at $1.31 per share, the exercise of these warrants would result in the issuance of 4,352,627 shares of common stock. If the price of our common stock were to decrease from this amount by 75%, then the exercise of these warrants would result in the issuance of 17,410,509 shares of common stock.

          The rights and preferences of Series D Preferred Stock and related warrants are discussed under "Selling Shareholders - Material Terms of Series D Preferred Stock and Related Warrants" and "Description of Securities - Series D Preferred Stock."

          Zanett prepaid warrants.

          In connection with a recent private placement, we issued to Zanett Lombardier, Ltd. and/or its affiliates or designees prepaid common stock purchase warrants to purchase an aggregate number of shares of common stock equal to $1,500,000 divided by the lower of

          .    $10; or

          . the amount obtained by multiplying the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise by 1, 0.85, 0.75 or 0.65, depending on how long the warrants have been outstanding.

          If the market value of our common stock decreases and the warrants remain outstanding until October 19, 2000, the number of shares of common stock to be issued upon exercise of these prepaid warrants could increase significantly and result in significant dilution in your ownership interest.

          The exercise of these prepaid warrants on the basis of the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on August 28, 2000 would have resulted in the issuance of 1,923,077 shares of common stock, based on the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on that date, or $1.04 per share. If the warrants are exercised after October 19, 2000 and the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period is decreased by 75%, then the exercise of the outstanding prepaid warrants would result in the issuance of 8,875,740 shares of common stock. The terms and conditions of the prepaid warrants are discussed under "Selling Shareholders - Material Terms of Warrants Issued to Zanett."

THE EXERCISE OF CERTAIN RIGHTS BY THE HOLDERS OF OUR PREFERRED STOCK AND WARRANTS COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR OWNERSHIP INTEREST AND ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

The conversion of Series D Preferred Stock and sales of common stock by our selling shareholders may depress the price of our common stock and substantially dilute your ownership interest.

          To the extent the Series D Preferred Stock is converted or dividends on the Series D Preferred Stock are paid in shares of common stock rather than cash, a significant number of additional shares of common stock may be sold into the market and could decrease the price of our common stock due to the additional supply of shares relative to demand in the market. If the sale of a large amount of shares of our common stock upon conversion of, or the payment of dividends in lieu of cash on, the Series D Preferred Stock results in a decline in the price of our common stock, this event could encourage short sales of our common stock. Short sales could place further downward pressure on the price of our common stock.

          The conversion of, and the payment of dividends in shares of common stock in lieu of cash on, the Series D Preferred Stock may result in substantial dilution to the interests of other holders of our common stock. Even though no selling shareholder may convert its Series D Preferred Stock if the conversion would make the selling shareholder the beneficial owner of more than 4.99% of our then outstanding common stock, this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling shareholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time.

We may be required to issue additional shares of our Series D Preferred Stock and warrants and thereby further reduce your ownership percentage in our common stock and dilute the value of your shares.

          At a conversion price of $5.87 per share, the Series D Preferred Stock and warrants would be convertible into approximately 3,165,015 shares, representing approximately 14.79% of the common stock that would be outstanding following the conversion, based upon the common shares outstanding on August 28, 2000. The number and percentage of shares into which the Series D Preferred Stock and warrants are convertible could increase if our stock price decreases and certain events resulting in the adjustment of the conversion or exercise price of the Series D Preferred Stock or the warrants occur. Further, if we do not obtain additional financing on certain terms by October 31, 2000, the holders of our Series D Preferred Stock and related warrants will be entitled to purchase additional shares of Series D Preferred Stock and warrants. Any of these events could significantly dilute your ownership interest in our common stock.

We may be required to delist our shares from Nasdaq if certain events occur, in which event trading in our shares and the price of our common stock would likely decrease substantially.

          The National Association of Securities Dealers imposes certain requirements on the issuance of securities of a company listed on the Nasdaq Stock Market at a price that fluctuates based on the future market value of the issuer. For instance, the issuer is required to obtain shareholder approval of an issuance of securities of this type if the number of securities to be issued could equal or exceed 20% of the issuer's outstanding listed securities. Also, the voting rights of holders of securities that are convertible into common stock based on the future stock price of the issuer cannot be disproportionate to their investment in the issuer. We believe that the issuances of our Series D Preferred Stock and the prepaid warrants comply with the NASD rules. For instance, our preferred stock and warrants do not have voting rights, except as required by law. Additionally, in order to ensure compliance with the shareholder approval requirement, we obtained shareholder approval for the issuance of shares of our common stock upon conversion of, or the payment of dividends on, the Series D Preferred Stock in excess of 19.99% of the number of outstanding shares of common stock on March 29, 2000, the date of issuance of the Series D Preferred Stock. Similarly, we are not obligated to issue shares of our common stock upon the exercise of the prepaid warrants in excess of 19.99% of the number of outstanding shares of common stock on the date of issuance of the prepaid warrants. There is no similar cap on the Class C Preferred Stock. Consequently, the issuance of our Class C Preferred Stock may not have complied with the NASD rules. We have not sought an interpretation or waiver from the NASD with respect to the compliance with the NASD rules of the issuance of the Class C Preferred Stock.

          If our stock price decreases and as a result, the number of shares of common stock issued upon conversion of or the payment of dividends on the Class C Preferred Stock or Series D Preferred Stock increases significantly, the NASD could find that we are in violation of its requirements for securities with conversion or exercise prices that fluctuate based on future stock price, particularly with respect to the prohibition on issuing securities which equal 20% or more of the outstanding securities without shareholder approval. One of the penalties the NASD could impose would be to delist our shares of common stock from the Nasdaq Stock Market in which event trading in our shares and the price of our common stock would likely decrease substantially.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING WARRANTS, OPTIONS AND SHARES OF PREFERRED STOCK THAT COULD ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK AND OUR ABILITY TO OBTAIN ADDITIONAL FUNDING.

     As of August 28, 2000, we had outstanding:

            . shares of Class A Preferred Stock that were immediately convertible into 80,597 shares of common stock;

            . shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted, would result in the issuance of 7,731,092 shares of common stock;


            . 10,000 shares of our Series D Preferred Stock outstanding and outstanding warrants that were convertible, together with unpaid dividends, into a total of 3,165,015 shares of common stock, at a conversion and exercise price of $5.87 per share;

            . prepaid warrants exercisable into 3,818,221 shares of common stock; and

            . other options and warrants to purchase an aggregate of 7,320,206 shares of our common stock at a weighted average exercise price of $4.82 per share.

     As of August 28, 2000, there were outstanding convertible preferred shares, warrants and options to acquire up to approximately 22,115,131 shares of common stock at prices ranging from $.94 to $13.875 per share. The exercise of all of the outstanding warrants, including the prepaid warrants, options and/or conversion of the outstanding convertible preferred stock, would dilute the then-existing shareholders' percentage ownership of our common stock, and any sales in the public market could adversely affect prevailing market prices for our common stock. Moreover, because the holders of outstanding warrants, options and preferred stock will likely exercise or convert these securities, our ability to obtain additional equity capital could be adversely affected because we probably could obtain any needed capital on terms more favorable than those provided by the conversion of these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises or conversions occur.

WE WILL BE PENALIZED IF WE FAIL TO REGISTER SHARES UNDERLYING OUR SERIES D PREFERRED STOCK, THE WARRANTS ISSUED TO THE HOLDERS OF OUR SERIES D PREFERRED STOCK, AND THE PREPAID WARRANTS, INCENTIVE WARRANTS AND PLACEMENT AGENT WARRANTS THAT WE ISSUED IN MARCH 2000.

     We will incur penalties and costs under the terms of the Series D Preferred Stock, the warrants issued to the holders of our Series D Preferred Stock, and the prepaid, incentive and placement agent warrants, all issued in the private placements in March 2000, if we are unable to register the shares of common stock issuable upon the conversion of the Series D Preferred Stock and the exercise of those warrants, or if we fail to maintain our listing on the Nasdaq SmallCap Market, the Nasdaq National Market, or other national securities exchanges.

FUTURE SALES OF RESTRICTED SHARES COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL.

     Future sales of common stock by our existing shareholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or have been, or are being registered pursuant to registration rights and we are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of the common stock prevailing from time to time.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE PREVIOUSLY ACQUIRED BUSINESSES.

     During 1998, we acquired substantially all of the assets of The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Keller Technology Group, Inc. and the consulting division of Applied Intelligence Group, Inc. In 1999, we acquired Dean Liles & Associates, Inc. We entered into the acquisitions with the expectation that the acquisitions would result in certain benefits for the combined businesses. Achieving the anticipated benefits of the acquisitions will depend in part upon whether the business operations and product offerings of the acquired companies can be integrated in an efficient and effective manner. This integration will require the dedication of management resources that may temporarily distract attention from our day-to-day business. The integration of facilities as well as the various functional departments has been partially accomplished. The full extent of the cost savings in operations is not known. If the integration does not result in the anticipated cost savings in operations, there may be an adverse effect on our results of operations and financial condition. A change in the anticipated integration of The PSS Group, Inc. resulted in the write-off in fiscal 1999 of approximately $1.8 million related to intangibles associated with its acquisition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR STRATEGY OF ACQUIRING OTHER
COMPANIES.

     We intend to look for complementary businesses to acquire so that we can strengthen and expand our core business. However, we may not be able to find any attractive candidates, or we may find that the acquisition terms proposed by potential acquisition candidates are not favorable to us. In addition, we may compete with other companies for these acquisition candidates, and that competition may make an acquisition more expensive for us. Similarly, instability in the U.S. securities markets and volatility in our stock price may make acquisitions with our stock more expensive. Accordingly, our acquisition strategy may not improve our overall business, financial condition, and results of operations and could weaken them.

     If we are able to identify and acquire one or more businesses, the integration of the acquired business or businesses may be costly and may result in a decrease in our revenues or a decrease in the value of our common stock for the following reasons, among others:

     . we may not adequately assess the risks inherent in a particular acquisition candidate or correctly assess the candidate's potential contribution to our financial performance;

     . we may need to divert more management resources to integration than we planned, and this diversion may adversely affect our ability to pursue other more profitable activities;

     . the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

     . we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates; and

     . an acquisition candidate may have liabilities or adverse operating issues that we failed to discover through our diligence prior to the acquisition.

Consequently, any acquisition by us may not improve our business, financial condition, and results of operations in either the short-term or long-term.

WE HAVE NEVER PAID AND DO NOT CURRENTLY INTEND TO PAY DIVIDENDS.

     We have never paid dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.

                          FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words, and include statements as to the intent, belief, or current expectations of Netplex and our directors, officers, and management with respect to future operations, performance or position of Netplex or which contain other "forward-looking" information. These forward-looking statements are predictions and are based on current information and expectation, and we assume no obligation to update these statements. When considering the forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated in this prospectus by reference. The risk factors noted in this prospectus and the other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus. If any warrants are exercised by selling shareholders for cash, we will receive proceeds equal to the exercise price of the warrants. We will use the net proceeds received upon the exercise of any warrants for general corporate purposes, including working capital.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NLX." The following table sets forth, for the periods indicated, inter-dealer prices from Nasdaq, without retail mark-up, markdown or commission and may not necessarily represent actual transactions:
                                                       High                Low
                                                       ----                ---
1998
----
1/st/ Quarter                                         $ 1.72            $0.81
2/nd/ Quarter                                           1.81             1.25
3/rd/ Quarter                                           1.81             1.09
4/th/ Quarter                                           1.44             0.88

1999
----
1/st/ Quarter                                         $ 3.50            $0.97
2/nd/ Quarter                                         $ 3.44            $2.44
3/rd/ Quarter                                         $ 3.38            $2.25
4/th/ Quarter                                         $11.62            $1.66

2000
----
1/st/ Quarter                                         $19.50            $9.13
2/nd/ Quarter                                         $10.56            $1.84


     On August 31, 2000, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $1.31 per share and, as of August 28, 2000, there were 158 shareholders of record.

                                 DIVIDEND POLICY

     We have never paid dividends on our common stock. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements and other factors.

                                CAPITALIZATION

     The following table describes our capitalization as of June 30, 2000, on an actual basis and as adjusted to give effect to:

     . the conversion of our Series D Preferred Stock, the exercise of the related warrants and the number of shares of common stock issuable in lieu of cash dividends payable on the Series D Preferred Stock over its entire term, based on a price of $1.18 per share, the applicable dividend conversion price as of August 28, 2000;

     . the conversion of the prepaid common stock purchase warrants issued to Zanett Lombardier, Ltd. and/or its affiliates or designees, as of August 28, 2000, the issuance of 78,000 shares of common stock issuable upon the exercise of the incentive warrants issued in connection with the Zanett prepaid warrants and the issuance of 39,000 shares of common stock issuable upon the exercise of incentive warrants issued to the placement agent and/or its designees in connection with the Zanett prepaid warrants;

     . the aggregate amount of shares of common stock issuable upon the exercise of the PMG warrant;

     . the aggregate number of shares of common stock issuable upon the exercise of warrants issued to TMP Interactive, Inc.;

     . the aggregate amount of shares of common stock issuable upon the exercise of the warrant issued to Silicon Valley Bank; and

     . the aggregate amount of shares of common stock issuable upon the exercise of the warrant issued to Roseland II, LLC.

     When you read this table, it is important that you also read "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes.

                                                                                      June 30, 2000
                                                                                     Actual     As Adjusted
Long term debt                                                             $        195,504   $       195,504
Redeemable - Preferred Stock-Series D Cumulative $.01 par value; 15,000 shares authorized; 10,000 shares issued and outstanding at June 30,
2000; no shares issued and outstanding, as adjusted and prepaid            $     10,800,000   $             0
warrants
Stockholders' equity:
   Preferred Stock:
        Class A, $.01 par value, liquidation preference of $4.00 per  share;
          2,000,000 shares authorized; 80,597 shares issued and outstanding
          at June 30, 2000 and as adjusted                                              805               805
        Class C, $.01 par value; liquidation preference of $3.50 per share; 2,500,000 shares authorized; 1,500,000 shares issued
          and outstanding at June 30, 2000 and as adjusted                           15,000            15,000
    Common Stock, $.001 par value, 40,000,000 shares authorized;
     18,238,284 shares issued and outstanding at June 30, 2000;
     27,908,167 shares issued and outstanding, as adjusted (1)                       18,238            27,908

   Additional paid in capital                                                    24,069,949        57,690,760

   Accumulated deficit                                                          (22,566,707)    (22,566,707)
                                                                          ----------------- ---------------
     Total stockholders' equity                                                   1,537,285      35,167,766
                                                                          ----------------- ---------------
     Total Capitalization                                                 $      12,532,789 $    35,363,270
                                                                          ================= ===============


(1) The actual and as adjusted amounts exclude the following outstanding securities as of August 28, 2000:

     . shares of convertible Class A Preferred Stock that are immediately convertible into 80,597 shares of common stock;

     . shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted, would result in the issuance of 7,731,092 shares of common stock;

     .    prepaid warrants exercisable into 1,895,144 shares of common stock;
          and

     . other options and warrants to purchase an aggregate of 3,938,206 shares of our common stock at a weighted average exercise price of $2.21 per share.

                             SELLING SHAREHOLDERS

Holders of Series D Preferred Stock

     An aggregate of ten thousand (10,000) shares of Series D Preferred Stock and related warrants were sold to HFTP Investment L.L.C., Fisher Capital Ltd. and Wingate Capital Ltd. pursuant to a securities purchase agreement dated March 28, 2000, as amended. The shares of common stock being offered by these selling shareholders are issuable:

          .    upon conversion of the Series D Preferred Stock,
          .    as dividends on the Series D Preferred Stock, or
          .    upon exercise of the related warrants.

     We determined the number of shares of common stock to be offered for resale by the selling shareholders holding Series D Preferred Stock by agreement with them and in order to adequately cover the number of shares required. Our calculation of the number of shares to be offered for resale is based on

          . with respect to the Series D Preferred Stock, a conversion price of $5.87 per share, which represents 120% of the average of the dollar volume-weighted average prices of the common stock for the 30 consecutive trading days beginning on and including April 4, 2000; and

          . with respect to the related warrants, a price of $4.89 per share, which represents the average of the dollar volume-weighted average price of the common stock on the Nasdaq SmallCap Market for the 30 consecutive trading days beginning on and including April 4, 2000.

The foregoing calculations are not intended to constitute a prediction as to the number of shares of common stock into which these warrants will be executed.

     In accordance with the terms of a Registration Rights Agreement with the holders of the Series D Preferred Stock, this prospectus covers the resale of

          . 175% of the number of shares of common stock issuable upon conversion of the Series D Preferred Stock, determined as if the Series D Preferred Stock were converted in full at the conversion price of $5.87, plus

          . 175% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series D Preferred Stock over its entire term, plus

          . 175% of the number of shares of common stock issuable upon exercise of the related warrants.

See "Selling Shareholders--Material Terms of Series D Preferred Stock and Related Warrants--Registration Rights Agreement."

Zanett

     The common stock offered by this prospectus also includes up to

          . 4,437,870 shares of common stock issuable upon the conversion of $1,500,000 of prepaid common stock purchase warrants sold to Zanett Lombardier, Ltd. and/or its affiliates or designees in connection with a recent private placement,

          . 78,000 shares of common stock issuable upon the exercise of the incentive warrants issued in connection with the Zanett prepaid warrants, and

          . 39,000 shares of common stock issuable upon the exercise of incentive warrants issued to the placement agent and/or its designees in connection with the Zanett prepaid warrants.

Our calculation of the number of shares to be offered for resale in connection with the Zanett prepaid warrants is based on an exercise/conversion of $0.78 per share, the amount obtained by multiplying a percentage, which decreases over time and is described in the warrants, by the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding August 28, 2000.

         In the case of the shares of common stock underlying the Zanett prepaid, incentive and placement agent warrants, there may be changes in the number of shares offered hereby due to changes in the exercise/conversion price of those warrants in accordance with the terms of the warrants. This calculation is not intended to constitute a prediction as to the number of shares of common stock into which these warrants will be exercised. Moreover, in the case of the shares of common stock underlying the Zanett prepaid warrants, the number of shares of common stock owned and offered for sale hereby represents a good faith estimate of the number of shares of common stock issuable upon conversion of or otherwise with respect to the Zanett prepaid warrants, based on an exercise/conversion price of $0.78 per share, the applicable price as of August 28, 2000.

TMP Interactive, Inc., Pennsylvania Merchant Group, Roseland II L.L.C. and Silicon Valley Bank

      The common stock offered by this prospectus also includes:

      . 3,000,000 shares of common stock issuable upon the exercise of warrants issued to TMP Interactive, Inc. in connection with a co-branded services arrangement we entered into with one of our subsidiaries and TMP Interactive, Inc. in May 2000;

      . 250,000 shares of common stock issuable upon the exercise of the warrant issued to Pennsylvania Merchant Group in connection with an investment banking arrangement we have with it;

      . 15,000 shares of common stock issuable upon the exercise of the warrant issued to Roseland II L.L.C. in connection with a leasing arrangement; and

     . 75,000 shares of common stock issuable upon the exercise of the warrant we issued to Silicon Valley Bank in connection with our line of credit.

     The following table sets forth:

          .    the name of each selling shareholder;

          . the number of shares of outstanding common stock beneficially owned by each selling shareholder as of August 28, 2000;

          . the aggregate number of shares of common stock that each selling shareholder may offer and sell for its account under this prospectus; and

          . to our knowledge and assuming that all of the shares of common stock offered under this prospectus are sold, the aggregate number of shares of common stock and the percentage of outstanding shares of common stock to be beneficially owned by each selling shareholder upon completion of the offering made under this prospectus.

The second column of the table below lists, for each selling shareholder holding Series D Preferred Stock, the number of shares of common stock (based on its ownership of Series D Preferred Stock and related warrants) that are issuable to those selling shareholders as of August 28, 2000, assuming conversion of all Series D Preferred Stock and accrued dividends and the exercise of all warrants held by each selling shareholder on that date, without regard to any limitations on conversions or exercise. With respect to each selling shareholder holding Zanett prepaid warrants, the second column lists the number of shares of common stock that are issuable to those selling shareholders as of August 28, 2000, assuming conversion of all prepaid warrants on that date. Because conversion of the Series D Preferred Stock is based on a formula that depends on the number of days that have elapsed since the last payment, if any, of accrued dividends to holders of Series D Preferred Stock and because conversion of the Zanett prepaid warrants is based on a formula that fluctuates with the trading price of our common stock and the length of time the warrants remain outstanding, the number of shares that will actually be issued upon conversion may vary from the 15,498,907 shares being offered by this prospectus and the numbers listed in the second column may fluctuate from time to time. The third column lists each selling shareholder's portion of the 15,498,907 shares of common stock being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by each selling shareholder.

     To our knowledge, except for the ownership of preferred stock and warrants and as otherwise indicated below, none of the selling shareholders has had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates. We are registering shares of our common stock in order to permit the selling shareholders to offer these shares for resale from time to time. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."




                                                                         Number of           Shares Beneficially
                                                                         Shares                     Owned
Name of Selling                  Number of Shares Beneficially           Offered
Security Holder                  Owned Prior to Offering (1)             Hereby                After Offering (2)
---------------                  ---------------------------             ------                ------------------
                                                                                                Number       Percentage
                                                                                                ------       ----------
HFTP Investment L.L.C. (3)              1,076,105  (4)               2,552,435                     0              0
Fisher Capital Ltd. (5)                 1,357,791  (6)               3,220,572                     0              0
Wingate Capital Ltd. (5)                  731,119  (7)               1,734,154                     0              0
TMP Interactive, Inc.                   1,000,000  (8)               3,000,000 (9)                 0              0
Zanett Lombardier, Ltd. (10)            2,113,905 (11)               4,349,112               229,290              *
Zanett Lombardier Master Fund, LP          76,440 (12)                  76,440                     0              0
Pennsylvania Merchant Group               175,000 (13)                 250,000 (14)                0              0
Stephen Turner                            290,746 (15)                  34,882 (16)          255,864            1.4
J. Craig Jones                            125,885 (17)                  24,426 (16)          101,459              *
David McCarthy (10)                        52,453 (18)                 102,748                     0              0
Claudio Guazzoni (10)                      56,870 (19)                  12,431 (20)           44,439              *
Samuel Milbank (10)                        17,732 (21)                   8,288 (22)            9,444              *
Augie LaTorre (10)                         27,233 (23)                   5,850 (24)           21,383              *
Stephen McBryde                            23,936                        3,046 (16)           20,890              *
Timothy Shelton                            23,936                        3,046 (16)           20,890              *
William Bell                               55,743                        3,594 (16)           52,149              *

David Turner                18,643          2,882 (16)     15,761           *
Robert Gladstone            12,500 (25)    12,500 (25)          0           0
David Nussbaum              12,500 (25)    12,500 (25)          0           0
Roseland II L.L.C.          15,000 (26)    15,000 (26)          0           0
Silicon Valley Bank         75,000 (27)    75,000 (27)          0           0
_______________________


  * Less than one percent of the common stock outstanding.

(1) Unless otherwise indicated in this section of the prospectus, the selling shareholders have sole voting power and investment power with respect to all shares listed as owned by the selling shareholders. Under our amended Certificate of Incorporation and under the terms of the warrants, the selling shareholders holding Series D Preferred Stock, HFTP Investment L.L.C., Fisher Capital Ltd and Wingate Capital Ltd., may not convert Series D Preferred Stock or exercise the related warrants, respectively, to the extent the conversion or exercise would cause their respective beneficial ownership of our common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock or unexercised warrants) to exceed 4.99% of the outstanding shares of our common stock. The number of shares in the second column does not reflect this limitation.

(2) Assumes that the selling shareholders sell all of the shares offered in this offering.

(3) Promethean Investment Group, LLC, a New York limited liability company, serves as investment advisor to HFTP Investment, L.L.C. and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. HFTP is not a registered broker-dealer. HFTP, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(4) Includes up to 596,101 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $5.87, 83,685 shares of common stock issuable upon conversion of dividends accrued through August 28, 2000 and up to 396,319 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by HFTP Investment, L.L.C. However, in accordance with the beneficial ownership limitation described in footnote 1 above, HFTP Investment, L.L.C. may not convert its Series D Preferred Stock or exercise the related warrants to the extent that the result of the conversion or exercise exceeds 957,911 shares of common stock.

(5) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. and consequently has voting control and investment discretion over securities held by Citadel, Fisher and Wingate. Kenneth C. Griffin indirectly controls Citadel. The ownership information for each of Citadel, Fisher and Wingate does not include ownership information for any of the others. Citadel, Kenneth
         C. Griffin and each of Citadel, Fisher and Wingate disclaims ownership of the shares held by any of the others. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.


(6) Includes up to 752,139 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $5.87, 105,591 shares of common stock issuable upon conversion of dividends accrued through August 28, 2000 and up to 500,061 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by Fisher Capital Ltd. However, in accordance with the beneficial ownership limitation described in footnote 1 above, Fisher Capital Ltd may not convert its Series D Preferred Stock or exercise the related warrants to the extent that the result of the conversion or exercise exceeds 957,911 shares of common stock.

(7) Includes up to 404,998 shares of common stock issuable upon conversion of the Series D Preferred Stock at a conversion price of $5.87, 56,857 shares of common stock issuable upon conversion of dividends accrued through August 28, 2000 and up to 269,264 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by Wingate Capital Ltd.
(8) Shares beneficially owned consist of 2,000,000 shares of common stock issuable upon the exercise of a TMP warrant (at an exercise price of $9.00, subject to certain adjustments as stated therein), which expires May 2, 2003 and is not presently exercisable except under conditions as set forth in the warrant.
(9) Consists of those shares discussed in footnote 8 above and 1,000,000 shares of common stock issuable upon the exercise of a TMP warrant (at an exercise price of $6.00, subject to certain adjustments as stated therein), which expires May 2, 2003 and is currently exercisable.
 (10) Under the terms of the prepaid, incentive and placement agent warrants issued to Zanett and/or its affiliates or designees and except under certain circumstances, none of the selling shareholders is entitled to exercise those warrants to the extent that exercise would cause the selling shareholder to beneficially own more than 4.99% of the total outstanding common stock of the Company, excluding for purposes of such determination shares of common stock issuable upon exercise of warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.

 (11) Shares beneficially owned consist of 1,884,615 shares of common stock issuable upon the exercise of the Zanett prepaid warrants, based on an exercise price of $1.04 and 229,290 shares of common stock issuable upon the exercise of prepaid warrants issued in April, 1998, based on an exercise price of $0.68. Pursuant to the terms of the prepaid warrants issued in April, 1998, the selling shareholder has the right to purchase shares of common stock at an exercise price equal to the lower of (A) $1.47 and (B) the amount obtained by multiplying 65% by the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise.
(12) Shares beneficially owned consist of 76,440 shares of common stock issuable upon the exercise of the Zanett incentive warrants, which expire March 22, 2005.
(13) Shares beneficially owned consist of shares of common stock issuable upon the exercise of the PMG warrant, which expires October 21, 2004. Currently, the PMG warrant is exercisable for 175,000 shares of common stock.
(14) Consists of those shares discussed in footnote 13 above and 75,000 shares of common stock issuable upon exercise of the PMG warrant after October 21, 2000 if the conditions described in the warrant are met.
(15) Includes 8,333 shares of common stock issuable upon the exercise of employee stock options.
(16) Includes shares of common stock issued in February 2000 pursuant to the amendment of the Agreement of Merger between one of our subsidiaries and the shareholders of Automated Business Systems of North Carolina, Inc. and Kellar Technology Group.
(17) Includes 16,666 shares of common stock issuable upon the exercise of employee stock options.

(18) Consists of 38,462 shares of common stock issuable upon the exercise of the Zanett prepaid warrants, based on an exercise price of $1.04, 1,560 shares of common stock issuable upon the exercise of the Zanett incentive warrants and 12,431 shares of common stock issuable upon the exercise of the Zanett placement agent warrants.
(19) Shares beneficially owned consist of those discussed in footnote 20 below, 27,483 shares of common stock issuable upon the exercise of other incentive warrants issued in connection with various private placements and 16,956 shares of common stock.
(20) Shares to be sold in this offering consist of 12,431 shares of common stock issuable upon the exercise of the Zanett placement agent warrants, which expire March 22, 2005.
(21) Shares beneficially owned consist of those discussed in footnote 22 below and 9,444 shares of common stock issuable upon the exercise of other incentive warrants issued in connection with the private placement in April 1998.

(22) Shares to be sold in this offering consist of 8,288 shares of common stock issuable upon the exercise of the Zanett placement agent warrants, which expire March 22, 2005.
(23) Shares beneficially owned consist of those discussed in footnote 24 below and 21,383 shares of common stock.
(24) Shares to be sold in this offering include 5,850 shares of common stock issuable upon the exercise of the Zanett placement agent warrants, which expire March 22, 2005.
(25) Consists of shares of common stock issued to the selling shareholder in December 1999. These shares were issued upon exercise of certain restricted warrants which were originally issued in 1996 to certain Class A preferred shareholders and subsequently transferred to the selling shareholder.
(26) Consists of 15,000 shares of common stock issuable upon exercise of the Roseland II L.L.C. warrant at an exercise price of $7.72.
(27) Consists of 75,000 shares of common stock issuable upon exercise of the Silicon Valley Bank warrant at an exercise price of $6.00.

Material Terms of Series D Preferred Stock and Related Warrants

Securities Purchase Agreement, as amended, for Series D Preferred Stock


         General. On March 28, 2000, we entered into a securities purchase agreement, which was subsequently amended, with certain of the selling shareholders pursuant to which we sold 10,000 shares of our Series D Preferred Stock for an aggregate purchase price of $10,000,000. In addition, as further consideration for this purchase, we entered into warrant agreements with the purchasers of our Series D Preferred Stock pursuant to which we issued warrants to purchase up to an aggregate of 1,165,644 shares of our common stock. These warrants are exercisable for a period of three years. The net proceeds of the offering, after expenses, were approximately $9.5 million.

         The rights of the holders of our Series D Preferred Stock are set forth in our amended Certificate of Incorporation and are summarized under "Description of Securities--Series D Preferred Stock."

         Call Option. The securities purchase agreement, as amended, provides the holders of our Series D Preferred Stock with a call option to purchase an aggregate of 5,000 additional shares of the Series D Preferred Stock and related warrants at an aggregate purchase price of $5,000,000 if we do not obtain additional financing on the terms described below. This call option will be triggered if:

          . on or prior to October 31, 2000, we have not publicly disclosed, either through a press release or a Form 8-K, that our subsidiaries have completed a sale of common stock or equity securities convertible into common stock which resulted in net proceeds to the subsidiaries of at least $7,000,000 and which does not include or involve the exercise, conversion or exchange of any securities or rights outstanding on April 30, 2000 and is not pursuant to any agreement that we entered into prior to April 30, 2000;

          . on or prior to October 31, 2000, we have not publicly disclosed, either through a press release or a Form 8-K, that we or our subsidiaries have received net proceeds of at least $5,000,000 from a sale of common stock or equity securities convertible into common stock which does not involve the exercise, conversion or exchange of any securities or rights outstanding on April 30, 2000 and is not pursuant to any agreement that we entered into prior to April 30, 2000, so long as the subsidiaries make payments to us of at least $5,000,000 on or before October 31, 2000 if the sale of equity securities is completed by them; or


          . at any time after the earlier of the date that we filed our Form 10-Q for the three months ended June 30, 2000 or August 14, 2000, the new credit facility that we obtain with a bank providing immediately available funds of at least $5,000,000 on commercially reasonable terms is no longer effective and available unless a new credit facility providing immediately available funds of at least

           $5,000,000 and on terms that are no less favorable to us is effective and available.

     This call option survives for a term of two years after the date on which it is triggered under the terms of the securities purchase agreement. The Series D Preferred Stock purchased in connection with the exercise of the call option will have the same rights and preferences as the Series D Preferred Stock currently outstanding, except that the maturity date will be two years after the issuance of the shares and the applicable conversion price will be 120% of the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the date the holder becomes entitled to exercise the call option.

     In addition, any holder that exercises this call option to purchase additional shares of Series D Preferred Stock will also receive, for each share of Series D Preferred Stock purchased, warrants to purchase shares of common stock equal to:

          .    $570, divided by
          .    the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the date the holder becomes entitled to exercise the call option.

     These warrants will be exercisable for common stock at an exercise price of 120% of the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the date the call option is triggered and will be exercisable for a period of three years.

Warrant Agreements

     In connection with the sale of the Series D Preferred Stock, we entered into warrant agreements with the purchasers of the Series D Preferred Stock pursuant to which we issued warrants to purchase up to 1,165,644 shares of our common stock. The exercise price of these warrants is $5.87 per share, which represents 120% of the dollar volume-weighted average price for our common stock on the Nasdaq SmallCap Market for the 30 consecutive trading days beginning on and including April 3, 2000. These warrants expire on March 29, 2003.

     If we issue common stock or securities that can be exchanged or converted into common stock at a price less than the exercise price then in effect for the warrants, then the exercise price will be reduced to the purchase price per share of the additional common stock or securities issued, subject to certain exceptions. Additionally, if we declare or make any dividend or other distribution of our assets to the holders of our common stock, then the exercise price of the warrants will be reduced to the price determined by multiplying the exercise price by a fraction that is calculated based on the value of the distribution and the market price of our common stock. Also, the exercise price of these warrants could be reduced to an amount equal to 120% of the market price of our common stock on the date that is one year after the date we issued the warrants if this amount is less than the exercise price in effect immediately prior to that date.

Limitation on Conversion of Series D Preferred Stock and Exercise of Warrants

     No holder of shares of the Series D Preferred Stock may convert its shares if the conversion would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock excluding for purposes of this determination shares of common stock issuable upon conversion of Series D Preferred Stock which have not been converted and upon exercise of warrants which have not been exercised.

Registration Rights Agreement

     We have entered into a registration rights agreement with the holders of the Series D Preferred Stock pursuant to which we agreed to prepare and file a registration statement within 120 days of the closing of the sale of the Series D Preferred Stock. The registration statement must register for resale at least 175% of the number of shares of common stock issuable upon conversion and/or exercise of the Series D Preferred Stock and warrants. Subject to the terms of the registration rights agreement, we will pay all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registration, filing or qualification of the common stock underlying the Series D Preferred Stock and warrants, including listing, accounting, printing and attorney's fees.

     The registration rights agreement also requires us to prepare additional registration statements covering the resale of the common stock issuable upon conversion and/or exercise of the additional Series D Preferred Stock and related warrants that are purchased in connection with the call option included in the securities purchase agreement, as amended. We must file these additional registration statements within 30 days after the applicable closing relating to the purchase of additional Series D Preferred Stock and related warrants. Each additional registration statement prepared in connection with the purchase of the additional shares and warrants must register for resale at least 175% of the number of shares of common stock issuable upon conversion and/or exercise of the additional Series D. Preferred Stock and related warrants. We must use our best efforts to cause such additional registration statement(s) to be declared effective by the SEC no later than 120 days after the applicable closing of the purchase of such additional shares and warrants. If we do not file these registration statements, or the SEC does not declare them effective, within the applicable time periods described in the registration rights agreement, we will have to pay a cash penalty to the holders of the Series D Preferred Stock and warrants, and the holders could require us to redeem the Series D Preferred Stock and could convert the warrants into shares of common stock in a cashless exercise pursuant to a formula described in the warrant agreements.

Placement Agent

     The placement agent for the sale of the Series D Preferred Stock was J.C. Bradford & Co., LLC. Under the terms of the placement agreement, J.C. Bradford acted as our exclusive agent in connection with the financing transaction, contacted and solicited interest from investors who purchased Series D Preferred Stock and assisted in the negotiation of the structure of the transaction. J.C. Bradford received a placement fee equal to 5% of the funds raised, or $500,000.

Material Terms of Warrants Issued to Zanett

Prepaid Warrants

     In connection with a recent private placement, we issued to Zanett Lombardier Ltd. and/or its affiliates or designees prepaid common stock purchase warrants to purchase an aggregate number of shares of common stock equal to $1,500,000 divided by the lower of

     .    $10, or

     . the amount obtained by multiplying the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise by 1, 0.85, 0.75 or 0.65, depending on how long the warrants have been outstanding.

     These prepaid warrants are exercisable at any time. No holder of the prepaid warrants may exercise the warrants if exercise would result in the holder becoming the beneficial owner of more than 4.99% of our then outstanding common stock. We are not obligated to issue any shares of common stock upon exercise of any prepaid warrants if as a result of exercise, the aggregate number of shares of common stock issued upon exercise of the prepaid warrants would equal or exceed 20% of the amount of our common stock outstanding on the date the prepaid warrants were exercised.

     There are some events of default under the prepaid warrants, including:

     . our failure to deliver shares of common stock upon a proper request to exercise the warrants under the terms of the prepaid warrant agreements,

     . our failure to file and have declared effective registration statements covering the resale of the common stock issued on exercise of the prepaid warrants required under a registration rights agreement we have entered into with the holders of the prepaid warrants,

     .    the sale of substantially all of our assets, or

     . the consummation of certain other transactions resulting in a change in control of Netplex.

     We will be required to pay cash penalties to the holders of the prepaid warrants if an event of default occurs.

     Additionally, the exercise price of the prepaid warrants will be adjusted upon the occurrence of certain events, including:

     .    stock splits,

     . payment of stock dividends or other distributions to the holders of our common stock, and

     . the issuance of securities that are convertible or exchangeable into our common stock at a conversion or exchange rate that is based on a discount of the market price of our common stock at the time of conversion or exercise.

     If the market value of our common stock decreases and the warrants remain outstanding until October 19, 2000, the number of shares of common stock to be issued upon exercise of these prepaid warrants could increase significantly and result in significant dilution in your ownership interest.

     The exercise of these prepaid warrants on the basis of the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on August 28, 2000 would have resulted in the issuance of 1,923,077 shares of common stock, based on the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on that date, or $1.04 per share. If the warrants are exercised after October 19, 2000 and the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period is decreased by:

     . 25%, then the exercise of the outstanding prepaid warrants would result in the issuance of 2,958,580 shares of common stock;

     . 50%, then the exercise of the outstanding prepaid warrants would result in the issuance of 4,437,869 shares of common stock; and

     . 75%, then the exercise of the outstanding prepaid warrants would result in the issuance of 8,875,740 shares of common stock.

Incentive and Placement Agent Warrants

     We also issued to Zanett Lombardier Ltd. and/or its affiliates or designees incentive warrants to purchase up to 78,000 shares of our common stock in connection with the issuance of the prepaid warrants and placement agent warrants to The Zanett Securities Corporation to purchase up to 39,000 shares of our common stock in consideration for its services as the placement agent in the private placement. The incentive and placement agent warrants are exercisable for a period of five years after their issuance at an exercise price of $13.875 per share and $10.00 per share, respectively.

     The exercise price of the incentive and placement agent warrants will be adjusted upon the occurrence of certain events, including:

     .    stock splits,

     . payment of stock dividends or other distributions to the holders of our common stock, and

     . the issuance of securities that are convertible or exchangeable into our common stock at a conversion or exchange rate that is based on a discount of the market price of our common stock at the time of conversion or exercise.

     Under the terms of our placement agency agreement with Zanett Securities Corporation, we paid Zanett approximately $182,000 as a placement fee, as well as the placement agent warrants, for assisting us, on a best efforts basis, in finding qualified investors to participate in the private placement.

Registration Rights Agreement

     We have entered into a registration rights agreement with the holders of the prepaid, incentive and placement agent warrants pursuant to which we agreed to prepare and file a registration statement. The registration statement must register for resale at least 200% of the number of shares of common stock issuable upon exercise of the prepaid warrants and at least 100% of the number of shares of common stock issuable upon exercise of the incentive and placement agent warrants. Subject to the terms of the registration rights agreement, we will pay all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registration, filing or qualification of the common stock underlying the warrants, including listing, accounting, printing and attorney's fees.

     If we do not file these registration statements, or the SEC does not declare them effective, within 105 days of the closing of the sale of the prepaid, incentive and placement agent warrants, we will have to pay a cash penalty to the holders of the prepaid, incentive and placement agent warrants.

Dilution Upon Certain Decreases in Our Stock Price

     The following table illustrates the effect that a 25%, 50% and 75% decline in the price of our common stock, as determined on August 28, 2000, would have on the number of shares of common stock issuable upon conversion of our outstanding Class C Preferred Stock and the Series D Preferred Stock and upon exercise of the outstanding warrants issued to holders of the Series D Preferred Stock and the prepaid common stock purchase warrants being registered in connection with this prospectus.

         The numbers in this table are not intended to constitute a prediction as to the number of shares of common stock into which the outstanding Class C Preferred Stock and Series D Preferred Stock may be converted and into which the outstanding Series D Preferred Stock and prepaid warrants may be exercised. The number of shares of common stock to be issued upon the conversion of the Class C Preferred Stock and Series D Preferred Stock and the exercise of the Series D Preferred Stock and prepaid warrants is dependent on a number of variables that are different for each security and that we cannot know at this time, including the future price of our common stock, the time at which the preferred stock or warrants are converted or exercised, and our failure to take certain actions in the future. As a result, rather than a prediction, the numbers in the table below are intended solely to illustrate the impact that decreases in the market value of our common stock may have on the number of shares of common stock to be issued upon the conversion of the Class C Preferred Stock and Series D Preferred Stock and the exercise of the Series D Preferred Stock and prepaid warrants, assuming that all other factors remain constant.

-------------------------------------------------------------------------------------------------------------------------
                          Shares of          Shares of           Shares of          Shares of
                        Common Stock        Common Stock       Common Stock        Common Stock
                         Issuable on        Issuable on         Issuable on        Issuable on
                        Conversion of      Conversion of        Exercise of        Exercise of
                           Class C            Series D       Series D Warrants   Prepaid Warrants
                       Preferred Stock    Preferred Stock                                                 Total
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Price determined as
of August 28, 2000        7,731,092          1,753,238           4,352,627          1,923,077          15,760,034
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
25% decline in the
price determined as      10,308,123          2,337,650           5,803,503          2,564,103          21,013,379
of August 28, 2000
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
50% decline in the
price determined as      15,462,185          3,506,476           8,705,254          3,846,154          31,520,069
of August 28, 2000
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
75% decline in the
price determined as      30,924,370          7,012,952          17,410,509          7,692,308          63,040,139
of August 28, 2000
-------------------------------------------------------------------------------------------------------------------------

In addition to the factors identified above, this table is subject to the following:

     . As noted elsewhere in this prospectus, the Class C Preferred Stock is convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion. The table assumes that the conversion of the outstanding Class C Preferred Stock could occur on August 28, 2000. The 20 day average trading price of our common stock immediately prior to August 28, 2000 was $1.19 per share. Declines of 25%, 50% and 75% in this price would result in 20 day average trading prices of $0.89, $0.60 and $0.30 per share, respectively. You should note that no selling shareholder holds any Class C Preferred Stock. See "Description of Securities -Preferred Stock - Class C Preferred Stock."

     . The conversion price of the Series D Preferred Stock is fixed at $5.87. However, if we were to take certain actions, the conversion price could decrease if there was a corresponding decrease in the market price of our common stock. The numbers in the table reflect decreases of 25%, 50% and 75% in the conversion price of $5.87 as of August 28, 2000 to $4.40, $2.94 and $1.47, respectively. For purposes of illustrating the impact that a decrease in the price of our common stock could have on the conversion price, we have assumed that all factors other than the conversion price, including any additional amount based on a 7% return on the amount paid for the Series D Preferred Stock, are the same. You should note that the table does not account for any shares of common stock that we may issue in satisfaction of dividends payable on the Series D Preferred
          Stock.

     . The warrants that we issued in connection with the issuance of the Series D Preferred Stock have an exercise price of $5.87. However, the exercise price could be reduced to an amount equal to 120% of the market price of our common stock on March 29, 2001 if this amount is less than the exercise price in effect immediately prior to that date. Upon this reduction in exercise price, the number of shares of common stock we must issue upon exercise of the warrants will increase. The closing price of our common stock on August 28, 2000 was $1.31. If as of March 29, 2001, the price of our common stock remains at $1.31 per share, the exercise of these warrants would result in the issuance of 4,352,627 shares of common stock. The foregoing table reflects decreases of 25%, 50% and 75% of the reduced exercise price based upon the price of our common stock as of August 28, 2000, resulting in adjusted exercise prices of $0.98, $0.66 and $0.33 per share, respectively.

     . We issued to Zanett Lombardier Ltd. and/or its affiliates or designees prepaid common stock purchase warrants to purchase an aggregate number of shares of common stock equal to $1,500,000 divided by the lower of
          (A) $10 or (B) the amount . obtained by multiplying the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise by 0.75, which number is subject to reduction at certain times in the future. The average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on August 28, 2000 was $1.04 per share. Decreases of 25%, 50% and 75% in this average price would result in average prices of $0.78, $0.52 and $0.26 per share, respectively.

Material Terms of Warrants Issued to TMP

Co-branded Services Agreement

         We have issued warrants to purchase up to 3,000,000 shares of common stock to TMP Interactive, Inc. in connection with a co-branded services arrangement one of our subsidiaries and TMP Interactive, Inc. entered into in May 2000. Under the terms of this two-year arrangement with TMP Interactive, Inc., the parent of TMP Worldwide, Inc., whose global online career site and flagship brand is Monster.com, Contractors Resources MyBizOffice service is now a co-branded component of the Monster Talent Market, an online auction-style marketplace for independent professionals. For additional information regarding MyBizOffice, see "Business." Contractors Resources will create and host a co-branded website which may be accessed from the Monster Talent Market and Monster.com. As a result of this co-branded website, MyBizOffice will be positioned within the Monster Talent Market as the primary provider of e-office services and the Monster Talent Market will be positioned within mybizoffice.com as the primary provider of online career information, project search tools, resume and profile building and search tools, and project listing and resume data for contract talent. We agreed to guarantee Contractors Resources' obligations under the agreement. However, this guarantee obligation, as well as any other of our obligations under the agreement, terminate upon the initial public offering of the Contractors Resources' securities.

Warrant Agreements

     The warrants we issued to TMP Interactive, Inc. in connection with the co-branded services arrangement are exercisable for a period of three years after the date they were issued. The exercise price for the warrants to purchase up to 2,000,000 shares of common stock is $9.00 per share. The exercise price for the remaining warrants to purchase up to 1,000,000 shares of common stock is $6.00 per share.

     The exercise price of these warrants will be adjusted upon the occurrence of certain events, including stock splits, payment of stock dividends or other distributions to the holders of our common stock, and the reclassification of our common stock or recapitalization.

     The warrants that we issued to TMP Interactive provide the holders with the right to have the shares of common stock issuable upon exercise of the warrants included in certain registration statements we file. Also, the holders of 25% or more of the warrants may request on one occasion that we file a registration statement covering the shares of common stock issuable upon the exercise of their warrants. In lieu of effecting these registrations, we may purchase the securities that are requested to be registered at a price per share equal to the difference between 95% of the last sales price of the common stock on the day the request for registration is made and the exercise price then in effect. Subject to the terms of the warrant, we will pay all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registration, filing or qualification of the common stock underlying the warrants, including listing, accounting, printing and attorney's fees.

Material Terms of Warrants Issued to Pennsylvania Merchant Group

     The common stock offered by this prospectus also includes 250,000 shares of common stock issuable upon the exercise of the warrant issued to Pennsylvania Merchant Group ("PMG") in connection with an investment banking arrangement we have with it. Under the terms of a letter agreement with PMG, PMG will provide us with:

          . strategic and financial advisory services, including planning strategy, analyzing various financial data and markets, advising us on potential strategic alliances and capital requirements, and assisting our management team on ways to enhance corporate and shareholder value;

          . banking services, including advising us on the timing and structure of any proposed financing transactions or capital raising alternatives, including public and private issues or equity or debt; and

          . merger and acquisition services, including advising and assisting us in determining one or more acquisition or strategic partnering strategies and tactics and in identifying, evaluating, negotiating, and structuring proposed acquisitions of, investments by, or strategic partnerships with, related companies with complementary businesses and/or technology.

     In addition to the warrants, the one-year arrangement, which is subject to optional renewal in our sole discretion, requires us to pay PMG a monthly retainer of $5,000 and issue the warrant for 250,000 shares of our common stock, at an exercise price of $3.00 per share. Of the 250,000 shares subject to this warrant, 175,000 vested as of October 21, 1999 and the remaining 75,000 vest after one year, if we extend the arrangement. The terms of the warrant require that, upon PMG's request, we register the shares underlying the warrant with any subsequent registration statement we file during the period the warrant is exercisable for our common stock. We have agreed to register for resale all shares of common stock underlying the warrant with this prospectus in accordance with the registration rights granted to PMG.

Material Terms of Warrant Issued to Roseland II L.L.C.

     The warrant exercisable for up to 15,000 shares of common stock that we issued to Roseland II L.L.C. in connection with our leasing arrangements is exercisable for a period of five years after the date the warrant was issued. The exercise price for the warrant is $7.72 per share. The exercise price of this warrant will be adjusted upon the occurrence of certain events, including stock splits, payment of stock dividends or other distributions to the holders of our common stock, and the reclassification of our common stock or recapitalization. The warrant provides Roseland II L.L.C. with the right to have the shares of common stock issuable upon exercise of the warrants included in certain registration statements we file.

Material Terms of Warrant issued to Silicon Valley Bank

     The warrant exercisable for up to 75,000 shares of common stock that we issued to Silicon Valley Bank in connection with our line of credit is exercisable for a period of five years after the date it was issued. The exercise price for the warrant is $6.00 per share. The exercise price of this warrant will be adjusted upon the occurrence of certain events, including stock splits, payment of stock dividends or other distributions to the holders of our common stock, and the reclassification of our common stock or recapitalization. A registration rights agreement we entered into in connection with the warrant provides Silicon Valley Bank with the right to have the shares of common stock issuable upon exercise of the warrant included in certain registration statements we file. Subject to the terms of the registration rights agreement, we will pay all reasonable expenses, other than underwriting fees, discounts and commissions, incurred in connection with the registration, filing or qualification of the common stock underlying the warrants, including listing, accounting, printing and attorney's fees. An antidilution agreement we entered into in connection with the warrant provides that, subject to certain exceptions, if we issue common stock or securities that can be exchanged or converted into common stock at a price less than the exercise price then in effect for the warrants after the date of the warrant, then the number of shares issuable upon the exercise of the warrant shall be increased proportionally based upon the amount by which the lower price is less than the current exercise price of the warrant.

                             PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, distributees, transferees or other successors, if any, may sell or distribute some or all of the shares of common stock offered under this prospectus from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers in one or more, or a combination, of the following types of transactions:

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     . transactions involving cross and block trades or otherwise on the Nasdaq SmallCap Market;
     . purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this prospectus;
     . "at the market" or through market makers or into an existing market for the common stock;

     . sales to purchasers or sales effected through agents or in other ways not including market makers or established trading markets;
     . transactions involving cross trades or otherwise on the Nasdaq SmallCap Market;
     .    short sales and other types of hedging transactions;
     .    in privately negotiated transactions; or
     .    by any other legally available means.


     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these transactions as agent may receive compensation in the form of discounts: concessions or commissions from the selling shareholders and, if they act as agent for the purchaser of the shares, from the purchaser. The discounts, concessions or commissions received by a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. The selling shareholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. This prospectus also may be used by donees of the selling shareholders or by other persons acquiring shares of the common stock from the selling shareholders who wish to offer and sell the shares under circumstances requiring the use of the prospectus. If required, we will file, during any period in which the offers or sales are being made, one or more supplements to this prospectus to disclose the names of any donees of the selling shareholders, the names of any other persons acquiring shares of the common stock from the selling shareholders, and any other material information with respect to the plan of distribution not previously disclosed.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any of these underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of compensation that may be received by the underwriters, brokers, dealers or agents. We do not know of any existing arrangements between the selling shareholders and any underwriter, broker, dealer or other relating to the sale or distribution of the shares of common stock. Further, each selling shareholder which is affiliated with a broker-dealer has advised us that it purchased our securities in the ordinary course of its business and, at the time each selling shareholder purchased our securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of up to five business days prior to the commencement of the distribution. The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations enacted under the Exchange Act, including, if applicable, Rule 10b-5 and Regulation M. The Company has advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchases and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. These provisions, if applicable, may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders. All of the foregoing may affect the marketability of the common stock.

     We will pay all of the costs and expenses for the registration of the shares of common stock by the selling shareholders under this prospectus. In addition, we have agreed to indemnify the selling shareholders, the directors and officers of the selling shareholders, each underwriter of the shares of common stock to be registered under this prospectus, and each person who controls any selling shareholder or underwriter of the shares of common stock to be registered under this prospectus against liabilities concerning untrue statements or omissions that we make or violations of the securities laws that we commit with respect to the registration of the shares of common stock, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against certain liabilities concerning untrue statements or omissions that they make with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

     If shares of the common stock are sold in an underwritten offering, those shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions. These transactions may be made in the following manner:

     .    at market prices prevailing at the time of sale;
     .    at prices related to the prevailing market prices;
     .    at negotiated prices; or
     .    at fixed prices.

     The names of the underwriters with respect to an offering of the shares of common stock and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to the offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time.

                            SELECTED FINANCIAL DATA

     We present below selected consolidated financial data for our company. The summary historical data set forth below for the years ended December 31, 1999, 1998 and 1997 have been derived from our audited financial statements that are included elsewhere in this prospectus. The summary historical data set forth below for the years ended December 31, 1996 and 1995 have been derived from our audited financial statements that are not included in this prospectus. Grant Thornton, LLP audited our financial statements for the year ended December 31, 1999. KPMG LLP audited our financial statements for the years ended December 31, 1998, 1997, 1996 and 1995. See "Changes in Accountants." The unaudited summary historical data for the six months ended June 30, 2000 and 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. The following selected consolidated financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                                             Six Months ended
                                                                    Year ended December 31                        June 30
                                                                                                                (Unaudited)
                                          1999          1998          1997          1996         1995          2000     1999
                                       ------------  ------------  ------------  ------------  ---------------------------------
                                              (amounts in thousands, except per share data)
Revenues                               $  87,785   $  61,279     $  40,468      $ 33,525     $   26,782      $41,446    $44,453
Cost of revenues                          70,869      51,284        36,085        31,314         24,051       34,429     35,340
                                       ---------   ---------     ---------      --------     ----------      -------    -------
Gross profit                              16,916       9,995         4,383         2,211          2,731        7,017      9,113
Expenses:
    Selling, general and

    administrative                        24,039      11,980         7,230         4,770          2,928       14,866      8,664
    Restructuring costs                        -         160             -          -             -                -          -
    Acquired in-process technology             -         250             -          -             -                -          -
                                       ---------   ---------     ---------      --------     ----------      --------   -------
Operating income/(loss)                   (7,123)     (2,395)       (2,847)       (2,559)          (197)      (7,849)       450
Interest expense and other income,
     net                                    (384)       (154)          (26)           38             28          (37)      (200)
                                       ---------   ---------     ---------      --------     ----------      -------    -------
Income (loss) from continuing
    operations before income taxes        (7,507)     (2,549)       (2,873)       (2,521)          (169)      (7,886)       250
Income tax (benefit) provision                 -           -             -           (34)            (4)           -          -
                                       ---------   ---------     ---------      --------     ----------      -------    -------
Income (loss) from continuing
    operations                            (7,507)     (2,549)       (2,873)       (2,487)          (165)      (7,886)       250
Discontinued operations:
    Loss from operations of
        discontinued business                  -           -             -        (1,332)             -            -          -
    Net gain from disposal                     -           -             -         1,820              -            -          -
                                       ---------   ---------     ---------      --------     ----------      -------    -------
Income from discontinued operations            -           -             -           488              -            -          -
Loss before minority interest             (7,507)     (2,549)       (2,873)       (1,999)          (165)      (7,886)       250
    Minority interest                        (83)          -             -             -              -          252          -
                                       ---------   ---------     ---------      --------     ----------      -------    -------
Net Income (loss)                      $  (7,424)  $  (2,549)    $  (2,873)     $ (1,999)    $     (165)     $(7,634)   $   250
                                       =========   =========     =========      ========     ==========      =======    =======

Basic and diluted earnings (loss)
    per common share
    Continuing operations              $   (0.63)  $   (0.31)    $   (0.46)     $  (0.51)    $    (0.05)     $ (0.46)         0
    Discontinued operations                    -           -             -          0.09              -            -

                                       ---------    --------     ---------      --------       --------      -------     --------
        Total                          $   (0.63)   $  (0.31)    $   (0.46)     $  (0.42)      $  (0.05)     $ (0.46)           0
                                       =========    ========     =========      ========       ========      =======     ========
    Weighted average common shares
        outstanding, basic and
        diluted                           12,516    $  9,260         6,821         5,026          3,246       17,653       11,195
                                       =========    ========     =========      ========       ========      =======     ========

    Total assets                       $  26,417    $ 20,651     $   6,912      $  9,889       $  7,799      $26,447     $ 23,662
                                       =========    ========     =========      ========       ========      =======     ========
    Temporary Equity                                                                                          10,800

    Stockholders' equity               $   6,862    $  6,355     $   1,331      $  3,239       $    409        1,537     $  7,698
                                       =========    ========     =========      ========       ========      =======     ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, including our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Forward-Looking Statements."

Overview

     Together with our subsidiaries, we are an Internet services and electronic business, or "e-business," solutions provider. Our operations have been concentrated on providing information technology services and solutions to U.S.- based commercial organizations since the beginning of 1994. We are based in Reston, Virginia and have 11 other offices, including nine offices throughout the eastern United States and three offices elsewhere.

     Since 1997, we have made several acquisitions in order to improve our service offerings and broaden our geographic scope and customer base.

     . In July 1997, we acquired all membership interests of Onion Peel Solutions, L.L.C. to broaden our customer base and expand the fulfillment capacity of our Enterprise Systems Management service offerings.

     . In January 1998, we acquired all of the outstanding stock of The PSS Group, Inc. to expand our marketing and recruiting organization in the Washington, D.C. metropolitan area and to broaden our customer base.

     . In June 1998, we acquired Automated Business Systems, which expanded the geographic reach of our business to the Charlotte, North Carolina, Spartanburg, South Carolina, and Atlanta, Georgia markets and broadened our customer base.

     . In September 1998, we acquired certain assets of the Applied Intelligence Group, which forms our e-Information Services Group, thereby adding information technology consulting expertise in the retail and distribution industry and expanding our geographic reach into the southwest.

     . In April 1999, we purchased the assets of Dean Liles & Associates, Inc., an information technology strategy consulting practice based in Dallas, Texas and expanded our presence in the southwest.

     The results of operations for The PSS Group, Automated Business Systems, Applied Intelligence Group, and Dean Liles & Associates are included in the statements of operations for the years ended December 31, 1998 and 1999 beginning on the effective date of their acquisitions: January 1, 1998; June 30, 1998; September 1, 1998; and April 1, 1999, respectively.

     In 1999, we restructured our segments by combining all operations not related to Contractors Resources into a single profit and loss center, e-Infrastructure Services, except for our operations related to the acquisition of Applied Intelligence Group, which now form the e-Information Services segment. We also changed our components of cost of services to include all labor related to direct labor employees and their attendant fringe benefits. Prior to 1999, non-billable direct labor related to idle time, training and other activities was included in operating expense. These changes were made to permit a more direct reflection upon gross profits of the impact of increasing or decreasing labor utilization. All prior year's cost of services and operating expenses have been restated to reflect these changes.

Results of Operations

Six Months Ended June 30, 2000 and 1999

     The following table sets forth the revenue, gross profit, expenses, and income of each of the business areas for the six months ended June 30, 2000 and 1999:

Consolidated Operating Results by Segment (amounts in thousands (except for percentages))

                                                                  -----------------------------
                                                                      2000            1999
                                                                  -------------   -------------
           Operating revenues

               e-Information Services                             $     5,322     $     5,067
                                                                  -----------     -----------
               e-Infrastructure Services                                8,835          10,917
               e-Infrastructure Product Resales                         6,631           9,627
                                                                  -----------     -----------
               e-Infrastructure                                        15,466          20,544
                                                                  -----------     -----------
               e-Business Solutions                                    20,788          25,611
               Contractors Resources                                   20,660          18,842
                                                                  -----------     -----------
                    Operating revenues                                 41,448          44,453
                                                                  -----------     -----------
           Gross profit

               e-Information Services                                   2,275           2,607
                                                                  -----------     -----------
               e-Infrastructure Services                                1,876           3,595
               e-Infrastructure Product Resales                         2,092           2,255
                                                                  -----------     -----------
               e-Infrastructure                                         3,968           5,850
                                                                  -----------     -----------
               e-Business Solutions                                     6,243           8,457
               Contractors Resources                                      775             656
                                                                  -----------     -----------
                    Gross profit                                        7,018           9,113
                                                                  -----------     -----------
           Gross profit percentage
               e-Information Services                                    42.7%           23.9%
                                                                  -----------     -----------
               e-Infrastructure Services                                 21.2%           32.9%
               e-Infrastructure Product Resales                          31.5%           23.4%
                                                                  -----------     -----------
               e-Infrastructure                                          25.6%           28.4%
                                                                  -----------     -----------
               e-Business Solutions                                      30.0%           33.0%
               Contractors Resources                                      3.7%            3.5%
                                                                  -----------     -----------
                    Gross profit percentage                              20.5%           20.5%
                                                                  -----------     -----------
           Operating Expenses
               e-Information Services                                   2,214           1,401
               e-Infrastructure Services and Product Resales            3,925           3,808
                                                                  -----------     -----------
               e-Business Solutions                                     6,139           5,209
               Contractors Resources                                    3,413             540
                                                                  -----------     -----------
                    Operating expenses                                  9,552           5,749
                                                                  -----------     -----------

                                                                  -----------     -----------
           Operating income (loss)
               e-Information Services                                      61           1,206
               e-Infrastructure Services and Product Resales               43           2,042
                                                                  -----------     -----------
               e-Business Solutions                                       104           3,249
               Contractors Resources                                   (2,638)            116
                                                                  -----------     -----------
                    Operating income (loss)                            (2,534)          3,364
           Corporate Expenses                                           4,184           1,987
                                                                  -----------     -----------
           EBITDA1                                                     (6,718)          1,377
           Interest, taxes, depreciation,
              amortization and minority interest                          916           1,127
                                                                  -----------     -----------
           Net operating income (loss)                            $    (7,634)    $       250
                                                                  ===========     ===========

----------------------
/1/ See definition of EBITDA in note 18 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Six months ended June 30, 2000 compared to the six months ended June 30, 1999

         Revenue for the six months ended June 30, 2000 declined $3 million or 6.8% to $41.4 million, compared to $44.5 million for the same period in 1999. This decline includes a $4.8 million or 18.8% decrease in e-Business Solutions revenue made up primarily of a $2.1 million or 19.1% decrease in e-Infrastructure Services and a related decrease in e-Infrastructure Product Resales of $3 million or 31.1%, offset by a $255,000 or 5% increase in e-Information Services revenue. The decrease in e-Infrastructure Services is due to a transition of staffing services to Contractors Resources and a decreasing emphasis on systems integration. This decrease also is reflective of abnormally high product resales in 1999 coupled with the effect of our planned move of product resales to third parties to decrease the cost of financing the sales and to focus our efforts on services offerings. This overall decline in revenue was offset by a $1.8 million or 9.6% increase in Contractors Resources revenue.

         Gross profit for the six months ended June 30, 2000 declined $2.1 million or 23% to $7 million as compared to $9.1 million for the same period of 1999. This decline included an increase in Contractors Resources gross profit of $119,000 or 18.1% offset by decreases in e-Information Services, e-Infrastructure Services and e-Infrastructure Product Resales gross profits of $332,000 or 12.7%, $1.7 million or 47.8% and $163,000 or 7.2%, respectively.

         Gross profit margin remained constant at 20.5% for the six months ended June 30, 2000 compared to the same period in 1999. e-Information Services gross profit margin increased from 23.9% in 1999 to 42.7% in 2000. e-Infrastructure gross profit margin decreased from 28.4% in 1999 to 25.6% in 2000. This decline consisted of a decrease in e-Infrastructure Services gross profit margin from 32.9% in 1999 to 21.2% in 2000, offset by an increase in e-Infrastructure Product Resales gross profit margin from 23.4% in 1999 to 31.5% in 2000. Contractors Resources gross profit margin increased from 3.5% in 1999 to 3.7% in 2000.

         Segment operating expenses for the six months ended June 30, 2000 increased $3.8 million or 66.2% to $9.6 million from $5.7 million for the same period of 1999. This increase included increases in e-Information Services, e-Infrastructure Services and Product Resales, and Contractor's Resources of $813,000 or 58%, $117,000 or 3.1% and $2.9 million or 532%, respectively.

         Segment loss for the six months ended June 30, 2000 was $2.5 million as compared to segment income of $3.4 million for the same period of 1999, a decline of $5.9 million. This decline included decreases in segment profits from e-Information, e-Infrastructure, and Contractors Resources of $1.1 million or 94.9%, $2 million or 97.9%, and $2.8 million or 2,374%, respectively.

         Corporate expenses for the six months ended June 30, 2000 increased $2.2 million or 110.6% to $4.2 million from $2 million in the same period of 1999. This increase reflected an additional investment in corporate development capability to support the growth of operations and the integration of acquisitions.

         Earnings before interest, income taxes, depreciation and amortization, or "EBITDA," for the six months ended June 30, 2000 was a loss of $6.7 million as compared to earnings of $1.4 million for the same period of 1999, a decline in EBITDA of $8.1 million or 587%. The components of this decline are discussed above.

         Depreciation, amortization, interest expense and minority interest for the six months ended June 30, 2000 decreased $212,000 to $916,000 from $1.1 million for the same period of 1999. This decrease was principally due to decreased amortization resulting from the write-off of goodwill and intangibles of the PSS Group, Inc. in 1999.

         No provision for income taxes was required for the six months ended June 30, 2000 due to the generation of net losses. No provision for income taxes was required for the six months ended June 30, 1999 due to utilization of net operating loss carryforwards generated in previous years.

         Net loss for the six months ended June 30, 2000 was $7.6 million compared to net income of $250,000 in the same period of 1999, a decrease of $7.9 million. The components of this decrease are discussed above.

Fiscal Years Ended December 31, 1999, 1998 and 1997

         The following table sets forth the revenue, gross profit, expenses, and income of each of the business areas for the years ended December 31, 1999, 1998 and 1997.

Consolidated Operating Results by Segment


                                                              Year Ended December 31,
                                                   ----------------------------------------------
                                                        1999            1998            1997
                                                   -------------   -------------   -------------
Operating revenues
 e-Information Services                           $   11,044,166  $    3,533,025  $       -
                                                    ------------    ------------    ------------
 e-Infrastructure Services                            20,437,959      17,459,183       6,346,530
 e-Infrastructure Product Resales                     17,679,075       5,406,410       2,073,254
                                                    ------------    ------------    ------------
 e-Infrastructure                                     38,117,034      22,865,593       8,419,784
                                                    ------------    ------------    ------------
 e-Business Solutions                                 49,161,200      26,398,618       8,419,784
 Contractors Resources                                38,624,064      34,880,542      32,048,350
                                                    ------------    ------------    ------------
     Operating revenues                               87,785,264      61,279,160      40,468,134
                                                    ------------    ------------    ------------
Gross profit
 e-Information Services                                5,442,115       1,690,505          -
                                                    ------------    ------------    ------------
 e-Infrastructure Services                             5,915,833       5,468,254       2,337,358
 e-Infrastructure Product Resales                      4,184,097       1,511,650         949,518
                                                    ------------    ------------    ------------
 e-Infrastructure                                     10,099,930       6,979,904       3,286,876
                                                    ------------    ------------    ------------
 e-Business Solutions                                 15,542,045       8,670,409       3,286,876
 Contractors Resources                                 1,373,887       1,324,682       1,096,104
                                                    ------------    ------------    ------------
     Gross profit                                     16,915,932       9,995,091       4,382,980
                                                    ------------    ------------    ------------
Gross profit percentage
 e-Information Services                                     49.3%           47.8%         -
                                                    ------------    ------------    ------------
 e-Infrastructure Services                                  28.9%           31.3%           36.8%
 e-Infrastructure Product Resales                           23.7%           28.0%           45.8%
                                                    ------------    ------------    ------------
 e-Infrastructure                                           26.5%           30.5%           39.0%
                                                    ------------    ------------    ------------
 e-Business Solutions                                       31.6%           32.8%           39.0%
 Contractors Resources                                       3.6%            3.8%            3.4%
                                                    ------------    ------------    ------------
     Gross profit percentage                                19.3%           16.3%           10.8%
                                                    ------------    ------------    ------------
Operating Expenses
 e-Information Services                                3,305,752         709,826          -
 e-Infrastructure Services and Product Resales         7,784,245       6,715,607       4,116,010
                                                    ------------    ------------    ------------
 e-Business Solutions                                 11,089,997       7,425,433       4,116,010
 Contractors Resources                                 3,086,904       1,144,143       1,169,120
                                                    ------------    ------------    ------------
     Operating expenses                               14,176,901       8,569,576       5,285,130
                                                    ------------    ------------    ------------
Operating income
 e-Information Services                                2,136,363         980,679          -
 e-Infrastructure Services and Product Resales         2,315,685         264,297        (829,134)
                                                    ------------    ------------    ------------
 e-Business Solutions                                  4,452,048       1,244,976        (829,134)
 Contractors Resources                                (1,713,017)        180,539         (73,016)
                                                    ------------    ------------    ------------
     Operating income                                  2,739,031       1,425,515        (902,150)
                                                    ------------    ------------    ------------
     Corporate Expenses                                5,530,469       2,736,624       1,480,453
                                                    ------------    ------------    ------------
     EBITDA /1/                                       (2,791,438)     (1,311,109)     (2,382,603)
     Interest, taxes, depreciation

     _______________________________

     /1/ See definitions of EBITDA in note 18 of the notes to our consolidated financial statements included elsewhere in this prospectus

  & amortization                                       4,632,385       1,237,615         491,000
                                                    ------------    ------------    ------------
Net operating loss                                $   (7,423,823) $   (2,548,724) $   (2,873,603)
                                                    ============    ============    ============

Fiscal Year 1999 Compared to Fiscal Year 1998

         Revenue for the year ended December 31, 1999, increased $26.5 million or 43.3% to $87.8 million, compared to $61.3 million for the year ended December 31, 1998. This increase included a $7.5 million or 212.6% increase in e-Information Services revenue, a $15.3 million or 66.7% increase in e-Infrastructure Services revenue, and a $3.7 million or 10.7% increase in Contractors Resources revenue.

         The increase in 1999 revenue included $20.5 million of increased revenue from a full year of operations of Automated Business Systems and Applied Intelligence Group, which were acquired by the Company effective July 1, 1998, and September 1, 1998, respectively. Additionally, there was a $6.0 million or 9.7% increase in revenue from businesses owned as of December 31, 1998. The increase in revenue in 1999 from businesses owned as of December 31, 1998 included increases in e-Infrastructure Services of $4.3 million or 7.1% and $3.7 million or 11.2% in Contractors Resources. The increase in e-Infrastructure Services was due primarily to increased sales volume in 1999 as compared to the same period of 1998. The growth in Contractors Resources revenues was due to an increase in the number of contractor members increasing sales volume.

         Gross profit for the year ended December 31, 1999, increased $6.9 million or 69.2% to $16.9 million as compared to $10.0 million for 1998. This increase included an increased gross profit in e-Information Services of $3.8 million or 221.9%, a $3.1 million or 44.7% increase in e-Infrastructure Services, and a $49,000 or 3.7% increase in Contractors Resources gross profit.

         The increase in gross profit included $5.9 million of increased gross profit from a full year of operations of Automated Business Systems and Applied Intelligence Group. Gross profit from businesses owned as of December 31, 1998, increased $1.0 million. The increase in gross profit for the businesses owned as of December 31, 1998, included a $1.0 million or 9.9% increase in e-Infrastructure Services gross profit and a $49,000 increase in Contractors Resources gross profits.

         Gross profit margins increased to 19.3% for the year ended December 31, 1999, from 16.3% in the same period of 1998. e-Information Services gross profit margins increased from 47.8% in 1998 to 49.3% in 1999. e-Infrastructure Services gross profit margins decreased from 30.5% in 1998 to 26.5% in 1999. Contractors Resources gross profit margins decreased from 3.8% in 1998 to 3.6% in 1999.

         The increase in e-Information Services gross profit margins was primarily due to better utilization in 1999 versus 1998 which was interrupted by the acquisition of Applied Intelligence Group and Automated Business Systems. The e-Infrastructure Services gross profit margin decrease was due to a decline in the latter half of the year in Technical Consulting Services and disproportionate growth in product revenue with lower margins than service revenue in systems integration services. Contractors Resources had lower gross profit margins primarily due to increased numbers of new members at lower introductory fees to build membership base.

         Operating expenses for the year ended December 31, 1999, increased $5.6 million or 65.4% to $14.2 million from $8.6 million for the same period in 1998. This increase included increases in e-Information Services, e-Infrastructure Services, and Contractors Resources operating expenses of approximately $2.6 million, $1.1 million and $1.9 million, respectively. The increase in operating expenses was primarily due to the acquisitions of Automated Business Systems and Applied Intelligence Group, which collectively increased operating expenses in 1999 by $5.9 million.

         Operating income for 1999 was $2.7 million as compared to $1.4 million for 1998, an increase of $1.3 million. This improvement included increases in profits from e-Information Services and e-Infrastructure Services of $1.2 million and $2.1 million, respectively, and a loss for Contractors Resources of $1.9 million.

         Corporate expense for the year ended December 31, 1999, increased $2.8 million or 102.1% to $5.5 million from $2.7 million in the same period of 1998. This increase reflected an additional investment in corporate development capability and infrastructure to support the growth of operations.

         EBITDA for the year ended December 31, 1999, was a loss of $2.8 million as compared to a loss of $1.3 million for the same period of 1998, which represented a decline in EBITDA of $1.5 million. The components of this $1.5 million decline are discussed above.

         Depreciation, amortization, and interest expense for the year ended December 31, 1999, increased $3.4 million to $4.6 million from $1.2 million for the same period of 1998. The increase was principally due to the write off of intangibles from the acquisition of The PSS Group of $1.8 million that was charged to selling, general and administrative expenses, additional amortization and depreciation from the acquisitions of Automated Business Systems and Applied Intelligence Group, and increased borrowings under the Company's line of credit facility to support growth during the year ended December 31, 1999.

         Due to the generation of net losses, no provision or benefit for income taxes was recorded for either the year ended December 31, 1999 or 1998. Any tax benefits associated with net operating losses have been fully reserved for by a valuation allowance.

         The net loss in 1999 increased $4.9 to $7.4 million from $2.5 million in 1998. The components of this increase are discussed above.

Fiscal Year 1998 Compared to Fiscal Year 1997

         Revenue for the year ended December 31, 1998 increased $20.8 million or 51.4% to $61.3 million, compared to $40.5 million for the same period in 1997. This increase included a $3.5 million increase in e-Information Services revenue, all of which resulted from the acquisition of Applied Intelligence Group, a $14.4 million or 171.6% increase in e-Infrastructure Services revenue, and a $2.8 million or 8.8% increase in Contractors Resources revenue.

         The increase in revenue in 1998 included $13.5 million of revenue contributed collectively by The PSS Group, Automated Business Systems, and Applied Intelligence Group acquired by the Company effective January 1, 1998, July 1, 1998, and September 1, 1998, respectively, and $7.3 million or 18% in revenue growth of the businesses owned as of December 31, 1997. The increase in revenue in 1998 from businesses owned as of December 31, 1997, included increases in e-Infrastructure Services and Contractors Resources revenues of $4.4 million and $2.8 million, respectively. The increase in revenue in e-Infrastructure Services was due primarily to increased sales volume in 1998 as compared to the same period of 1997. The growth in Contractors Resources revenues was to due to an increase in the number of contractor members increasing sales volume and increased rates for services.

         Gross profit for the year ended December 31, 1998, increased $5.6 million or 128% to $10.0 million as compared to $4.4 million for the same period of 1997. This increase included an increased gross profit in e-Information Services of $1.6 million, all of which resulted from the acquisition of Applied Intelligence Group, a $3.7 million or 112.4% increase in e-Infrastructure Services gross profit and an increase of $ 229,000 or 20.9% in Contractors Resources gross profit.

         The gross profit growth included $5.2 million of gross profit contributed collectively by The PSS Group, Automated Business Systems, and Applied Intelligence Group acquired in January, 1998, June, 1998, and September, 1998, respectively, and a $1.7 million increase in gross profits from businesses owned as of December 31, 1997. The growth in gross profit for the businesses owned as of December 31, 1997, included a $1.5 million, or 37%, increase in e-Infrastructure Services gross profit and a $229,000 increase in Contractors Resources gross profit.

         Gross profit margins increased to 16.3% for the year ended December 31, 1998, from 10.8% in the same period of 1997. e-Information services gross profit margins were 47.8% in 1998, all of which resulted from the acquisition of Applied Intelligence Group. e-Infrastructure Services gross profit margins decreased from 39.0% in 1997 to 30.5% in 1998. Contractors Resources gross profit margins increased from 3.4% in 1997 to 3.8% in 1998.

         The decrease in e-Infrastructure Services gross profit margins was primarily due to the higher product content in the 1998 revenues than in 1997 and increased systems implementation consulting revenue. Product revenue and systems implementation consulting revenue commands a lower gross profit margin than custom software development, high end consulting and system design work revenue, which did not grow as rapidly as the product or systems implementation consulting revenue in 1998. The e-Infrastructure Services gross profit margin decrease was due to higher growth in Technical Consulting Services than in systems integration. Technical Consulting Services command a lower gross profit margin than systems integration work. The acquisition of The

PSS Group in January, 1998, and the opening of a Tampa office in April, 1998, fueled the Technical Consulting Services growth. Contractors Resources achieved higher gross profit margins primarily through increased service fees to its members.

         Operating expenses for the year ended December 31, 1998, increased $3.3 million or 61.2% to $8.6 million from $5.3 million for the same period of 1997. This increase included increases in e-Information Services operating expenses, all of which resulted from the acquisition of Applied Intelligence Group, and in e-Infrastructure Services operating expenses of $0.7 million and $2.6 million, respectively. Contractors Resources operating expenses decreased by $25,000. The increase in operating expenses was primarily due to the acquisitions of The PSS Group, Automated Business Systems, and Applied Intelligence Group, which collectively increased operating expenses in 1998 by $4.3 million.

         Operating income for the year was $1.4 million as compared to a loss of $0.9 million for the same period of 1997, an improvement of $2.3 million. This improvement included increases in profits from e-Information Services, e-Infrastructure Services, and Contractors Resources of $1.0 million, $1.1 million, and $254,000, respectively. Operating income for The PSS Group, Automated Business Systems, and Applied Intelligence Group accounted for $923,000 of this improvement.

         Corporate expense for the year ended December 31, 1998, increased $1.3 million or 84.9% to $2.7 million from $1.5 million in the same period of 1997. This increase reflected an additional investment in corporate development capability to support the growth of operations and the integration of acquisitions.

         Restructuring costs of $160,000 were recorded in the year ended December 31, 1998, related to the reduction of duplicate costs and consolidation of facilities. Acquired in-process technology of $250,000 from the acquisition of Applied Intelligence Group was written-off in the 1998. We also wrote off $131,000 of software items in our inventory that became obsolete.

         EBITDA for the year ended December 31, 1998, was a loss of $1.3 million as compared to a loss of $2.4 million for the same period of 1997, an improvement in EBITDA of $1.1 million. The components of this improvement are discussed above.

         Depreciation, amortization, and interest expense for the year ended December 31, 1998, increased $747,000 to $1.2 million from $491,000 for the same period of 1997. This increase was principally due to increased amortization and depreciation from the acquisitions of The PSS Group, Automated Business Systems, and Applied Intelligence Group and increased borrowings under our line of credit facility to support growth for the year ended December 31, 1998.

         Due to the generation of net losses, no provision or benefit for income taxes was required for either the year ended December 31, 1998 or 1997.

         The net loss decreased $325,000 to $2.5 million from $2.9 million in the same period of 1997. The components of this improvement are discussed above.

Liquidity and Capital Resources

         Effective May 30, 2000, we amended our line of credit with First Union National Bank so that we can now borrow up to an amount equal to 80% of eligible accounts receivable, as described in the line of credit, but not more than $3.0 million. Our line of credit with First Union National Bank expires on September 15, 2000. The terms of the line of credit require that we meet certain financial and other covenants. Before we amended our line of credit on May 30, 2000, our line of credit allowed us to borrow up to an amount equal to 80% of eligible accounts receivable, as described in the line of credit, but not more than $6.0 million.

Amounts borrowed under the amended line of credit bear interest at the bank's prime rate plus 3/4%.

         At June 30, 2000, we had cash and cash equivalents of $7.4 million. As of August 23, 2000, we had $1.9 million outstanding on our line of credit with First Union Bank.

         On July 31, 2000, we received an additional line of credit with Silicon Valley Bank. Under the Silicon Valley Bank line of credit we can borrow up to an amount equal to 85% of our eligible accounts receivable, as described in the line of credit, but not more than $6.0 million. Our line of credit with Silicon Valley Bank expires on July 31, 2002. The terms of the line of credit require that we meet certain financial and other covenants.

Future Plans.

         Based on our current operating plan, we believe that the cash generated from operating activities, coupled with borrowings on our line of credit facilities, will be sufficient to meet the anticipated needs for working capital and capital expenditure for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity needs, we may seek to obtain additional capacity on our line of credit facilities, sell convertible debt securities or sell additional equity securities. However, no assurances can be given that any such additional financing sources will be available on acceptable terms or at all. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. Except as contemplated by the terms of the Series D Preferred Stock, we have no current plans, agreements, commitments, and are not engaged in any negotiations with respect to such transactions. If adequate funds are unavailable, we may delay, curtail, reduce the scope of, or eliminate the expansion of our operations and/or our marketing and sales efforts, and any of these actions could have a material adverse effect on our financial condition and business operations.

                             CHANGES IN ACCOUNTANTS

         For the year ending December 31, 1999, Grant Thornton LLP, independent certified public accountants, examined our financial statements. The shareholders have ratified the selection of Grant Thornton LLP as our auditors for the year ending December 31, 1999 and have approved the appointment of Grant Thornton LLP as our auditors for the year ending December 31, 2000.

         During 1999, there were no "disagreements" between Grant Thornton LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

         As reported on our Form 8-K filed May 21, 1999, on May 14, 1999, KPMG LLP resigned as our independent accountants. As stated in our Form 8-K filed May 21, 1999, the reports of KPMG LLP on our financial statements for each of the fiscal years ended December 31, 1998 and 1997 did not contain adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, as stated in the Form 8-K, in connection with the audits of our consolidated financial statements for each of the two fiscal years ended December 31, 1998 and 1997, and in the interim period subsequent to December 31, 1998, preceding the date of KPMG's resignation, there were no "disagreements" with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which "disagreement" if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the matter in their report.

         As stated in our Form 8-K filed June 2, 1999 and in the exhibits thereto, by letter purported to be dated May 13, 1999, delivered to our audit committee by facsimile on May 21, 1999, KPMG advised us that KPMG believed that there was a matter involving our internal control structure and its operation that KPMG considered to be a "reportable condition" under standards established by The American Institute of Certified Public Accountants. In the letter dated May 13, 1999, and an ensuing letter addressed to the Securities and Exchange Commission in response to the Item 4 disclosures set forth in our Form 8-K filed May 21, 1999, which letters were filed as Exhibits 16.1 and 16.2, respectively, to the Form 8-K filed June 2, 1999, KPMG stated that the matter referred to a lack of an adequate system of financial reporting, and more specifically, indicated that:

         . during KPMG's audit of our 1998 financial statements, KPMG noted that we had to seek extensions on several of our required filings with the Securities and Exchange Commission and that we had to amend our Forms 10-Q previously filed for the first three quarters of 1998;

         . KPMG believed that our system of financial reporting was not adequate to enable us to report accurate and timely financial information;

         . KPMG believed that our process for accumulating financial data neither provided management with sufficient time to evaluate the data in an effort to ensure accurate financial reporting nor did it enable us to meet financial reporting deadlines in a timely manner; and

         . KPMG believed that our system of financial reporting did not include a periodic process of evaluating our financial reporting policies in light of significant events or changes in circumstances which might impact those policies.

         As described in our Form 8-K filed June 2, 1999, we disagreed with KPMG's assertion of a "reportable condition" and furthermore, we were of the view that the "reportable condition" described in KPMG's letter did not rise to the level of a "reportable event" as defined in Item 304 of Regulation S-K. Because KPMG resigned before we received either letter, neither we nor our audit committee had an opportunity to discuss the matters with KPMG.

         The reports of our principal accountants on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits for the two most recent fiscal years, there have been no disagreements with our principal accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of our principal accountants, would have caused them to make reference thereto in their report on the financial statements for these years.

         We engaged the firm of Grant Thornton LLP, as of November 13, 1999, to act as our independent accountants. Our audit committee and Board of Directors approved the engagement of Grant Thornton LLP. We authorized KPMG LLP to respond fully to any inquiries of Grant Thornton LLP. We have not consulted with Grant Thornton LLP regarding the application of accounting principles as to a specified transaction or the type of opinion that might be rendered on our financial statements or any matter that was either the subject of a "disagreement" or a "reportable event" prior to their engagement as our independent accountants.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We do not believe that there is any material market risk exposure with respect to derivative or other financial instruments that would require particular disclosure. Our obligations under our lines of credit are short-term in nature with an interest rate that approximates the market rate.

                                    BUSINESS

Overview

         We are an Internet services company that leverages industry-specific knowledge, creative ideas, and technology expertise to create customized e-solutions. We are based in Reston, Virginia and have offices in 11 other locations in the U.S.

         By thoroughly understanding the business dynamics and technology trends of specific vertical markets, we seek to better understand the business problems faced by companies within these industries. This allows us to develop and deliver e-solutions that serve our customers' unique strategic, creative, and technological business needs. As a result, our e-solutions seek to help customers transition from their existing systems and processes to business models that are aligned to the demands of the digital age.

         The  Netplex e-Solution

         An e-solution is a customized combination of strategy, design, development, and project management services that helps a customer solve a business problem, improve a business process, or pursue a business opportunity that has emerged from the e-business era.

         Our e-solutions are divided into five categories:

         .   e-Strategy Consulting;
         .   Creative Design;
         .   e-Application Development, including Internet, intranet, and extranet;
         .   e-Infrastructure Services; and
         .   Systems Integration.

         With this portfolio of services, we guide customers' initiatives from idea to implementation. Our services seek to provide customers with e-business solutions that cover them "three-dimensionally"--from concept to implementation, from interface to back-end systems, and from efficiency to value creation. We believe that our services position customers to benefit from integrated and streamlined interactive relationships with their customers, partners, and stakeholders.

         MyBizOffice

         In addition to our e-solutions offerings, we have a subsidiary, Contractors Resources, Inc., which we recently recast as the provider of an integrated online service under the brand name MyBizOffice(TM). Targeting professional consultants from all industries and professions, MyBizOffice is a business-to-business, or "B2B," service designed to provide the financial infrastructure, resources, and business services that help professionals build careers as independent consultants. We believe that our transformation of the traditional Contractors Resources business model into an integrated e-business model has increased the business's flexibility, scalability, geographic scope, and exposure.

         MyBizOffice serves as a "virtual corporate office" for its member consultants. It provides its members the services of a corporate administration staff, including the following:

         .   contract review;
         .   time sheet administration;
         .   billing and collections;
         .   health benefits;
         .   retirement plans;

         .   liability insurance;
         .   online account management;
         .   wealth-building financial strategies; and
         .   tax administration.

         At the same time, MyBizOffice helps keep its members abreast of developments that affect their independent life and work style. Through its time-saving and wealth-building services, MyBizOffice is designed to permit its members to focus on revenue-generating activities, thus maximizing their earning power.

         We are currently incubating the MyBizOffice brand and the "Business Service Provider" model associated with MyBizOffice. In 2000, we intend to invest in the incubation process through:

         .   increasing the marketing program,
         .   expanding core service offerings,
         .   expanding existing strategic relationships, and
         .   exploring additional strategic relationships.

Background and Development

         We were incorporated in 1986 in New York under the name CompLink, Ltd. In 1992, we effected an initial public offering to finance an effort to develop a messaging software system. In 1996, we acquired, through a merger that was accounted for as a reverse merger, The Netplex Group, Inc. and Contractors Resources, and changed our name to The Netplex Group, Inc.

         This merger provided us with new management and a revised corporate mission. To better position ourselves to deliver the comprehensive services required to compete in the e-solutions market, we have acquired several companies during the last three years. In 1997, we acquired Raleigh, North Carolina-based Onion Peel Solutions, LLC. In 1998, we acquired The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Kellar Technology Group, Inc., and the retail technical consulting business of Applied Intelligence Group, Inc. In 1999, we purchased Dean Liles & Associates, Inc. These businesses expanded our experience, technical staff, customer base, market exposure, revenue, and industry-focused expertise.

Market Opportunity

Our e-Solutions Market Opportunity

         According to Forrester Research estimates, the combined worldwide Internet-based B2B and business-to-consumer, or "B2C," e-commerce transactions are growing at about 95% annually, from $51.0 billion in 1998 to over $1.4 trillion by 2003. We believe that this statistic indicates a growing acceptance of the Internet as a medium for B2B and B2C commerce. Our customers have become participants in this growth by implementing business strategies that leverage the Internet. In several cases, these "e-business" strategies include the enhancement of static "brouchureware" Internet sites with Web-based applications through which financial, or "e-commerce," transactions can be processed.

         In our experience, we have found that businesses wishing to implement Internet-based or Internet-integrated e-business strategies often require skill sets and capacity that extend beyond their internal marketing and information systems staff. As a result, several of our customers have selected us to provide Internet-related consulting services intended to help them develop e-business strategies and/or build the systems and applications intended to fulfill their strategies.

         According to International Data Corporation estimates, worldwide demand for Internet-related consulting services is growing at about 60% per year, from $7.8 billion in 1998 to over $78.0 billion in 2003. Through our service offerings and experience, we seek to capitalize on the growth of this market opportunity. As a result, we have sought to position ourselves as part of a relatively new category of companies that focus on providing Internet-related consulting services. These companies are commonly known as e-Solutions Providers, Internet Consulting Companies, or e-Consultancies.

Internet Security Opportunity

         Our Business Protection Services practice has provided high-level information security and contingency planning services to some of the world's most recognized companies and organizations. We expect the recent highly publicized Internet security breaches to have a beneficial impact on growth within this segment of our business.

Contractors Resources Market Opportunity

         Through its MyBizOffice brand, our subsidiary, Contractors Resources, serves the population of professionals who choose to work as independent contractors. The Bureau of Labor and Statistics estimates that there are approximately 9.0 million professional consultants in the United States and the Gartner Group estimates that by 2002, 50% of information technology, or IT, workers at companies with a market value over one billion dollars will be independent consultants.

Overview of our e-Solutions Services

         As noted above, we divide our e-solutions into five primary categories:

         .   e-Strategy Consulting;
         .   Creative Design;
         .   e-Application Development;
         .   e-Infrastructure Services; and
         .   Systems Integration.

Together, these service categories represent the end-to-end e-solutions that enable customers to engage a single vendor to guide them through varying degrees of e-business transition.

         We believe that we have planned our services portfolio so that it will consistently serve various vertical industries. We have already formalized a retail industry-focused practice and, during 2000, we intend to leverage our existing customer base to establish additional formalized vertical practices. Industries in which we have multiple customers and in which we may establish vertical practice areas include financial services, education, healthcare, and entertainment/media.

e-Strategy Consulting

         Our e-Strategy Consulting practice creates strategies that help our clients leverage the Internet in order to sustain and advance their businesses. Our e-Strategy experts work with our clients' executive-level managers to understand their specific goals and objectives, which we believe better enables us to help develop strategies for improving their operations. Typically, the strategy phase concludes with the development of a technology plan to enable the customer to implement its strategy.

Creative Design

         We seek to leverage our Creative Design services to help customers build and maintain interactive relationships with their customers and business partners. Customers often look to our Creative Design services to create customizable user interfaces that improve users' overall interactive experience. In addition, our Creative Design services include interactive marketing services, wherein we assess clients' customer definition, acquisition, and retention issues before creating appropriate solutions. Specific Creative Design services that we provide include the following:

         .    branding;
         .    Web site design;
         .    interactive advertising; and
         .    program tracking.

e-Application Development

         Our e-Application Development practice provides the following services:

         .    develops Internet-based applications;
         .    designs intranet/extranet business systems; and
         .    Web-enables existing systems and processes.

         The group leverages its 15 years of experience implementing business information solutions in its implementation of applications that seek to integrate seamlessly with legacy systems.

e-Infrastructure Services

         Our e-Infrastructure Services deliver solutions intended to improve the security and performance of the information systems and processes upon which a business operates. These services include the following:

         .    high-level information security strategy solutions, including vulnerability analyses, penetration testing, architecture
              development, and solution implementation;
         .    internetworking strategy and development;
         .    network and Web performance management and monitoring; and
         .    e-business contingency and continuity planning.

         These services are designed to "keep businesses in business" by optimizing performance and minimizing the risk of unwanted network intrusions.

         Included as part of our e-Infrastructure Services division is our Technical Consulting Services practice, which provides contract-based network services, and our suite of products under the Onion Peel brand. These products extend the capabilities of the HP OpenView(TM) network management platform and are intended to enable network managers to better and more efficiently administer their systems.

Systems Integration

         We believe that "traditional" systems integration services continue to play a significant role within even our most "leading-edge" e-business customers. Our systems integration capabilities extend to providing integration of multi-site enterprise applications, such as retail merchandising and financial systems, and rapid integration of B2B and B2C applications. In addition, we provide the following systems integration services that seek to improve customers' business operations or better position them for upcoming e-business ventures:

         .    technology configuration;
         .    deployment; and
         .    optimization services.

         We also market a proprietary software solution called CHAINLINK(TM) that is applicable to multi-site retail environments connected via the Internet. CHAINLINK is an industry-focused data transfer tool that is designed to leverage Internet Protocol, or "IP," networks to improve store-to-store and store-to-headquarters communications, regardless of the type or configuration of each store's systems.

Overview of Contractors Resources Services

         Contractors Resources, a Netplex subsidiary, gives professional consultants the advantages of contract employment, self-employment, and corporate employment in one program.

         Through its MyBizOffice brand, Contractors Resources provides business infrastructure and advisory services for its membership of professional consultants. These services, which are listed below, are designed to permit consultants to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.

         .  Time sheet collection and billing        .  Profit sharing administration
         .  Expense reimbursement                    .  401(k) administration
         .  Accounts receivable management and       .  Benefits administration
            customer collections                     .  Contract review
         .  State/federal/local payroll tax filings  .  Billing rate advice
         .  Credit union membership

         As W-2 employees of Contractors Resources, MyBizOffice members have access to a comprehensive suite of employee benefits. This benefits program, which is customizable to the personal needs of the professional consultant, includes

         .    group health;

         .    dental;

         .    disability; and

         .   professional liability.

         In addition, Contractors Resources offers profit sharing and 401(k) retirement plans that allow consultants to annually contribute as much as $30,000 to the plans.

         Members can also take advantage of several advisory services, including up-to-date billing rates, industry news, and knowledge sharing programs. The site also helps to keep consultants current on technology changes and provides directories of training resources that can help keep members' skills in line with the needs of their industries.

         MyBizOffice is also an advocate for the independent worker. There is no potential conflict among the consultant market and the organizations that may engage them because MyBizOffice does not earn fees for finding or brokering the engagements. Thousands of "e-talent marketplaces" already provide this service. Keeping the contract worker as the primary focal-point of the business is pivotal to our strategy.

Financial Information About Segments

         For financial information regarding our business divisions, including e-Information Services, e-Infrastructure Services, and Contractors Resources, as well as a discussion of a change in our segments and a restatement of prior periods, see note 18 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Our e-Solutions Competition

         The market for our e-Solutions is highly competitive. The rapid growth of the Internet services market has fueled a significant influx of companies that pose a competitive threat to our e-solutions business. Many of these companies have greater resources, greater expertise, or better access to capital than us.

         In a broad sense, competition for Internet-related services can range from local Web development companies to large traditional technology providers such as IBM and Microsoft. However, because we target middle-market and larger organizations with an approach that focuses on solving business problems within vertical industries, our e-solutions competitors are generally companies that, like us, deliver a wide variety of Internet-related services.

         We compete with public and private companies. Companies with which we most commonly compete include the following, among others:

         .    AnswerThink;
         .    AppNet;
         .    Cysive;
         .    iXL Enterprises;
         .    Predictive Systems;
         .    Proxicom;
         .    Sapient;
         .    US Interactive;
         .    USWeb/CKS; and
         .    Xceed.

Of the companies with which we most commonly compete, several have moved into the full-service e-solutions market by expanding specific core disciplines, such as network engineering or creative design, while others are start-ups that have been built upon a full-service solutions delivery model.

         Customers also often call upon us to perform individual specialized services from our portfolio, such as information security, network performance enhancements, and enterprise application integration. In these cases, we frequently compete with the "Big 5" consulting firms, including Deloitte & Touche and Andersen Consulting.

e-Solutions Differentiators

         We believe that we have several competitive differentiators:

         Three Dimensions of End-to-End e-Solutions. We attempt to compete with other companies in our market by providing "end-to-end" solutions and developing relationships with customers who seek a single-solution provider for strategizing, developing, launching, and managing their e-business initiatives. Our end-to-end e-solutions seek to cover customers' business requirements "three dimensionally": from beginning to end, from front to back, and from efficiency to value creation. We provide beginning to end services that guide customers from the strategic conception of their e-business initiatives through application development and deployment. Simultaneously, we serve customers' e-business initiatives from front to back--our services connect front-end Web design with back-end databases and legacy systems, while incorporating the appropriate security, networking, and performance management elements. Finally, the scope of our services ranges from relatively simple efficiency improvements to creating new value for businesses with complex e-business transformations.

         Industry Focus. We focus on understanding the business dynamics and technology trends of specific vertical industries. We believe that this focus permits us to better create repeatable solutions with referenceability. As part of our fundamental business strategy, we establish formal practice areas dedicated to serving the unique needs of specific industries. As of June 2000, our largest vertical industry practice was in the retail industry. We employ over 60 full-time billable professionals dedicated to creating retail-specific solutions and our employees have amassed a cumulative 1,000 person-years of retail technology and strategy experience.

         e-Infrastructure Services. A company's e-Infrastructure represents the information systems and processes upon which its business operates. We believe that the implementation of an application or the launch of a Web site does not necessarily constitute a complete e-solution. Our e-Infrastructure Services division provides services that seek to ensure the ongoing security, performance, and efficiency of customers' business applications, networked systems, and vital information assets. We believe that our services minimize the risk of unwanted network intrusions, Web site performance degradation, and data failure and improve the security, usability, and scalability of their businesses.

e-Solutions Case Study: Retail Communications Application Developer

         Working alongside the executives of one of our customers, a retail communications applications developer, our business strategists and engineers helped conceive a B2B "e-Catalog": an Internet-based service that would connect retailers, distributors, and manufacturers to all partners through a single interface. We then assisted in the design, development, and launch of the resulting product, which allows retailers and suppliers to exchange product, price, and promotion information electronically. This product's Internet-based shared database synchronizes pricing, product, and promotional information throughout the retail supply chain, which saves time otherwise spent correcting delivery and receiving errors, researching disputed invoices, and tracking down late or missing promotion information.

e-Solutions Case Study: Disease Management Services Provider

         A provider of disease-management services specializing in urological tumors and complex diseases had a critical need for a faster, more reliable method for providing results to its customers--physicians and medical organizations. In addition, it wanted to use Internet technology to gain a competitive advantage in the industry and increase the understanding of urological diseases and their clinical management. We conceptualized, designed, and developed an Internet-based system that lets doctors access test results through a secure area within the customer's Web site, thus minimizing diagnostic errors due to poor dissemination of test results. The system not only allows doctors access to test results instantly, it interfaces securely with headquarters' live test-tracking database. This allows doctors to track the status of tests, receive advance case reports on current diagnostic findings, and quickly request consultations with pathologists. The new e-business solution has helped the customer assist doctors in providing optimal patient care and making economical decisions in a managed-care environment while allowing the company to expand its client base to include patients and educators.

e-Solutions Case Study: Major U.S. Stock Market

         Concerned about the possibility of being victimized by Internet-based security breaches, the customer, a major U.S. stock exchange, realized it needed to conduct proactive testing to ensure the security of its existing systems, as well as systems it was planning to implement. The customer called on us to assess their security status and perform appropriate security testing services. Among the several tests we performed were a "DMZ Profile," in which we identified vulnerabilities in their Internet-accessible systems such as their mail gateway and Web server, and Modem Isolation Tests, which identified unauthorized modem-based entry avenues. As a result of our security testing services and ensuing recommendations, the customer has improved its security and has minimized external and internal vulnerabilities.

Contractors Resources Competition

         The market for Contractors Resources MyBizOffice service offering is competitive and changing quickly. We expect that additional companies will emerge in this market and that competition will therefore intensify. Our competitors vary in size and in scope of services.

         We may experience lower margins and/or a reduction in the number of members of the MyBizOffice service as a result of competitive forces. If we cannot compete effectively within this market, we may be unable to sustain or grow our business.

Contractors Resources Differentiators

         Online Service Offering. Some competitors provide a subset of the full range of services offered through MyBizOffice and do so through "paper-based," rather than online, systems. We believe that the Web-based MyBizOffice offering is more scalable and flexible than paper-based systems, and research we conducted in 1999 indicated that an online system is more appealing to our members and target market. Several paper-based competitors have recently indicated that they will be launching online service offerings.

         Experience. Contractors Resources has been providing contractor-focused back-office services since 1986. We believe that this represents a longer period of time than other similar businesses, several of which have emerged in the last two years. We believe that this experience has helped us create formal business processes that are flexible and scalable.

         Community. We believe that an important advantage of the MyBizOffice service is its community of professionals who can provide knowledge sharing to other members. Through the MyBizOffice Web site, Contractors Resources can address this community with specialized marketing programs intended to generate new membership and advertise the sale of products and services.

Seasonal Considerations

         We are not affected by seasonal changes except that only a limited amount of services are furnished to retail clients during the period from the end of November to the end of January. There is no material seasonal effect on our Contractors Resources business.

Backlog

         The backlog of our e-Solutions project based business was approximately $6,000,000 as of July 25, 2000. Due to the nature of its business, Contractors Resources does not have backlog.

e-Solutions Strategic Relationships

         We continue to develop strategic relationships with companies or organizations whose services we believe complement ours. We believe that these partnerships play an important role in our strategy of being a premium-level end-to-end e-solutions provider. As technologies evolve, our ability to deliver advanced e-solutions may depend on our ability to secure and maintain alliances with leading technology manufacturers.

MyBizOffice Strategic Relationships

         Contractors Resources pursues four categories of companies--contractor-focused e-talent marketplaces, business-to-business e-procurement companies, financial services companies, and e-commerce product and service providers--with which it intends to form strategic partnerships. Contractors Resources expects that partnering with the leading companies in these categories--such as Monster.com, with which MyBizOffice formed an alliance in May 2000--will bring significant exposure to MyBizOffice, increase membership, and add value to the services it provides its associates.

Customers

         Our customer base includes Fortune 500, Fortune 1000, and middle-market firms. In addition, our customers extend into the retail, healthcare, education, financial services, and entertainment/media industries, among others. Some of our major customers include:


         .      Amtrak
         .      America Online
         .      BTG
         .      Farm King Supplies
         .      Freddie Mac
         .      GTE
         .      Hancock Fabrics
         .      Lego Systems
         .      Sonic Industries
         .      Telecorp
         .      Trans World Entertainment
         .      Union Camp
         .      Unisys
         .      Virgin Entertainment

We derived, and believe that we will continue to derive, a significant portion of our revenue from a large number of clients. In 1999, no single client accounted for more than 10% of our revenues.

Geographic Positioning

         Our geographic scope currently consists of 12 office locations. Of these, nine are on the East Coast of the United States, and three are elsewhere in the United States. We do not have any locations outside of the United States. Revenue from sources outside of the United States is less than 1% of our total revenue.

         Expanding our geographic reach is a priority in 2000 and beyond. We are continually assessing the most suitable areas for geographic expansion and will seek to penetrate new markets when appropriate, either organically or through acquisitions.

Growth Strategy

Sustain Rapid e-Solutions Growth

         In 2000, we intend to undertake several initiatives that are designed to bring exposure to our company and help us continue our growth. We intend to make investments in publicizing our services, strengths, and position in the market through coordinated advertising campaigns and public relations activity. We are also planning to grow our sales staff and our team of billable professionals to accommodate revenue growth. Between 1998 and 1999, our revenue per billable employee changed by only 1%, indicating that our professional recruitment efforts are virtually identically aligned with our growth.

New Vertical Practice Areas

         We also intend to roll out new vertical practice areas in 2000. We believe that the growth of our retail-focused practice group stems from our knowledge and experience in the retail technology market. We believe that this industry understanding better enables us to create e-solutions that are optimally aligned to the demands of the retail industry. Consequently, we believe that we must build a core industry competency, either organically or through acquisition, before we formalize any new industry-focused practice.

Acquisitions

         We have made six acquisitions since 1986. We believe that additional acquisitions could benefit our core service offerings and improve our growth. As a result, we intend to consider further acquisitions if management deems them appropriate to improving our market position and shareholder value. We expect to consider acquisitions that are complementary to our existing capabilities or geographical positioning, or ones that help us expand into additional vertical markets. See "Risk Factors--We are subject to risks associated with our strategy of acquiring other companies."

Contractors Resources Growth Strategy

         By establishing the Contractors Resources business model on the Internet as MyBizOffice, we believe that we have engineered the business's infrastructure to accommodate a vast increase in membership. In addition to increased marketing efforts, we also intend to increase the number of our strategic partnerships. In 1999, we announced an initiative through which we plan to forge strategic relationships with multiple leading online job and project placement sites. Since this announcement, Contractors Resources has formed alliances with SkillsVillage.com and Monster.com, currently the world's leading online careers site.

Operations and Support

         During 1999, we moved our headquarters from McLean, Virginia, to Reston, Virginia. However, many of our internal operations and support services are still located in our McLean office. The McLean office continues to house most of our critical information systems, including the management infrastructure for our wide area network, our Web site and intranet, and all electronic mail gateways. A centralized management information systems department located in the McLean office manages all of the systems.

         Our marketing, legal, and human resources support services moved to the Reston, Virginia, office. The President's office, along with the human resources, legal operations, finance and accounting systems, purchasing systems, and planned Systems Assurance, are based in northern New Jersey.

Intellectual Property

         We do not hold any patents or registered trademarks other than those of Onion Peel Solutions. However, we consider the Netplex name and our database of independent consultants to be highly proprietary.

Employees

         As of July 25, 2000, we had approximately 700 full-time employees, including permanent and contract employees.

         We believe that our relations with our employees are good.

Properties

         We lease approximately 20,000 square feet of space in McLean and Reston, Virginia for our corporate offices and the operations of some business units. We also lease office space in 10 other locations, including Roseland, New Jersey, southwestern Virginia, Raleigh and Charlotte, North Carolina, Atlanta, Georgia, Tampa, and Edmond, Oklahoma. These locations serve as operating offices of our businesses. These leases expire on various dates from December 2000 to May 2005.

         We believe that the space in our existing corporate and branch facilities is adequate for the foreseeable future to support the growth of our existing operations in the geographic areas in which we currently operate. We expect to expand our operations into new geographic regions in the future and will need to lease additional branch offices to support operations in those regions.

Legal Proceedings

         From time to time, we are subject to litigation in the ordinary course of business. On September 4, 1997, Data Systems Analysts, Inc., a software design and consulting company, filed a complaint against us and Technology Development Systems, Inc., a wholly owned subsidiary of us, alleging copyright infringement and breach of our agreement with Data Systems Analysts. The complaint also seeks damages against XcelleNet, Inc., which we have indemnified. The complaint claims damages in excess of $300,000 plus punitive damages and attorney fees. The case is currently in discovery. We are vigorously defending against the action. The nature and amount of damages, if the allegations of Data Systems Analysts are proved, are uncertain.

         The principal risks that we insure against are workers' compensation, personal injury, property damage, general liability, and fidelity losses. We maintain insurance in amounts and with coverages and deductibles that management believes are reasonable and prudent.

                                  MANAGEMENT

Executive Officers, Directors and Key Employees

         The following table lists the names and ages of all of our executive officers, directors and key employees and the positions and offices held by each individual:

Name                                Age      Title
----                                ---      -----
Gene Zaino                          42      Chief Executive Officer, Chairman
                                            and Director (Class III)

Pamela Fredette                     48      President and Director (Class I)

Richard Falcone                     47      Chief Financial Officer and
                                            Treasurer

Peter Russo                         54      Chief Accounting Officer

Richard Goldstein                   53      Director (Class III)

Steven L. Hanau                     55      Director (Class II)

J. Alan Lindauer                    60      Director (Class I)

Gene Zaino has been a director of Netplex since August 1995 and became our Chief Executive Officer and Chairman upon completion of the merger with Netplex in June 1996. From November 1995 through the completion of the merger, Mr. Zaino functioned in the capacity of Chief Executive Officer. Mr. Zaino started his career at KPMG LLP in 1980. He was a founding principal of a subsidiary of Evernet Systems, Inc., which was acquired by Control Data Systems, Inc. in 1993. In January 1994, Mr. Zaino developed the business plan that led to the formation of Netplex. Mr. Zaino is a graduate of the University of Pennsylvania's Wharton School of Business and is a Certified Public Accountant.

Pamela Fredette is currently the President of Netplex and became a director in 1999. Ms. Fredette was the President of Computer Horizon's solutions group, Horizon Consulting, Inc., from December 1995 through January 1999. Ms. Fredette joined Horizon Consulting in 1993 as a practice director, and was soon promoted to Vice President and then Senior Vice President of Solutions Operations. Prior to 1993, Ms. Fredette was the founder and owner of two consulting companies, and she has also held management positions for International Paper Company and Prudential Insurance Company. Ms. Fredette received a bachelor's degree in Liberal Arts from Rutgers University and a master's degree in Computer Science from New Jersey Institute of Technology.

Richard Falcone joined Netplex in August, 2000 as our Chief Financial Officer and Treasurer. Mr. Falcone was the Chief Financial Officer of Acuent, Inc. from February, 1999 to July, 2000, the Chief Financial and Operating Officer of Internet start-up Netgrocer Inc. from January, 1997 to January, 1999, the Chief Finance and Operating Officer of National Merchants Management Corporation from September, 1994 to December, 1996, and the Chief Financial Officer of Bed Bath & Beyond Inc., from March, 1990 to September, 1994. Beginning in 1983, Mr. Falcone spent seven years with Tiffany & Co., initially as Director of Financial Control and later as Director of International Finance and Operations. Prior to that Mr. Falcone was a senior accountant with Price Waterhouse LLP for three years and also served as a special projects manager for Grandmet USA for four years. Mr. Falcone received a bachelor's degree in accounting from the University of Vermont.

Peter Russo joined Netplex in January, 2000 as our Chief Accounting Officer.
Mr. Russo was the Executive Vice President and Chief Financial Officer for Template Software, from May 1999 to January 2000, Senior Vice President and Chief Financial Officer at Computer People, Inc. from April 1997 to May 1999, Senior Vice President and Chief Financial and Administrative Officer at TRC Companies, Inc. from June 1993 to April 1997 and Treasurer and Controller at Gerber Scientific, Inc. from May 1990 to June 1993. Prior to that, Mr. Russo spent 11 years with a predecessor to Pricewaterhouse Coopers, from 1969 to 1980, the last four years as Senior Audit Manager. Mr. Russo holds a bachelor's degree in accounting from Niagara University and is a Certified Public Accountant.

Richard Goldstein has served as a director of Netplex since July 1996.
Mr. Goldstein has been a Partner of Tocci, Goldstein and Company, L.L.P., a New York City-based C.P.A. firm since 1992. Prior to 1992, Mr. Goldstein was a Tax Partner with KPMG LLP. Mr. Goldstein holds a Bachelor of Business Administration in Accounting and Master of Business Administration in Taxation from the City University of New York and is a Certified Public Accountant.


Steven Hanau became a director of Netplex in July 1998. Mr. Hanau has served as President of Enterprise Services at Wang Global since August 1996. Prior to 1996, Mr. Hanau spent eight years at I-NET, becoming its President of Enterprise Services until Wang Global acquired I-NET. Mr. Hanau spent twenty two years in the U.S. Army, holding high level positions with the Army Chief of Staff and the Office of the Secretary of Defense. Mr. Hanau holds a degree from the United States Military Academy and earned advanced degrees in operations research from Stanford University and in business administration from Long Island
University.

J. Alan Lindauer became a director of Netplex in November 1998. Mr. Lindauer has also been serving as a director of Waterside Capital Corporation since July 1993 and was named as its President and Chief Executive Officer in March 1994.
Mr. Lindauer has also served as President of JTL, Inc., since 1986. Also since 1986, Mr. Lindauer has served as a director of Commerce Bank of Virginia. In 1963, Mr. Lindauer started Minute-Man Fuels, which he managed until 1985.
Mr. Lindauer holds a Bachelor of Business Administration in Accounting and a Master of Business Administration from Old Dominion University. He is a Certified Management Consultant.




Board Composition

Our amended Certificate of Incorporation currently authorizes six (6) directors. Our Board of Directors currently consists of five (5) members. Our amended Certificate of Incorporation provides that our board of directors will be divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. The initial Class I directors, Pamela Fredette and J. Alan Lindauer, were reelected to office at the 2000 annual meeting of shareholders and will hold office until the 2003 annual meeting of shareholders. The initial Class II director, Steven L. Hanau, will hold office until the 2001 annual meeting of shareholders. The initial Class III directors, Gene Zaino and Richard Goldstein, will hold office until the 2002 annual meeting of shareholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

Compensation of Directors and Executive Officers

         Our Board of Directors are not paid to attend meetings; however, each member receives options to purchase 15,000 shares of common stock when he or she is first elected to the Board. Options awarded to directors are granted under a stock option plan established for the directors. Beginning in 1999, each member who serves for more than two years will receive options to purchase an additional 10,000 shares of common stock for each year of service beyond two years. To date, options to purchase 120,000 shares at exercise prices ranging from $1.06 to $3.56 per share have been granted to directors. In February 2000, each outside director received a cash bonus of $10,000.

         The following table lists, for the fiscal years indicated, all compensation that we paid to Gene Zaino, Chief Executive Officer; Pamela Fredette, President; Robert M. Skelton, Vice President - Corporate Development, General Counsel and Secretary; and Walton Bell III, Chief Financial Officer. We had no other executive officers, whose salary and bonus exceeded $100,000 for the year ended December 31, 1999.

Summary Compensation Table

                                                                             Long-Term
                                                                            Compensation
                                                           Annual              Awards
                                                        Compensation           ------

                                                                             Securities
                                        Fiscal                               Underlying            All Other
Name and Principal Position              Year            Salary ($)         Options (#)         Compensation ($)
---------------------------              ---             ----------         -----------         ----------------
Gene Zaino, Chief Executive              1999             $744,537              7,500                $13,000
Officer (1)
                                         1998             $140,747                                   $15,000
                                         1997             $130,000            600,000 (4)            $ 4,563
Pamela Fredette, President (2)           1999             $119,683            365,000                $   704
Robert Skelton, Secretary (3)            1999             $119,990                                   $ 3,000
                                         1998             $101,988             15,000                $11,000
                                         1997             $100,000             70,000 (4)            $ 2,903
Walton Bell III, Chief Financial         1999             $112,000            110,000                $     0
   Officer (5)

________________________________
(1) Mr. Zaino is employed under an employment agreement under which as of January 1, 2000, he is paid a base salary of $275,000. As of January 1, 1999, Mr. Zaino received a base salary of $163,000, and effective upon signing of his employment agreement, as of June 7, 1999, he received a base salary of $225,000. See "Management - Compensation of Directors and Executive Officers - Employment and Related Agreements." Mr. Zaino received a bonus approved by the Board in January 2000 of $545,902, the net proceeds of which were used to repay the loan from the Company. He accrued the bonus in 1999.

(2) Ms. Fredette is employed under an employment agreement under which she is paid a base salary of $225,000. See "Management -Compensation of Directors and Executive Officers - Employment and Related Agreements." Ms. Fredette received a bonus of $50,000 in January 2000; she accrued the bonus in 1999.

(3)       Mr. Skelton resigned from his position as Secretary on July 28, 2000.

(4) Options to purchase 600,000 shares, issued to Mr. Zaino in 1995 under the Company's 1992 Incentive and Nonqualified Stock Option Plan, were canceled in December 1997 and replaced by options to purchase 600,000 shares at a lower exercise price. None of Mr. Zaino's options have been exercised and 600,000 are vested as of December 31, 1999. Options to purchase 70,000 shares granted to Mr. Skelton in 1996 and 1997 under the 1992 Incentive and Nonqualified Stock Option Plan were canceled in December 1997 and replaced by options to purchase 70,000 shares at a lower exercise price. None of Mr. Skelton's options have been exercised and 70,000 shares are vested as of December 31, 1999.


(5) Mr. Bell resigned from his positions as Chief Financial Officer and Treasurer on August 15, 2000.

Aggregated Option Exercises and Fiscal Year-end Option Values


                                     Number of Securities
                                          Underlying                 Value of Unexercised In-The-Money Options
                                    Unexercised Options at                               at
                                     December 31, 1999(1)                     December 31, 1999($)(1)
                                     -------------------                      -----------------------
          Name                  Exercisable      Unexercisable         Exercisable         Unexercisable
          ----                  -----------      -------------         -----------         -------------

Gene Zaino                        615,000             7,500             $ 6,209,550          $     62,100
Pamela  Fredette                   25,000           340,000             $   203,250          $  3,138,350
Robert Skelton (2)                 70,000            15,000             $   711,200          $    149,700
Walton E. Bell III (3)             33,333            76,667             $   326,184          $    752,178

______________
(1) At December 31, 1999, the closing price of our common stock on the Nasdaq SmallCap Market was $11.13 per share.

(2) On July 28, 2000, Mr. Skelton resigned from all positions as an executive officer of the Company.


(3) On August 15, 2000, Mr. Bell resigned from all positions as an executive officer of the Company.

         We did not grant stock options or stock appreciation rights to our chief executive officer or any of the named executive officers during the year ended December 31, 1999.

Employment and Related Agreements

         Mr. Zaino is employed under an employment agreement through June 2002, under which he is currently paid an annual base salary of $275,000. Mr. Zaino is also entitled to receive an annual bonus based on the financial and operating performance of Netplex. The Board approved and determined to grant Mr. Zaino additional compensation in the form of annual cash incentive compensation. In January 2000, Mr. Zaino received annual cash incentive compensation of $545,902. This bonus was accrued in 1999. In addition, under his employment agreement, Mr. Zaino may also receive an annual bonus at the sole discretion of the Board, based upon our financial and operating performance, which shall not exceed 60% of base salary.

         We have and are the beneficiary under a key-person life insurance policy for $2 million with respect to Mr. Zaino.

         Ms. Fredette is employed under an employment agreement through May 2002, under which she is currently paid an annual base salary of $225,000. Ms. Fredette is also entitled to receive an annual bonus based on the financial and operating performance of Netplex. In addition, under her employment agreement, Ms. Fredette may also receive an annual bonus at the sole discretion of the Board.

         We have and are the beneficiary under a key-person life insurance policy for $1 million with respect to Ms. Fredette.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors currently consists of Richard Goldstein and Steven Hanau. No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

                             CERTAIN TRANSACTIONS

         In January 1997, we loaned $150,000 to Mr. Zaino, our chief executive officer, for relocation expenses. The loan accrued interest at a rate of 8% per year. The note and accrued interest were paid in January 2000.

         In April 2000, we loaned $120,000 to Mr. Skelton, our former Secretary and General Counsel. The loan bore an interest rate of 6.6% per year. One-half of the principal amount must be repaid by December 31, 2000, and the balance by December 31, 2001.

         Mr. Lindauer is one of our directors and the President, Chief Executive Officer and Director of Waterside Capital Corporation, the holder of shares of our Class C Preferred Stock. On January 28, 1999, Waterside lent us $800,000 under a subordinated note. On December 15, 1999, the subordinated note was exchanged for an increase in the number of shares of our common stock that the Class C Preferred Stock is convertible into.

         We paid $45,064 in 1999, $23,756 in 1998 and $28,800 in 1997 for
accounting, tax and consulting services to an accounting firm in which Mr. Goldstein, one of our directors, is a partner.

                            PRINCIPAL SHAREHOLDERS


         The following table sets forth information concerning ownership of the Company's common stock, as of August 28, 2000, by each person known by the Company to be the beneficial owner of more than five percent of the common stock, each director, each nominee for Director, each executive officer, and by all directors and executive officers of the Company as a group.

Name of Beneficial Owner                               Number of Shares of Common Stock Beneficially Owned (1)

                                                                    Number                             Percent
                                                                    ------                             -------
Gene Zaino                                                       1,938,350(2)                           10.2%
The Netplex Group, Inc.
1800 Robert Fulton Drive, Second Floor
Reston, Virginia  20191

TMP Interactive, Inc.                                            1,000,000(3)                            5.2%
5 Clock Tower Place, Suite 500
Maynard, MA 01754
Pamela Fredette                                                    100,000(4)                              *
Robert Skelton (10)                                                 77,047(5)                              *
Richard Goldstein                                                   30,000(6)                              *
Steve Hanau                                                         15,000(6)                              *
J. Alan Lindauer                                                    12,500(7)                              *
Walton E. Bell, III (11)                                           110,000(8)                              *
All directors and                                                2,234,578(9)                           11.6%
   Executive officers as a
   Group (7 persons)

________________________
 * Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, unless otherwise indicated, includes sole voting and investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the outstanding common stock beneficially owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage beneficially owned by any other person. Based solely on a review of Schedules 13G and 13D that have been filed and delivered to the Company, the Company is not aware of any 5% beneficial holders of its common stock, other than the persons specified in the table above.
(2) Includes 673,420 shares of common stock, subject to currently exercisable options and warrants.
(3) Consists of 1,000,000 shares of common stock issuable upon the exercise of a TMP warrant, at an exercise price of $6.00, subject to certain adjustments as stated therein, which expires May 2, 2003 and is currently exercisable.
(4) Holds options to purchase 365,000 shares of common stock, of which 100,000 are currently exercisable.

(5) Includes 75,000 shares of common stock subject to currently exercisable options.
(6) Consists of 15,000 shares of common stock subject to currently exercisable options.
(7) Consists of 7,500 shares of common stock subject to currently exercisable options and 5,000 shares of common stock owned.

(8) Holds options to purchase 110,000 shares of common stock of which 61,666 are currently exercisable and 48,334 are exercisable within 60 days.
(9) Includes 947,586 shares of common stock subject to currently exercisable options and warrants.
(10) On July 28, 2000, Mr. Skelton resigned from all positions as an executive officer of the Company.

(11) On August 15, 2000, Mr. Bell resigned from all positions as an executive officer of the Company.

                           DESCRIPTION OF SECURITIES


         As of August 28, 2000, our authorized capital stock consisted of:


               . 100,000,000 shares of common stock, par value $.001 per share, of which 18,238,700 shares were issued and outstanding, 5,034,872 shares were reserved for issuance pursuant to our stock option and purchase plans and 10,418,942 shares were issuable and reserved for issuance pursuant to securities (other than shares reserved for issuance pursuant to the Company's stock option and purchase plans) exercisable or exchangeable for, or convertible into, shares of common stock, and

               . 6,000,000 shares of preferred stock, par value $.01 per share, of which 1,904,438 shares have been designated as Class A Preferred Stock of which 80,597 shares were issued and outstanding; 1,500,000 shares have been designated Class B Preferred Stock of which no shares were issued and outstanding; 1,500,000 shares have been designated Class C Preferred Stock of which 1,500,000 shares were issued and outstanding; and 15,000 shares have been designated Series D Preferred Stock of which 10,000 shares were issued and outstanding.

         The descriptions below of the terms of the common stock, preferred stock and the related warrants are summaries of the material terms only and do not purport to be complete. The descriptions below are subject to and qualified by the detailed provisions of our amended Certificate of Incorporation and Bylaws, all of which have been filed with the SEC and are incorporated into this prospectus by reference and by applicable law.

Common Stock

         The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription or conversion rights. The common stock is not subject to assessment and has no redemption provisions.

Preferred Stock

         In addition to the Series D Preferred Stock, we have the authority to issue 1,080,562 additional shares of preferred stock in one or more series and to fix the designations, relative powers, preferences, and rights and the qualifications, limitations or restrictions of all shares of each series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each series, without any further vote or action by the shareholders.

         The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Netplex without further action by the shareholders.

Class A Preferred Stock

General

         We have designated 2,000,000 shares of our preferred stock as Class A Preferred Stock. For each share of Class A Preferred Stock issued, the shareholder also received a warrant to purchase one share of our common stock at an exercise price of $2.50 per share. Each warrant became exercisable on March 19, 1997 and expires on September 19, 2001. We have the right to call the warrants at a redemption price of $.01 per share upon:

         .     registration of the shares underlying the warrant, or

         . 30 days written notice given at any time upon the common stock attaining a trading price of at least $5.00 per share and sustaining that price for 20 trading days.

Dividends

         Each share of Class A Preferred Stock shall receive a cumulative dividend of 10% per year, payable in cash or additional shares of Class A Preferred Stock.

Liquidation Preference

         The Class A Preferred Stock shall rank senior to all classes and series of our capital stock now or hereafter authorized, issued, or outstanding. In the event of any voluntary or involuntary liquidation, dissolution, winding up, or change in control of Netplex, the holders of Class A Preferred Stock shall receive the greater of:

         . $4.00 per share of Class A Preferred Stock, plus any accrued but unpaid dividends, or

         . the amount the holders of Class A Preferred Stock would have received if they had converted their preferred stock into common stock, plus any accrued but unpaid dividends.

Voting Rights

         The holders of Class A Preferred Stock are not entitled to vote on any matter except as required by law.

Conversion

         The holders of the Class A Preferred Stock have the right, at any time, to convert each share of Class A Preferred Stock into one share of common stock, plus any accrued but unpaid dividends payable in cash or the Class A Preferred Stock.

Redemption

         Upon the effectiveness of a registration statement that registers the common stock underlying the Class A Preferred Stock, we may redeem the Class A Preferred Stock for $2.00 plus any accrued but unpaid dividends. Additionally, we may redeem the Class A Preferred Stock upon 30 days written notice at any time after September 19, 2000 if:

         . the last sale price of the common stock has been at least $5.00 per share on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given, or

         . the last sale price of the common stock has been at least 20 percentage points higher than the prior year's price as the prior year's price relates to $2.50 per share (i.e., 220% of $2.50 in the fifth year, 240% of $2.50 in the sixth year, etc.) on all 20 of the trading days ending on the third date prior to the date on which notice of redemption is given.

Class B Preferred Stock

         In October 1998, we issued 643,770 shares of Class B Preferred Stock. Each share of Class B Preferred Stock is immediately convertible into one share of common stock. No dividends are payable on Class B Preferred Stock. There are no shares of Class B Preferred Stock currently outstanding.

Class C Preferred Stock

General

         We have designated 1,500,000 shares of preferred stock as Class C Preferred Stock. The holders of the Class C Preferred Stock have received warrants to purchase 150,000 shares of common stock at $1.375 per share. In addition, we are required to issue warrants to purchase 100,000 additional shares of common stock for each 18 month period the Class C Preferred Stock is outstanding, up to a total of 400,000 additional shares of common stock. The warrants have a 10-year term and are immediately exercisable.

Dividends

         Each share of the Class C Preferred Stock earns cumulative dividends at 9.99% per year, payable in cash. The dividend rate increases to 15% per year once the Class A Preferred Stock is no longer issued and outstanding.

Liquidation Preference

         The Class C Preferred Stock shall rank senior to the common stock and shall rank junior to the Class A Preferred Stock with respect to dividend rights or rights on liquidation, winding up, dissolution, or change in control. In the event of any voluntary or involuntary liquidation, dissolution, winding up, or change in control, the holders of the Class C Preferred Stock shall receive, before the holders of any securities junior to the Class C Preferred Stock, the greater of:

         . $3.99 per share of Class C Preferred Stock, plus any accrued but unpaid dividends, or

         . the amount the holders of Class C Preferred Stock would have received if they had converted their preferred stock into common stock, plus any accrued but unpaid dividends.

Voting Rights

         The holders of the Class C Preferred Stock are not entitled to vote on any matter except as required by law.

Conversion

         The Class C Preferred Stock is convertible at any time after the earlier of a change in control of Netplex or five years from the date of issuance and is redeemable at our option at any time within the first five years. The number of shares into which the Class C Preferred Stock is convertible is equal to $2,300,000 plus accrued unpaid dividends divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion.

         To the extent that our stock price decreases and we do not exercise our right of redemption prior to conversion, the number of shares of our common stock to be issued upon conversion of our Class C Preferred Stock could increase significantly; the issuance of additional shares of common stock could substantially dilute your ownership interest and depress the price of our common stock. The conversion of the Class C Preferred Stock into common stock may result in the sale of a significant number of shares of common stock into the market; these sales could decrease the price of our common stock. Additionally, the perceived risk of dilution from conversion of the Class C Preferred Stock may cause other shareholders to sell their shares before conversion or encourage short sales of our common stock; those sales could also place further downward pressure on the price of our common stock.

         The conversion of the outstanding Class C Preferred Stock on the basis of the 20 day average trading price of our common stock would result in the issuance of 7,731,092 shares of common stock if the average trading price had been calculated as of August 28, 2000. If this 20 day average trading price decreased by:

         . 25%, then the conversion of the outstanding Class C Preferred Stock would result in the issuance of 10,308,123 shares of common stock;

         . 50%, then the conversion of the outstanding Class C Preferred Stock would result in the issuance of 15,462,185 shares of common stock; and

         . 75%, then the conversion of the outstanding Class C Preferred Stock would result in the issuance of 30,924,370 shares of common stock.
Redemption


         We may redeem the Class C Preferred Stock at any time prior to or on September 28, 2003 at an aggregate amount equal to $2,300,000 plus any accrued but unpaid dividends.

Series D Preferred Stock

General

         We have designated 15,000 shares of our preferred stock as Series D Preferred Stock. To date, we have issued 10,000 shares of Series D Preferred Stock. Additionally, the holders of the Series D Preferred Stock have received warrants to purchase up to 1,165,644 shares of our common stock. These warrants are discussed under "Selling Shareholders--Material Terms of Series D Preferred Stock and Related Warrants."

Dividends

         The Series D Preferred Stock shall bear cumulative dividends at a rate of 7% per year and be payable quarterly, beginning on the first day of the calendar quarter subsequent to the date of issuance. Subject to the terms of our amended Certificate of Incorporation, we may pay the dividends in cash or shares of our common stock. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of the dividend on each share of the Series D Preferred Stock will be equal to the accrued dividends (plus any unpaid default interest) divided by the applicable conversion price. The applicable conversion price will be equal to the average of the closing sale prices for our common stock on the 10 consecutive trading days immediately preceding the date of determination.

         For example, on July 1, 2000, the first day of the calendar quarter after the first full calendar quarter subsequent to the date of issuance, the total cash dividend that became due for the prior quarter was $17.45 per share of Series D Preferred Stock, which we calculated using an annual rate of 7%. Rather than paying this dividend in cash, we could elect instead to issue common stock to the holders of the Series D Preferred Stock. If we made such an election, the number of shares of common stock we would have to issue would equal the amount of the cash dividend divided by the average of the closing sale prices for our common stock on the 10 consecutive trading days immediately preceding July 1, 2000. Because the average of the closing sale prices for our common stock on the 10 consecutive trading days immediately preceding July 1, 2000, was $2.41 per share, we would be required to issue 72,415 shares of common stock rather than paying the $174,500 cash dividend.

         We will not have the right to pay dividends in shares of our common stock if any of the trigger events identified below under "Description of Securities--Series D Preferred Stock--Redemption--Redemption at option of holders of Series D Preferred Stock" has occurred and is continuing.

Liquidation Preference

         In the event of our liquidation, the holders of the Series D Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of any of our capital stock of any class junior in rank to the Series D Preferred Stock. The liquidation preference is equal to the amount originally paid for the shares of Series D Preferred Stock, or $1,000 per share, plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus any unpaid dividends and any unpaid default interest.

Voting Rights

         The holders of the Series D Preferred Stock are not entitled to vote on any matter except as required by law, except that the consent of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock will be required to effect any change in our amended Certificate of Incorporation that would change any of the rights of the shares of Series D Preferred Stock.

Conversion

         The Series D Preferred Stock is convertible, in accordance with the then applicable conversion rate, as detailed in our amended Certificate of Incorporation, into shares of common stock at the option of the holder thereof at any time from the date of issuance. We can require the holders to convert the Series D Preferred Stock two years and forty-five days from the date of issuance. The number of shares of common stock to be issued upon conversion of a share of Series D Preferred Stock issued in March 2000 is determined by dividing the sum of $1,000 (the amount paid for that share), plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest, by $5.87.

         If we fail to deliver shares of common stock after being requested by a holder of the Series D Preferred Stock to convert its shares to common stock, then

         .    we will be subject to certain cash penalties after 5 business days from our receipt of the request;
         .    after 12 business days from our receipt of the request,
                    . if the holder exercises its right to void the conversion request, the conversion price will be reduced to the lesser of the conversion price then in effect or the lowest closing sale price of our common stock during the period beginning on the date the holder requested conversion and ending on the date 12 days after the date the request was made; and
                    . the holder that made the request will be entitled to require us to redeem its shares of Series D Preferred Stock.

         In the event we are deemed to have issued common stock or securities that can be exchanged or converted into common stock at a price less than the conversion price then in effect for the Series D Preferred

Stock, then the conversion price for the Series D Preferred Stock shall be reduced to the purchase price per share of the additional common stock or securities issued, subject to certain exceptions. Further, if we issue certain options or convertible securities that are convertible into or exchangeable or exercisable for common stock at a price that varies based on the market price of our common stock, then the holders of the Series D Preferred Stock may elect to substitute the variable price of these options or convertible securities for the conversion price then in effect when they elect to convert their shares of Series D Preferred Stock.

         The conversion of the outstanding Series D Preferred Stock at the fixed conversion price of $5.87 would result in the issuance of 1,742,130 shares of common stock. If the conversion of the Series D Preferred Stock is effected because of the occurrence of one of the events described in the preceding paragraph, and the fixed conversion price had been reduced by:

         . 25%, then the conversion of the outstanding Series D Preferred Stock would have resulted in the issuance of 2,322,839 shares of common stock;

         . 50%, then the conversion of the outstanding Series D Preferred Stock would have resulted in the issuance of 3,484,259 shares of common stock; and

         . 75%, then the conversion of the outstanding Series D Preferred Stock would have resulted in the issuance of 6,956,667 shares of common stock.

         The exercise price of the warrants that we issued on March 29, 2000 in connection with the issuance of the Series D Preferred Stock is $5.87. However, the exercise price could be reduced to an amount equal to 120% of the market price of our common stock on March 29, 2001 if this amount is less than the exercise price in effect immediately prior to that date. Upon this reduction in exercise price, the number of shares of common stock we must issue upon exercise of the warrants will increase without a corresponding increase in the amount of proceeds we will receive as a result of the exercise.


         If all of these warrants were exercised on August 28, 2000, we would be required to issue 1,165,644 shares of common stock. The closing price of our common stock on August 28, 2000 was $1.31 per share. If as of March 29, 2001, the price of our common stock remains at $1.31 per share, the exercise of these warrants would result in the issuance of 4,352,627 shares of common stock. If the price of our common stock were to decrease from this amount by:

         . 25%, then the exercise of these warrants would result in the issuance of 5,803,503 shares of common stock;

         . 50%, then the exercise of these warrants would result in the issuance of 8,705,254 shares of common stock; and

         . 75%, then the exercise of these warrants would result in the issuance of 17,410,509 shares of common stock.

If the market value of our common stock decreases and we pay the dividends on the Series D Preferred Stock in shares of our common stock, or any of the events described above resulting in the adjustment of the conversion price of the Series D Preferred Stock on the basis of the market value of our common stock occurs, or the exercise price of the warrants is adjusted based on the market value of our common stock, the number of shares of common stock to be issued in payment of the dividends, or upon conversion of the Series D Preferred Stock or upon exercise of the warrants could increase significantly and result in significant dilution in your ownership interest. Any of these events could also result in the sale of a significant number of shares of common stock into the market and could decrease the price of our common stock. Additionally, the perceived risk of dilution from the occurrence of any of these events may cause shareholders to sell their shares to avoid this dilution or encourage short sales of our common stock and could therefore place further downward pressure on the price of our common stock.

         No holder of shares of the Series D Preferred Stock may convert its shares if the conversion would make the holder the beneficial owner of more than 4.99% of our then outstanding common stock, excluding shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock or unexercised warrants. Although, we are not obligated to issue any shares of common stock if as a result of the issuance the aggregate number of shares of common stock issued upon conversion of the Series D Preferred Stock and exercise of the related warrants would equal or exceed 20% of the amount of our common stock outstanding on March 29, 2000, this limitation is inapplicable because we obtained shareholder approval as required by the applicable rules of the Nasdaq SmallCap Market for such an issuance. As a result of this approval, there is no limit on the amount of shares that can be issued upon conversion or the payment of dividends in lieu of cash on the Series D Preferred Stock.

Redemption

         Redemption at our option. Beginning on March 29, 2002, subject to extension in certain circumstances, we can redeem the outstanding Series D Preferred Stock that we issued on March 29, 2000 for the price originally paid for the shares plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest. If we do not redeem all of these shares of Series D Preferred Stock by June 3, 2002, we will be required to convert the shares that we do not redeem into the number of shares of common stock determined by dividing the sum of $1,000 plus an additional amount equal to a 7% annual return on the amount originally paid for the shares of Series D Preferred Stock plus unpaid default interest by the applicable conversion price. The applicable conversion price at the time of the conversion will be 95% of the dollar volume-weighted average price of the common stock on June 3, 2002. During the period beginning on and including April 2, 2002 and ending on and including June 3, 2002, the holders of the shares of common stock issued upon the conversion of the Series D Preferred Stock will be limited in the amount of the shares that they may sell.

         Redemption at option of holders of Series D Preferred Stock. Upon the occurrence of the trigger events listed below, the holders of Series D Preferred Stock have the right to require us to redeem all or a portion of their Series D Preferred Stock at a redemption price equal to the greater of:


               . 125% of the price paid for the shares of Series D Preferred Stock plus unpaid dividends and unpaid default interest or


               . The relative percentage that the average closing sales price of the common stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon a change of control bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon a change of control.

The events that will entitle the holders of the Series D Preferred Stock to exercise these redemption rights are the failure by us to deliver shares of common stock upon conversion of the Series D Preferred Stock and the occurrence of any of the following trigger events:

         - the SEC does not declare effective any registration statement we are required to file under the terms of the registration rights agreement we entered into with the holders of the Series D Preferred Stock on or prior to the date required by the terms of the registration rights agreement;

         - the effectiveness of a registration statement we are required to file under the terms of the registration rights agreement lapses for any reason or is unavailable to the holders of the Series D

              Preferred Stock and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

          - our common stock is suspended or delisted from trading on the Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange for a period of at least five consecutive trading days or for more than 10 trading days in any 365-day period;

          - we give notice to any holder of Series D Preferred Stock of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series D Preferred Stock;

          - we fail to issue shares of common stock to any holder of the Series D Preferred Stock prior to the 12th business day after the holder requests such conversion;

          - we do not issue shares of common stock to a holder of the Series D Preferred Stock after proper request because such issuance would cause us to exceed the limitation on the number of shares that may be issued in accordance with the applicable rules of the Nasdaq SmallCap Market; or

          - we breach any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series D Preferred Stock and the breach would have a material adverse effect on our business or is not cured within 20 days after its occurrence.

Because the Series D Preferred Stock is redeemable upon the occurrence of some of these events which are beyond our control, the Series D Preferred Stock has been accounted for as temporary equity in our current consolidated balance sheet.

          In addition, holders also may redeem the Series D Preferred Stock upon a change of control of Netplex at a redemption price equal to the greater of:


                 . 125% of the price paid for the shares of Series D Preferred Stock plus unpaid dividends and unpaid default interest or

                 . The relative percentage that the average closing sales price of the common stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon a change of control bears to the applicable conversion price in effect at such time the holders give notice of their election to redeem upon a change of control.

Preemptive Rights

          Until December 27, 2000, subject to the exceptions described in the securities purchase agreement under which the Series D Preferred Stock was sold, we may not negotiate or contract with any party for any equity financing or issue any equity securities or securities convertible or exchangeable into or for equity securities in any form unless we have first delivered to each holder of Series D Preferred Stock a written notice describing the proposed transaction. In addition, we must provide each holder an option to purchase a certain participation percentage of the securities to be issued in the proposed transaction equal to 75% of its pro rata portion of the Series D Preferred Stock issued in March, 2000.

Registration Rights

          We have granted to holders of our preferred stock and warrants registration rights that may require us to file registration statements under the Securities Act covering all or a portion of the common stock issued or issuable upon conversion of the preferred stock or warrants or to include these shares of common stock in a registration under the Securities Act that we initiate. Certain registration rights agreements that we have entered into are discussed under "Selling Shareholders."

Anti-takeover Effects of Certain Provisions of New York Law and our Amended Certificate of Incorporation and Bylaws

         A number of provisions of New York law, our amended Certificate of Incorporation, and our Bylaws could make any attempt to acquire us by means of a tender offer, a proxy contest, or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids even though these types of transactions may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price. These provisions also encourage persons seeking to acquire control of us to negotiate with us first.

         We are subject to the "business combination" provisions of Section 912 of the New York Business Corporation Law and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Exchange Act. Section 912 provides, with some exceptions, which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to our Certificate of Incorporation providing that we would be subject to Section 912 if we did not then have a class of stock registered pursuant to Section 12 of the Exchange Act, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization, or disposition of stock) with any "interested shareholder" for a period of five years from the date that the person first became an interested shareholder unless:

         . the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder; or

         . the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or

         . the business combination meets certain valuation requirements for the stock of the New York corporation.

         An "interested shareholder" is defined as any person that

                    . is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a New York corporation, or

                    . is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.

         A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to a number of exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within five years did own, 20% or more of the corporation's outstanding voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

         The "stock acquisition date," with respect to any person and any New York corporation, means the date that the person first becomes an interested shareholder of the corporation.

         In addition, some provisions of our amended Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

         BOARD COMPOSITION. Our amended Certificate of Incorporation currently authorizes six directors. The amended Certificate of Incorporation provides that our board will be divided into three classes, with each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

         BOARD OF DIRECTORS VACANCIES. Our Bylaws and amended Certificate of Incorporation authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This authority may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by allowing the board to fill the vacancies created by the removal with its own nominees.

         ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINEES. Rules promulgated under the Exchange Act establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of our shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors. In addition, the shareholder notice procedure provides that at a shareholders' meeting, the only business that may be conducted is business that has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given timely written notice of his or her intention to bring such business before the meeting.

                  Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, the notice must be received by us not less than 120 calendar days prior to the anniversary of the date of the proxy statement for last year's annual meeting.

                  A shareholder's notice to us proposing to nominate a person for election as a director or proposing other business must contain information specified in the rules promulgated under the Exchange Act including a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

                  The shareholder notice procedure may have the effects of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

         SPECIAL MEETINGS OF SHAREHOLDERS. Our Bylaws provide that special meetings of shareholders can be only called by the board of directors or any officer instructed by the board to call a special meeting except when the shareholders are expressly entitled by the New York Business Corporation Law to demand the call of a meeting.

         AMENDMENT OF OUR CERTIFICATE OF INCORPORATION. Our amended Certificate of Incorporation may only be further amended by a majority vote of the directors and the shareholders. By making it more difficult to alter the provisions of the amended Certificate of Incorporation, the anti-takeover provisions specified in this section will be more likely to withstand attempts to minimize their anti-takeover intent.

         AUTHORIZED BUT UNISSUED SHARES. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to the limitations imposed by the Nasdaq SmallCap Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Limitation of Liability and Indemnification Matters

         Our amended Certificate of Incorporation limits the liability of directors to the fullest extent permitted by New York law. Specifically, a director will not be personally liable to us or our shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to the director establishes that:

         . his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law,

         . he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or

         . his or her acts violated Section 719 of the New York Business Corporation Law, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of our shares.

         This provision is intended to afford directors protection and limit their potential liability from suits alleging a breach of the duty of care by a director. We believe this provision will assist us in maintaining and securing the services of directors who are not our employees. As a result of this provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties although it may still be possible to obtain injunctive or other equitable relief with respect to those actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct. This provision does not affect the directors' responsibilities, under any other laws, such as the federal securities laws or other state or federal laws.

         Our Bylaws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law. To obtain this benefit, there is generally a requirement that the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. We may not indemnify any director or officer if a judgment or other final adjudication adverse to him or her establishes that his or her acts were committed in bad faith, were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         In addition, New York law provides that the indemnification permitted under New York law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our Bylaws, any agreement, a vote of shareholders, or otherwise as long as those rights are not inconsistent with New York law.

         We have also entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Additionally, as permitted under New York law, we have obtained directors' and officers' liability insurance for our officers and directors.

         At present, there is no pending litigation or proceeding involving any director, officer, employee, or agent as to which indemnification will be required or permitted under our amended Certificate of Incorporation, Bylaws, or any indemnification agreement. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of August 28, 2000, 18,238,700 shares of our common stock were outstanding. Of the shares outstanding as of August 28, 2000, 16,951,708 were freely tradable without restriction. The remaining 1,286,992 shares of our common stock outstanding as of August 28, 2000 are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Securities Act or sold under an available exemption.

         In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         . one percent of the number of shares of common stock outstanding at that time, which equaled approximately 182,387 shares as of August 28, 2000; or
         . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

         Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         Approximately 1,286,992 shares of restricted common stock were held by affiliates as of August 28, 2000. So long as shares of the restricted common stock remain in the hands of affiliates, unless sold pursuant to a registration statement, it will be subject to all of the conditions of Rule 144 except for the holding period. If these holders of our common stock cease to be affiliates and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met, these shares may become freely tradable without regard to most of the Rule 144 restrictions, including the volume limitation.

         In addition to the outstanding shares of our common stock, as of August 28, 2000, we had 5,034,872 shares of our common stock reserved for issuance upon the exercise of outstanding options issued under our stock option plans of which 1,014,731 were vested, issued and exercisable. All shares issuable upon exercise of options granted under our stock option plans are generally available for resale in the public market.

         In addition, as of August 28, 2000, we had outstanding

         . shares of our Series D Preferred Stock, including dividend shares, and related warrants that are convertible into a total of 3,165,015 shares of common stock, assuming a conversion and exercise price of $5.87 per share;

         . prepaid warrants exercisable into 3,818,221 shares of common stock; and

         . options and warrants, other than options issued under our stock option plans, to purchase an aggregate of 4,191,860 shares of our common stock.

         We are registering for sale in the Registration Statement of which this prospectus forms a part 15,498,907 shares of common stock on behalf of the holders of our outstanding shares of Series D Preferred Stock and related warrants, some of the prepaid warrants and some of the other options and warrants. The remaining shares of common stock subject to the foregoing prepaid warrants, options and warrants are available for resale in the public market.

         As of August 28, 2000, we also had outstanding:

         . shares of our Class A Preferred Stock that are immediately convertible into 80,597 shares of common stock; and

         . shares of our Class C Preferred Stock that are convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which, if converted on the basis of the 20 day average trading price calculated as of August 28, 2000, would result in the issuance of 7,731,092 shares of common stock.

         The 80,597 shares of common stock that are issuable upon conversion of the Class A Preferred Stock are available for resale in the public market. Of the 7,731,092 shares of common stock issuable upon conversion of the Class C Preferred Stock as of August 28, 2000, 2,450,000 will be available for resale in the public market upon issuance. The remaining 5,281,092 shares of common stock issuable upon conversion of the Class C Preferred Stock are subject to registration rights.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for us by Venable, Baetjer and Howard, LLP.

                                     EXPERTS

         The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1999, and for the year then ended, appearing in the Registration Statement, of which this prospectus is a part, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report herein, and has been so included in reliance upon such report given upon the authority of said firm as experts as stated in their report appearing in accounting and auditing.

         The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the Registration Statement, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and exhibits.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.
   ------------------

            DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

         Our amended Certificate of Incorporation allows us to indemnify to the fullest extent permitted under the New York Business Corporation Law our directors, officers, employees and agents. We may indemnify them only if we determine that their conduct did not violate the law. In addition, our amended Certificate of Incorporation eliminates the personal liability of directors to Netplex and its shareholders for money damages if they breach their duty as directors.

         The New York Business Corporation Law also permits us to indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation, except when we bring the case against such director or officer, or if a case is brought by our shareholders against them on our behalf. We can indemnify a director or officer if he acted in good faith and for a purpose he reasonably believed to be in Netplex's best interests. However, no indemnification is permitted in an action by Netplex, or its shareholders on its behalf, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is liable to Netplex, unless a court determines Netplex should pay a portion. In addition, the New York Business Corporation Law provides that a director or officer shall be indemnified if he is successful in the litigation on the merits or otherwise.

         Permitted indemnification as described above may only be made if it is authorized by our board of directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the New York Business Corporation Law. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. We may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by us.

         We have also agreed to indemnify our directors and executive officers pursuant to indemnification agreements. We will pay all expenses, losses, claims, damages and liability incurred by our directors or executive officers for or as a result of action taken or not taken while they were acting as directors, officers, employees or agents.

         Although the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons as discussed above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  Index to Consolidated Financial Statements


                                                                  Page
                                                                  ----
Independent Auditors' Reports..................................    F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998...    F-4

Consolidated Statements of Operations for the years ended
     December 31, 1999, 1998 and 1997..........................    F-5

Consolidated Statements of Stockholders' Equity for the years
     ended December 31, 1999, 1998 and 1997....................    F-6

Consolidated Statements of Cash Flows for the years ended
     December 31, 1999, 1998 and 1997..........................    F-8

Notes to Consolidated Financial Statements.....................    F-9

Condensed Consolidated Balance Sheets as of June 30, 2000
     and December 31, 1999.....................................   F-26

Condensed Consolidated Statements of Operations for the Six
     Months Ended June 30, 2000 and 1999.......................   F-27

Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 2000 and 1999...................   F-28

Notes to Condensed Consolidated Statements as of June 30, 2000
     and December 31, 1999 and the Six Months Ended
     June 30, 2000 and 1999....................................   F-29

              Report of Independent Certified Public Accountants

Board of Directors and Stockholders
The Netplex Group, Inc.:


We have audited the accompanying consolidated balance sheet of The Netplex Group, Inc. and subsidiaries (the "Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997, were audited by other auditors whose report dated April 19, 1999 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Netplex Group, Inc. and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

In connection with our audit of the consolidated financial statements referred to above, we have audited Schedule II - Valuation and Qualifying Accounts, as of December 31, 1999. In our opinion this schedule presents fairly, in all material respects, the information required to be set forth therein.



                                          /s/ Grant Thornton LLP


Vienna, Virginia
March 1, 2000 (Except for Note 20, as to which the date is March 30, 2000)

                         Independent Auditors' Report


Board of Directors and Stockholders
The Netplex Group, Inc.:


We have audited the accompanying consolidated balance sheets of The Netplex Group, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement Schedule II - Valuation and Qualifying Accounts, for each of the years in the two-year period ended December 31, 1998. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Netplex Group, Inc. and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                          /s/ KPMG LLP


McLean, Virginia
April 19, 1999

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets
                                 December 31,


                                 Assets                                            1999              1998
Current assets:
   Cash and cash equivalents                                                $   4,220,148     $      870,465
   Accounts receivable, net of allowance for doubtful
      accounts of $342,000 and $589,000, respectively                          12,513,823         11,654,743
   Prepaid expenses and other current assets                                      923,762            772,242
                                                                              -----------        -----------
      Total current assets                                                     17,657,733         13,297,450

   Property and equipment, net                                                  1,891,084          1,704,975
   Other assets                                                                   775,290            213,174
   Goodwill and other intangible assets, net                                    6,092,610          5,435,024
                                                                              -----------        -----------
      Total assets                                                          $  26,416,717     $   20,650,623
                                                                              ===========        ===========
                          Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                         $   3,294,403     $    2,545,730
   Line of credit                                                               5,126,245          4,041,000
   Notes payable                                                                        -            300,000
   Accrued expenses and other current liabilities                               9,305,229          6,418,326
   Capital lease obligation, current portion                                      107,890             97,315
   Deferred revenues                                                              193,262            835,827
                                                                              -----------        -----------
     Total current liabilities                                                 18,027,029         14,238,198
   Insurance premium obligation                                                   850,000                  -
   Capital lease obligations long-term, net of current portion                    195,504             57,901
                                                                              -----------        -----------
     Total liabilities                                                         19,072,533         14,296,099

Commitments and contingencies
Minority interest in subsidiary                                                   481,877                  -

Stockholders' equity:
 Preferred Stock:
   Class A Cumulative, $.01 par value, liquidation preference of $4.00 per share for 1999 and 1998; 2,000,000 shares authorized, 109,961 and 987,573 shares issued and outstanding at December 31, 1999
     and 1998 respectively                                                          1,099              9,875
   Class B, $.01 par value; liquidation  preference of $3.50 per share;
     1,500,000 shares authorized, 643,770 shares issued and
     outstanding at December 31, 1998                                                   -              6,438
   Class C Cumulative, $.01 par value; liquidation preference of $3.99 per share; 2,500,000 shares authorized; 1,500,000 share issued and
     outstanding at December 31, 1999 and 1998, respectively                       15,000             15,000
   Common Stock: $.001  par value, 40,000,000 shares authorized,
     16,137,250 and 10,204,735  shares issued and outstanding at
     December 31, 1999 and 1998, respectively                                      16,137             10,204
 Additional paid in capital                                                    21,762,418         13,821,531
 Accumulated deficit                                                          (14,932,347)        (7,508,524)
                                                                              -----------        -----------
      Total stockholders' equity                                                6,862,307          6,354,524
                                                                              -----------        -----------
      Total liabilities and stockholders' equity                            $  26,416,717     $   20,650,623
                                                                              ===========        ===========

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                           Years Ended December 31,

                                                                               1999             1998             1997
Revenues
   Services                                                             $   70,106,190   $   55,872,750    $  38,394,880
   Product                                                                  17,679,074        5,406,410        2,073,254
                                                                           -----------      -----------      -----------
                                                                            87,785,264       61,279,160       40,468,134

Cost of revenues
   Services                                                                 57,374,354       47,389,309       34,961,418
   Product                                                                  13,494,978        3,894,760        1,123,736
                                                                           -----------      -----------      -----------
                                                                            70,869,332       51,284,069       36,085,154
                                                                           -----------      -----------      -----------
Gross profit                                                                16,915,932        9,995,091        4,382,980

Operating expenses
   Selling, general and administrative expenses                             24,038,665       11,979,941        7,230,246
   Restructuring costs                                                               -          160,000                -
   Acquired in-process technology                                                    -          250,000                -
                                                                           -----------      -----------      -----------
   Operating expenses                                                       24,038,665       12,389,941        7,230,246
                                                                           -----------      -----------      -----------

   Operating loss                                                           (7,122,733)      (2,394,850)      (2,847,266)

   Interest expense, net                                                      (384,213)        (153,874)         (26,337)
                                                                           -----------      -----------      -----------
Loss before income taxes                                                    (7,506,946)      (2,548,724)      (2,873,603)

Provision for income taxes                                                           -                -                -
                                                                           -----------      -----------      -----------
Loss before minority interest                                               (7,506,946)      (2,548,724)      (2,873,603)

Minority interest                                                               83,123                -                -
                                                                           -----------      -----------      -----------
Net loss                                                                    (7,423,823)      (2,548,724)      (2,873,603)
Preferred Stock dividend                                                      (500,603)        (315,778)        (275,625)
                                                                           -----------      -----------      -----------
Loss applicable to common shareholders                                  $   (7,924,426)  $   (2,864,502)   $  (3,149,228)
                                                                           -----------      -----------      -----------
Basic and diluted loss per common share                                 $        (0.63)  $        (0.31)   $       (0.46)
                                                                                 =====            =====            =====
Weighted average common shares outstanding
   Basic and diluted                                                        12,515,759        9,259,599        6,820,863
                                                                           ===========      ===========      ===========

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                            Class A Cumulative             Class B           Class C Cumulative
                                                                Convertible              Convertible             Convertible
                                                             Preferred Stock          Preferred Stock         Preferred Stock
                                                           --------------------     --------------------    --------------------
                                                              Share       $           Shares       $          Shares       $
                                                           --------------------     --------------------    --------------------
Balance at January 1, 1997                                  1,750,000 $  17,500     $        -   $     -           -  $        -

  Net loss                                                          -         -              -         -           -           -
  Conversions of Class A Preferred to Common Stock           (687,500)   (6,875)             -         -           -           -

  Exercise of Common Stock warrants                                 -         -              -         -           -           -

  Preferred Stock dividends                                         -         -              -         -           -           -

  Common Stock options granted for services                         -         -              -         -           -           -

  Common Stock issued for the acquisition of Onion
         Peel Solutions, LLC                                        -         -              -         -           -           -

  Exercise of Common Stock options                                  -         -              -         -           -           -
                                                           ----------------------------------------------------------------------

Balance at December 31, 1997                                1,062,500    10,625              -         -           -           -

  Net loss                                                          -         -              -         -           -           -

  Conversions of Class A Preferred to Common Stock           (141,865)   (1,419)             -         -           -           -

  Dividends paid in kind                                       66,938       669              -         -           -           -

  Preferred Stock dividends                                         -         -              -         -           -           -

  Private placements of Common Stock                                -         -              -         -           -           -

                                                                                     Additional
                                                              Common Stock             Paid In             Accumulated
                                                          ----------------------
                                                            Shares        $            Capital          Deficit        Total
                                                          ----------------------     -----------     --------------------------
Balance at January 1, 1997                                 6,442,903  $    6,443     $ 5,301,542     $ (2,086,197) $  3,239,288

  Net loss                                                         -           -               -       (2,873,603)   (2,873,603)

  Conversions of Class A Preferred to Common Stock           687,500         687           6,188                -             -

  Exercise of Common Stock warrants                          225,000         225         537,275                -       537,500

  Preferred Stock dividends                                        -          -          (82,500)               -       (82,500)

  Common Stock options granted for services                        -          -           40,000                -        40,000

  Common Stock issued for the acquisition of Onion
         Peel Solutions, LLC                                  80,000         80          399,920                -       400,000

  Exercise of Common Stock options                            34,967         35           69,982                -        70,017
                                                           ---------------------------------------------------------------------

Balance at December 31, 1997                               7,470,370      7,470        6,272,407       (4,959,800)    1,330,702

  Net loss                                                         -          -                -       (2,548,724)   (2,548,724)

  Conversions of Class A Preferred to Common Stock           141,865        142            1,277                -             -

  Dividends paid in kind                                           -          -             (669)               -             -

  Preferred Stock dividends                                        -          -         (304,504)               -      (304,504)

  Private placements of Common Stock                       2,123,000      2,123        2,343,440                -     2,345,563

                                                      Class A Cumulative           Class B         Class C Cumulative

                                                         Convertible             Convertible           Convertible
                                                       Preferred Stock         Preferred Stock       Preferred Stock

                                                       Share         $         Shares        $       Shares        $
  Private placement of Prepaid Common Stock
         purchase warrants                                   -          -            -          -           -         -
  Common Stock issued for the acquisition of ABS             -          -            -          -           -         -
  Class B Preferred Stock issued for the
         acquisition of AIG                                  -          -      643,770      6,438           -         -
  Private placement of Class C Preferred Stock               -          -            -          -   1,500,000    15,000
  Exercise of Common Stock options                           -          -            -          -           -         -
                                                     -------------------------------------------------------------------
Balance at December 31, 1998                           987,573      9,875      643,770      6,438   1,500,000    15,000
  Net loss                                                   -          -            -          -           -         -
  Conversions of Class A Preferred to Common
         Stock                                        (877,612)    (8,776)           -          -           -         -
  Preferred Stock dividends                                  -          -            -          -           -         -
  Exercise of Prepaid Common Stock purchase
         warrant                                             -          -            -          -           -         -
  Conversion of subordinated debt to Class C
         Preferred Stock                                     -          -            -          -           -         -
  Common Stock issued for the acquisition of ABS             -          -            -          -           -         -
  Common Stock issued for the acquisition of
         Onion Peel Solutions, LLC                           -          -            -          -           -         -
  Conversion of Class B Preferred Stock to
         Common Stock                                        -          -     (643,770)    (6,438)          -         -
  Common Stock issued                                        -          -            -          -           -         -
  Exercise of Common Stock warrants                          -          -            -          -           -         -
  Exercise of Common Stock options                           -          -            -          -           -         -
                                                     -------------------------------------------------------------------
Balance December 31, 1999                              109,961    $ 1,099            -    $     -   1,500,000  $ 15,000
                                                     ===================================================================
                                                                                   Additional
                                                           Common Stock              Paid In                   Accumulated
                                                         Shares            $         Capital            Deficit           Total
  Private placement of Prepaid Common Stock
         purchase warrants                                     -           -         2,582,490                  -        2,582,490
  Common Stock issued for the acquisition of ABS         450,000         450           590,175                  -          590,625
  Class B Preferred Stock issued for the
         acquisition of AIG                                    -           -           993,562                  -        1,000,000
  Private placement of Class C Preferred Stock                 -           -         1,324,457                  -        1,339,457
  Exercise of Common Stock options                        19,500          19            18,896                  -           18,915
                                                     ------------------------------------------------------------------------------
Balance at December 31, 1998                          10,204,735      10,204        13,821,531         (7,508,524)       6,354,524
  Net loss                                                     -           -                 -         (7,423,823)      (7,423,823)
  Conversions of Class A Preferred to Common
         Stock                                           877,612         873             7,903                  -                -
  Preferred Stock dividends                                    -           -          (241,478)                 -         (241,478)
  Exercise of Prepaid Common Stock purchase
         warrant                                         554,421         555              (555)                 -                -
  Conversion of subordinated debt to Class C
         Preferred Stock                                       -           -           800,000                  -          800,000
  Common Stock issued for the acquisition of ABS         114,756         115           566,715                  -          566,830
  Common Stock issued for the acquisition of
         Onion Peel Solutions, LLC                       297,396         297              (297)                 -                -
  Conversion of Class B Preferred Stock to
         Common Stock                                    643,770         648             5,790                  -                -
  Common Stock issued                                     55,000          55               (55)                 -                -
  Exercise of Common Stock warrants                    2,093,856       2,094         5,258,008                  -        5,260,102
  Exercise of Common Stock options                     1,295,704       1,296         1,544,856                  -        1,546,152
                                                     ------------------------------------------------------------------------------
Balance December 31, 1999                             16,137,250    $ 16,137      $ 21,762,418      $ (14,932,347     $  6,862,307
                                                     ==============================================================================

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31,

                                                                        1999            1998             1997
Operating activities:
    Net loss                                                       $  (7,423,823)   $ (2,548,724)   $  (2,873,603)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization of property and equipment            776,741         578,564          391,091
      Amortization of goodwill and other intangibles                   1,660,835         505,177           73,122
      Write-off of intangibles                                         1,810,597               -                -
      Acquired in-process R&D write-off                                        -         250,000                -
      Common stock options granted for services                                -               -           40,000

      Change in assets and liabilities, net of
        effects of acquisitions:
          Accounts receivable                                           (859,080)     (5,985,628)         301,321
          Prepaid expenses and other current assets                     (723,200)         32,656          117,712
          Accounts payable and accrued expenses                        3,548,287       1,441,526       (2,159,896)
          Deferred revenue                                              (642,565)        726,628         (219,770)
                                                                       ---------       ---------        ---------
      Net cash used in operating activities                           (1,852,208)     (4,999,801)      (4,330,023)

Investing activities:
      Net cash (paid) acquired in acquisitions and earn-outs          (2,404,926)     (3,339,043)           2,149
      Purchases of property and equipment                               (962,850)       (382,779)        (105,438)
                                                                       ---------       ---------        ---------
          Net cash used in investing activities                       (3,367,776)     (3,721,822)        (103,289)

Financing activities:
      Sale of minority interest in subsidiary                            565,000               -                -
      Issuance of note payable                                           800,000               -                -
      Net proceeds from sale of stock                                          -       6,267,510                -
      Line of credit advances, net                                     1,085,245       2,724,700        1,221,300
      Proceeds from the exercise of stock options and warrants         6,806,254          18,915          607,517
      Payment of Preferred Stock dividends                              (304,354)              -         (180,694)
      Principal payments on capital lease obligations                    (92,040)       (116,744)         (99,945)
      Proceeds from (repayment of) note payable                         (300,000)        300,000          (59,496)
      Repayment (issuance) of note receivable                                  -         100,000         (200,000)
      Repayment (issuance) of employee notes receivable                    9,562         (55,298)        (193,464)
                                                                       ---------       ---------        ---------
          Net cash provided by financing activities                    8,569,667       9,239,083        1,095,218
                                                                       ---------       ---------        ---------

      Increase (decrease) in cash and cash equivalents                 3,349,683         517,460       (3,338,094)

Cash and cash equivalents at beginning of year                           870,465         353,005        3,691,099
                                                                       ---------       ---------        ---------

Cash and cash equivalents at end of year                           $   4,220,148    $    870,465    $     353,005
                                                                       =========       =========        =========

Supplemental information:
    Cash paid during the year for:
      Interest                                                     $     601,370    $    187,201    $      61,366
      Income taxes                                                             -               -                -
    Non-cash financing activity:
      Capital lease obligation                                           240,217          52,732           88,098
      Conversion of debt to equity                                       800,000               -                -
      Insurance premium obligation for non-compete agreement           1,275,000               -                -
      Common stock issued for acquisitions and earn-outs           $     566,830    $  1,591,000    $     400,000

         See accompanying notes to consolidated financial statements.

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1999, 1998 AND 1997


(1)  The Business And Basis Of Presentation

     The Business
     ------------
     The Netplex Group, Inc. ("the Company") was incorporated in 1986 to provide IT services and solutions. Netplex is an Information Technology (IT) company that provides the expertise and information systems to link employees, customers, prospects, suppliers, and manufacturers to help "network-enable" organizations. The Company re-sells technology products when necessary to deliver to customers fully integrated system solutions. The Company also provides certain business services to independent consultants who become the Company's employees.

     Basis of presentation
     ---------------------

     Merger with Netplex
     -------------------
     On June 7, 1996, the Company (formerly known as "CompLink, Ltd." or "CompLink") acquired and merged with America's Work Exchange and The Netplex Group, Inc. (collectively referred to as "Netplex") in a reverse merger transaction by issuing approximately 3,245,000 shares of Common Stock, or 50.4 % of the Company's outstanding stock after giving effect for the merger. The merger agreement also provided for the Company to assume 1,691,000 outstanding Common Stock options of Netplex.

     The merger has been accounted for under the purchase method of accounting as a reverse merger, since the shareholders of Netplex, which have common control, received the larger of the voting rights of the combined entity. As a result, Netplex is considered the acquirer for accounting purposes.

     The merger resulted in a re-capitalization of the acquirers, so that the resulting capitalization of the Company after the merger is that of CompLink's giving effect to the issuance of new shares and elimination of CompLink's accumulated deficit. In addition, the par value of the Company's Common Stock was decreased from $0.01 per share to $0.001 per share in connection with the merger. The assets and liabilities of CompLink were recorded by the Company at book value, which approximates fair value.

     Coincident with the merger the Company's name was changed from CompLink, Ltd. to The Netplex Group, Inc. and the entity known as The Netplex Group, Inc. prior to the merger changed its name to Netplex Systems, Inc. Upon completion of the merger, the Company consisted of Netplex Systems, Inc.; America's Work Exchange ("AWE"), and its wholly-owned subsidiary, Software Resources of New Jersey, now known as Contractor's Resources (" CR"), and The Netplex Group, Inc. (formerly known as CompLink Ltd.) and its wholly-owned subsidiary, TDS.

(2)  Acquisitions

     All acquisitions by the Company have been accounted for as purchases. The purchase prices assigned to the net assets acquired were based on the fair value of such assets and liabilities at the acquisition dates. Additionally, the operating results of all acquisitions have been included in the consolidated financial statements from their effective dates of acquisition.

     Acquisition of Onion Peel Solutions L.L.C.:
     ------------------------------------------

     On July 1, 1997, the Company acquired all of the outstanding membership interests of Onion Peel Solutions L.L.C. ("Onion Peel"), a Raleigh, N.C. based provider of network management solutions, for 80,000 shares of Common Stock. Additionally, the Company was required to issue 297,396 additional shares based on the closing price of the Company's Common Stock on December 31, 1998. The additional shares were issued to the seller in February, 1999. Including the value of the additional shares issued, the purchase price for Onion Peel was $400,000.

Acquisition of PSS Group, Inc.:

On January 30, 1998, effective January 1, 1998, the Company purchased all of the stock of The PSS Group, Inc. ("PSS"), a wholly owned subsidiary of Preferred Systems Solutions, Inc. ("Preferred") for $600,000; $300,000 was paid at closing and $300,000 on January 15, 1999. The purchase included an earnout provision and an employment agreement. PSS was the technical professional staff augmentation operations and business of Preferred. In January, 1999, the purchase agreement was amended to eliminate the Earn-out provision. Additionally, Preferred's shareholder agreed not to compete with the Company for four years and the Company purchased a split dollar life insurance policy on his life. The policy is payable, in four equal annual payments of $425,000, beginning January 29, 1999. As of December 31, 1999, $1,275,000 remains due on the policy and is reflected in accrued expenses and insurance premium obligation on the balance sheet.

The purchase prices was allocated to the fair value of the assets and liabilities acquired, as follows:

                                                                     December 31,
                                                                1999             1998
               Cash                                     $      148,000   $      148,000
               Accounts receivable                             800,000          800,000
               Fulfillment database                            930,000          930,000
               Other assets                                    122,000          122,000
               Less liabilities assumed                     (1,400,000)      (1,400,000)
                                                            ----------       ----------
               Net assets acquired                      $      600,000   $      600,000
                                                            ==========       ==========

During the fourth quarter of 1999 the Company contemplated transitioning PSS's staffing operation into Contractor's Resources and evaluated the future operations of PSS. As a result of this evaluation the Company wrote off the goodwill, fulfillment database and the cost of the non-compete agreement. The total write-off was $1,810,597.

Acquisition of Automated Business Systems of North Carolina, Inc.:

On June 18, 1998, effective July 1, 1998, the Company purchased Automated Business Systems of North Carolina, Inc. and Kellar Technology Group, Inc. (Collectively "ABS") for $200,000 and 450,000 shares of Common Stock, valued at $591,000. The agreement also provides that the former shareholders of ABS will receive additional consideration, payable 50% in cash and 50% in stock, through December 31, 2000, if ABS meets certain operating targets. In connection with the acquisition, the Company has entered into employment agreements with certain employees of ABS. In December 1999, the contingent earn-out was bought out by a cash payment and issuance of additional shares.

As of December 31, 1999, the purchase price of ABS is $1,907,000 consisting of the original consideration of $791,000 and subsequent earn-out payments consisting of $549,000 and 114,756 shares of Common stock, valued at $567,000. The purchase price has been allocated as follows:

                                                                     December 31,
                                                                1999             1998
               Cash                                     $      205,000   $     205,000
               Accounts receivable                             736,000         736,000
               Property and equipment                           51,000          51,000
               Other assets                                     33,000          33,000
               Goodwill                                      1,794,000         678,000
               Less liabilities assumed                       (912,000)       (912,000)
                                                            ----------       ---------
               Net assets acquired                      $    1,907,000   $     791,000
                                                            ==========       =========

Acquisition of Applied Intelligence Group, Inc.
-----------------------------------------------

On October 16, 1998, effective September 1, 1998, the Company purchased the information technology consulting business of Applied Intelligence Group, Inc. of Oklahoma City ("AIG"), for $3,000,000 and 643,770 shares of Class B Preferred Stock ("Preferred Stock") valued at $1,000,000. The Class B Preferred Stock is convertible into the Company's Common Stock at anytime on a share for share basis. No dividends are payable on the Preferred Stock. The holders of the Preferred Stock agreed not to sell or otherwise distribute the Common Stock underlying the Preferred Stock for one year. The agreement also provides that AIG will receive additional consideration (the "AIG Earn-out") if AIG meets the following targets: (i) up to $1.5 million of cash based on net profit, as defined in the agreement, that AIG generates over the next six quarters and (ii) up to 643,770 shares of Class B Preferred Stock if AIG achieves approximately $9 million net profits over the next 9 quarters. ViaLink coverted its Class B Preferred Stock and sold it during 1999 thereby eliminating the additional potential contingent earn-out shares. In connection with the acquisition, the Company entered into employment agreements with certain employees of AIG.

As of December 31, 1999, the purchase price of AIG is $4,800,000 consisting of the original consideration of $4,000,000 and subsequent earn-out payments of $800,000. The total purchase price has been allocated as follows:

                                                                  December 31,
                                                             1999             1998
               Prepaid and other assets                 $      52,000    $     52,000
               Property and equipment                         450,000         450,000
               Acquired software                              850,000         850,000
               Assembled workforce                          1,000,000       1,000,000
               viaLink non-compete agreement                  900,000         900,000
               Goodwill                                     1,636,000         836,000
               Less: liabilities assumed                     (338,000)       (338,000)
                                                           ----------      ----------
               Net assets acquired                          4,550,000       3,750,000
               Acquired in process technology                 250,000         250,000
                                                           ----------      ----------
                Purchase price                          $   4,800,000    $  4,000,000
                                                           ==========      ==========

The software, assembled workforce, viaLink non-compete agreement, and goodwill are being amortized over estimated useful lives of 4, 5, 5, and 7 years, respectively, using the straight-line method.

The Company has allocated $250,000 of the purchase price to certain in-process Internet commerce technology that had not achieved technological feasibility as of the acquisition date. Accordingly, such costs were written off and included in the statement of operations for 1998.

Acquisition of Dean Liles & Associates, Inc.
--------------------------------------------

On April 23, 1999, effective April 1, 1999, the Company purchased the assets of Dean Liles and Associates, Inc, ("DLA") a Dallas, Texas based information technology strategy consulting practice for $600,000. The seller may be entitled to additional cash consideration for each of the three years ended March 31 beginning in 2000 if certain performance goals are met. In connection with the acquisition, the Company has entered into employment agreements with certain employees of DLA. The acquisition price of $600,000 has been allocated $595,000 to goodwill and $5,000 to Property and Equipment.

The goodwill is being amortized over 5 years using the straight-line method.

Proforma Acquisition Data
-------------------------

The following supplemental financial information presents the consolidated results of the Company on a pro forma basis, and the resulting increase in common shares outstanding, as though the acquisitions of Onion Peel, PSS, ABS, and AIG had taken place on January 1, 1997. The amounts for the DLA acquisition were immaterial.

                                                                             (Unaudited)
                                                                       Year Ended December 31,
                                                                        1998              1997
          Revenue                                                 $   71,424,000     $   57,382,000
          Net loss                                                      (817,000)        (3,188,000)
          Basic and diluted loss per share                                 (0.08)             (0.40)
          Weighted Average shares outstanding                          9,914,000          7,915,000

     The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase been made at the beginning of the period, or the results, which may occur in the future.

(3)  Summary of  Significant Accounting Policies

     Principles of Consolidation
     ---------------------------
     The accompanying consolidated financial statements include the accounts of The Netplex Group, Inc. and its wholly owned subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

     Revenue Recognition
     -------------------
     The majority of the Company's revenue is from consulting services contracts. This revenue is recognized when the services are performed and the costs are incurred. The Company generally recognizes hardware and software product revenue, which does not involve significant integration services, when the products are delivered to the customer site. Revenue on fixed price contracts for services, or both hardware and significant integration services is recognized on the percentage of completion basis, based on the efforts expended method in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." During 1999 and 1998 the Company recognized $2,287,277 and $814,841 of revenue under the percentage of completion method. The amount of revenue that was recognized on the percentage of completion basis for 1997 was immaterial. The Company's systems integration contracts are typically 3-6 months and are priced either on a time and material ("T&M") or a fixed price basis. Substantially all of the Company's contracts through 1997 were T&M. In 1998 the Company proposed more business on a fixed price basis because it has found it is able to generate higher margins than under the T&M proposal and pricing method. Revenue for maintenance contracts is recognized ratably over the service period of the underlying contract. Deferred revenue represents the unearned portion of maintenance contracts and amounts billed in advance of work performed, in accordance with the terms of the contract. The Company records loss provisions if required for its contracts at the time that such losses are identified.

     Cash and Cash Equivalents
     -------------------------
     The Company considers all highly liquid investments with maturity, at date of purchase, of three months or less to be cash equivalents. Cash equivalents are comprised of money market accounts, and are stated at cost, which approximates fair value.

     Property and Equipment
     ----------------------
     Property and equipment is recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Computer software developed for internal use is amortized over 4 years in accordance with SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.".

     Property and equipment under capital leases is amortized using the shorter of the lease term or the estimated useful life.

     Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and any gain or loss on such disposition is reflected in the statement of operations. Expenditures for repairs and maintenance are charged to operations as incurred.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of
     -----------------------------------------------------------------------
     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     Goodwill and Other Intangible Assets
     ------------------------------------
     Goodwill, the cost in excess of the fair value of net assets acquired, is being amortized by the straight-line method, for periods ranging from 5 to 15 years. Management reviews the valuation and amortization period of goodwill continually. As part of this review, the Company estimates the value and future benefits of income generated, to determine whether impairment has occurred.

     Other intangible assets resulting from the Company's acquisitions consist of a fulfillment database, acquired software, an assembled workforce, and a non-compete agreement. Such assets are being amortized on the straight-line basis over periods of 4 to 7 years.

     Income Taxes
     ------------
     Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates, that are applicable to the future years in which the deferred tax assets or liabilities are expected to be settled or realized. Any change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the rate change is enacted.

     Earnings (loss) per share
     -------------------------
     The Company accounts for earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires companies to present basic earnings per share and diluted earnings per share (EPS). Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the periods. Diluted net loss per common share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the years ended December 31, 1999, 1998 and 1997, the assumed exercise of the Company's outstanding stock options, warrants and Convertible Preferred Stock are not included in the calculation, as the effect would be anti-dilutive.

     Stock Options
     -------------
     The Company accounts for its 1992 Incentive Stock Option plan ("ISO Plan") and the 1995 Directors' Stock Option plan ("Directors' Plan") in accordance with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the grant date. Alternatively, SFAS No.123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and in future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25 and provide the pro forma disclosure provisions of SFAS No. 123 for the ISO and Directors' Plans.

     The Company's 1995 Consultant's plan ("Consultant's Plan") allows for the granting of options to organizations and individuals who are not employees of the Company. The Company accounts for the options granted under this plan based on the provisions of SFAS No. 123.

     Segment Reporting
     -----------------
     The Company accounts for its segments pursuant to Statement of Financial Accounting Standards (SFAS No. 131) "Disclosures about Segments of an Enterprise and Related Information." Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that it is used internally for evaluating the segment performance. The Company believes it operates in three segments as defined: e-Information Services, e-Infrastructure Services, and Contractor's Resources.

     Reclassifications
     -----------------
     Certain 1998 and 1997 amounts have been reclassified to conform to the current year presentation. The Company also changed its components of cost of services to include all labor related to direct labor employees and their attendant fringe benefits. Prior to 1999, non-billable direct labor related to idle time, training and other activities was included in operating expense. These changes were made to permit a more direct reflection upon gross profits of the impact of increasing or decreasing labor productivity. All prior year's cost of services and operating expenses have been restated to reflect these changes.

     Use of Estimates
     ----------------
     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(4)  Equity Financing

     During 1999, the Company raised additional equity of $800,000 through the sale of securities, excluding equity securities issued in acquisitions, as follows:

     . On January 28, 1999, the Company issued a subordinated note for $800,000, at 14% annual interest, through a private placement to an accredited investor. The note was subordinated to the Company's line of credit with a bank. On December 15, 1999, the note was exchanged for an increase in the number of shares that the Company's Class C Cumulative Convertible Preferred Stock ("Class C Preferred") is convertible into. See note 12.

     During 1998, the Company raised additional equity of $6,267,510, excluding equity securities issued in acquisitions, as follows:

     . In February, 1998, the Company sold for $100,000, 80,000 shares of unregistered Common Stock plus a warrant to purchase an additional 100,000 shares of Common Stock at $1.20.

     . In March 1998 the Company raised $1,457,000 in a private placement primarily from accredited investors and employees of the Company. The Company issued 1,457,000 shares of unregistered Common Stock to purchasers who agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were offered at $1.00 per share.

     . On April 7, 1998, the Company sold 1,500 units in a private placement for $1.5 million ($1.2 million after fees and expenses). Each unit sold consisted of a prepaid Common Stock purchase warrant entitling the holder to acquire such number of shares of the Company's Common Stock as is equal to $1,000 divided by an adjustable exercise price and an incentive warrant to acquire 78,000 shares of Common Stock. The Company also granted the placement agent a warrant to purchase 39,000 shares of Common Stock plus a placement fee and a non-accountable expense allowance equal to 12.53% of the proceeds of the offering. The sale represents the first half of a transaction that could include the sale of an additional 1,500 units for $1.5 million at a future date, subject to the satisfaction of certain conditions (see Note 20).

     . In April, 1998, the Company raised $198,000 in two private placements with accredited investors. The Company issued shares of unregistered Common Stock to purchasers who agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were sold at $1.375 to $1.50 per share.

     . On August 28, 1998, the Company raised $592,000 in a private placement to accredited investors. The Company issued unregistered shares of Common Stock to purchasers who agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were sold at $1.3125 per share.

     . On September 28, 1998, the Company sold 1,700 units of prepaid Common Stock purchase warrants in a private placement, totaling $1.5 million ($1.3 million net of expenses). The prepaid warrants are exercisable in shares of Common Stock of the Company as is computed by dividing $1,700,000 by 125% of the fixed exercise price of $1.3938, with respect to any exercise within the first year, and the lower of the fixed exercise price and a variable exercise price (subject to a floor price of $1.00), with respect to any exercise after the first year. As part of this transaction, the Company also issued to the holders, warrants to purchase 141,667 shares of Common Stock at an exercise price of $1.3938 per share. In connection with the issuance of these warrants, the Company issued 50,000 shares of its Common Stock to the placement agent.

     . On September 30, 1998, the Company received $1.5 million ($1.3 million net of expenses) for 1,500,000 shares of its Class C Preferred and a warrant to purchase 150,000 shares of its Common Stock, at $1.375 per share. Additionally, depending on the length of time the Class C Preferred is outstanding the warrant holder may be entitled to purchase up to an additional 450,000 shares of Common Stock at $1.375 per share. In connection with this transaction the placement agent received a warrant to purchase 250,000 shares of Common Stock at $1.59 per share.

(5)  Liquidity

     Under its bank line of credit the Company is required to meet certain financial and other covenants. As of December 31, 1999, the Company was not in compliance with the covenant that requires it to maintain tangible net assets of $900,000 through March 30, 2000, and $1,200,000 thereafter. The bank was notified but did not issue a notice of default. The default was cured by the influx of cash in January and February 2000 from the exercise of options and warrants and the Company's tangible net asset position was further strengthened by two equity financings in March, 2000.

     Based on its current operating plan, the Company believes that the net proceeds from private placements together with cash anticipated to be provided by operating activities and amounts expected to be available under its line of credit will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 24 months. If cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain additional credit facilities. However, no assurance can be given that any such additional sources of financing will be available on acceptable terms or at all. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. A portion of the Company's cash may be used for acquisitions or to acquire or invest in complimentary businesses or products or to obtain the right to use complementary technologies.

     The Company will continue to make significant investments in its technical workforce, marketing, training and infrastructure to increase productivity, build its core competency practice unit skill base and product offerings and foster growth of its operations.

(6)  Property and Equipment

     Property and equipment consists of the following:

                                                                        December 31,
                                                                    1999            1998
               Computer software                              $   1,254,686   $     896,134
               Computer and office equipment                      1,273,764       1,011,359
               Furniture and fixtures                               978,911         907,679
               Equipment under capital leases                       838,870         598,653
               Leasehold improvements                               132,126         101,682
                                                                 ----------      ----------
                                                                  4,478,357       3,515,507

               Accumulated depreciation and amortization         (2,587,273)     (1,810,532)
                                                                 ----------      ----------

               Property and equipment, net                    $   1,891,084   $   1,704,975
                                                                 ==========      ==========

     Computer software at December 31, 1999 and 1998 includes $668,844 and $407,338 of software that was developed for internal use. Accumulated depreciation related to this software was $336,000 and $172,000 at December 31, 1999 and 1998, respectively.

     Accumulated depreciation and amortization includes $638,639 and $445,344 related to assets under capital leases at December 31, 1999 and 1998, respectively.

(7)  Goodwill and Other Intangible Assets

Goodwill and other intangible assets consist of the following:

                                                                               December 31,
                                                                           1999           1998
               Goodwill                                             $    4,483,798  $    1,925,917
               Acquired database                                                 -         930,000
               Acquired software                                         1,254,226       1,254,226
               Assembled workforce                                       1,000,000       1,000,000
               Non-Compete                                                 900,000         900,000
                                                                         7,638,024       6,010,143
                                                                        ----------      ----------
               Accumulated amortization                                 (1,545,414)       (575,119)
                                                                        ----------      ----------
                                                                     $   6,092,610   $   5,435,024
                                                                        ==========      ==========

(8)  Accrued Expenses

     Accrued expenses consists of the following:

                                                                 December 31,
                                                             1999           1998
                    Accrued wages                    $     6,009,320  $   4,150,303
                    Accrued vacation                         386,101        115,912
                    Accrued commission                       599,733        365,958
                    Accrued payroll taxes                    242,872              -
                    Accrued earn-out                         390,042              -
                    Insurance premium obligation             425,000              -
                    Accrued project expense                  191,310         22,511
                    Other                                  1,060,851      1,763,642
                                                          ----------     ----------
                                                     $     9,305,229  $   6,418,326
                                                          ==========     ==========

(9)  Line of Credit

     The Company has a line of credit agreement with a bank that expires on May 31, 2000. Under the agreement the Company may borrow 80% of eligible accounts receivable (as defined in the agreement) up to $6,000,000. Amounts borrowed bear interest at the bank's prime rate plus 3/4%. Outstanding advances were $5,126,245 and $4,041,000 at December 31, 1999 and 1998,
     respectively. The loan is secured by substantially all of the Company's tangible and intangible assets. The Company is required to meet certain financial and other covenants. As of December 31, 1999, the Company was not in compliance with the covenant that requires it to maintain tangible net assets of $900,000 through March 30, 2000, and $1,200,000 thereafter. The bank was notified of the violation but did not issue a notice of default. The default was cured by the influx of cash in January and February 2000 from the exercise of options and warrants and the Company's tangible net asset position was further strengthened by two equity financings in March, 2000.

(10) Income Taxes

     The reconciliation between the actual income tax expense and income tax computed by applying the statutory Federal income tax rate to earnings before provision for income taxes for the year ended December 31, 1999 1998 and 1997 is as follows:

                                                                        1999             1998            1997
          Pretax loss                                             $  (7,424,000)    $ (2,549,000)  $  (2,874,000)
          Computed Federal income tax benefit at 34%                 (2,524,000)        (867,000)       (977,000)
          Computed state income taxes, net of Federal benefits         (408,000)               -               -
          Permanent differences                                       1,033,000          291,000         278,000
          Change in valuation allowance                               1,899,000          576,000         699,000
                                                                     ----------       ----------       ---------
                                                                  $           -     $          -   $           -
                                                                     ==========       ==========       =========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1999, 1998 and 1997 are presented below:

                                                                                   As of December 31,
                                                                          1999            1998            1997
          Deferred tax assets:
               Net operating loss carryforwards                     $   7,690,000   $   4,272,000   $    4,010,000
               Research and development credit carryforwards              187,000         187,000          187,000
               Depreciation and amortization                              215,000               -                -
               Excess tax basis over book of net assets acquired                -         302,000          180,000
               Inventory obsolescence reserve                             107,000         108,000           56,000
               Allowance for doubtful accounts receivable                 136,000         146,000           48,000
               Accrued liabilities, not presently deductible                    -               -            8,000
                                                                       ----------       ---------       ----------
                   Total gross deferred tax assets                      8,335,000       5,015,000        4,489,000
                   Less valuation allowance                            (8,335,000)     (5,015,000)      (4,489,000)
                                                                       ----------       ---------       ----------
                     Net deferred tax asset                                     -               -                -
                                                                       ==========       =========       ==========

     The Company has provided a valuation allowance for all of its deferred tax assets at December 31, 1999, 1998, and 1997 because the Company could not conclude that it was more likely than not that it would realize these assets due principally to the Company's history of losses.

     The deferred tax asset related to net operating loss (NOL's) carryforwards has increased because of the current year tax loss, an adjustment of prior year NOL to the actual tax return amount, and an adjustment to reflect Federal and state income tax rates expected to apply in future periods. The valuation allowance related to the NOL's has also been adjusted accordingly.

     As of December 31, 1999 and 1998, the Company has NOL's for Federal and state income tax purposes of approximately $19,469,000 and $12,563,000 which may be applied against future taxable income. Additionally, the Company has $187,000 of research and development tax credits ("Credits") available to offset future Federal income taxes. The NOL's and credits expire primarily in years 2002 through 2019. Approximately $14,200,000 of the NOL's and the credits are subject to annual limitations and other conditions. Additionally, they may not be fully utilized for tax purposes due to the change in ownership resulting from the Company's merger in 1996 and an additional change in ownership in 1998.

(11) Commitments

     Employment Agreements
     ---------------------
     The Company has employment agreements with several key employees. At December 31, 1999, the Company's annual obligation under the agreements is approximately $1,367,000 for each of the next three years.

     Lease Obligations
     -----------------
     The Company leases computer equipment, furniture, vehicles, and office facilities under long-term lease agreements. The following is a schedule of future minimum lease payments for capital and non-cancelable operating leases (with initial terms in excess of one year) as of December 31, 1999:

                                                                 Capital            Operating
          Year ending December 31:                                Leases             Leases
                     2000                                      $     139,247      $   1,142,387
                     2001                                            117,550            827,834
                     2002                                            100,370            710,943
                     2003                                              2,412            335,348
                     2004                                                  -            162,146
                  Thereafter                                               -                  -
                                                                    --------         ----------

          Total  minimum lease payments                              359,579      $   3,178,658

          Less: amount representing interest                          56,185
                                                                    --------
          Present value of minimum lease payments                    303,394
          Less current portion                                       107,890
                                                                    --------
                                                               $     195,504
                                                                    ========

     Total rent expense under operating leases was approximately $1,020,000, $900,000 and $647,000 for the years ended December 31, 1999, 1998, and 1997.

(12) Preferred Stock

     On July 29, 1998, the Company increased the number of shares of its Preferred Stock from 2,000,000 to 6,000,000.

     Class A Cumulative Convertible
     ------------------------------
     On September 19, 1996, the Company raised approximately $3,000,000 through a private placement of units. Each unit consisted of one share of $.01 par value Class A Cumulative Convertible Preferred Stock (the "Preferred Stock") and one warrant to purchase one share of the Company's Common Stock at $2.50 per share.

     Each share of Preferred Stock is convertible into one share of Common Stock at any time, at the discretion of the holder. The Preferred Stock has cumulative dividend of 10% per annum, payable in either cash or additional shares of Preferred Stock at the Company's option. Subject to the conversion rights, the Company may redeem the Preferred Stock at its stated value plus all accrued and unpaid dividends ($91,479 and $267,004 at December 31, 1999 and 1998, respectively) upon: (1) registration of the shares underlying the Preferred Stock, and (2) 30 days written notice given at any time upon attaining certain per share trading prices and sustaining such prices for a specified period. The Preferred Stock has a per share liquidation preference of the greater of: (i) $4 per share plus any accrued and unpaid dividends, or (ii) the amount that would have been received if such shares were converted to Common Stock on the business day immediately prior to liquidation.

     Each warrant issued in connection with the private placement became exercisable on March 19, 1997, and expires on September 19, 2001. The Company has the right to call the warrants at a redemption price of $.01 per share upon: (1) registration of the shares underlying the warrant, and
     (2) 30 days written notice given at any time upon the Common Stock attaining certain per share trading prices and maintaining such prices for a specified period.

     Class B Convertible
     -------------------
     During 1999 all shares of the Class B Preferred Stock were converted into 643,770 shares of Common Stock. The holders of the shares agreed not to sell or otherwise distribute the Common Stock for one year.

     Class C Cumulative Convertible
     ------------------------------
     The Class C Cumulative Convertible Preferred Stock ("Class C Preferred") has a liquidation preference of $3.99 per share: a dividend rate of 9.99% per annum that increases to 15% per annum after the date there are no Class A Cumulative Convertible Preferred Stock issued and outstanding. The Class C Preferred is convertible at any time, after the earlier of a change in control of the Company, or five years from the date of issuance. The Class C Preferred is redeemable at the option of the Company at any time within five years from the date of issuance. At December 31, 1999 and 1998, the Class C Preferred is convertible into the number of shares equal to $2,300,000 and $1,500,000, respectively, plus accrued but unpaid dividends ($150,000 and $37,500 at December 31, 1999 and 1998, respectively), divided by 25% of the 20 day average trading price of the Common Stock immediately prior to conversion. The Company has measured the intrinsic value of the beneficial conversion feature of the Class C Preferred to be $2,300,000 and $1,500,000 at December 31, 1999 and 1998, respectively. As a result, the Company will accrete this discount as additional Preferred Stock dividends over the five years. During 1999 and 1998, the accretion of the discount of approximately $259,000 and $53,000 was included as additional Preferred Stock dividends in the Company's EPS calculation.

(13) Common Stock and Warrants

     On July 29, 1998, the Company increased the number of shares of its Common Stock from 20,000,000 to 40,000,000.

     Effective April 11, 1996, in connection with the reverse merger of the Company, it gave its underwriters warrants to purchase 125,000 shares of the Company's Common Stock, at an exercise price of $3.50 per share, through April 10, 2001. The fair value of the warrants issued, of approximately $170,000, had no effect on the Company's equity as a result of the merger. During 1997 50,000 warrants were exercised.

     In connection with the reverse merger of the Company, effective June 7, 1996, the shareholders of Netplex were granted warrants to purchase 150,000 shares of the Company's Common Stock at an exercise price of $2.50 per share, through June 6, 2001. The fair value of the warrants issued of approximately $270,000 had no effect on the Company's equity as a result of the merger.

     In connection with the sale of the Class A Convertible Preferred Stock, the Company gave the underwriters 87,500 units. Each unit consists of an option to purchase one share of Class A Convertible Preferred Stock at $2.00 per share and a Common Stock purchase warrant to purchase one share of common stock at $2.50.

     During 1998, the Company issued warrants in connection with several equity issues. See Note 4, Equity Financing.

     The following table sets forth the warrants outstanding and their weighted-average exercise price:

                                                         Shares         Price
               January 1, 1997                         2,295,000      $    2.66
                    Issued                                     -              -
                    Exercised                                  -              -
                    Expired                                    -              -
                                                     -----------        -------
               December 31, 1997                       2,295,000      $    2.66
                    Issued                               814,102           1.29
                    Exercised                                  -              -
                    Expired                                    -              -
                                                     -----------        -------
               December 31, 1998                       3,109,102      $    2.30
                    Issued                               225,000           3.00
                    Exercised                         (2,093,856)          2.52
                    Expired                              (45,000)          3.00
                                                     -----------        -------
               December 31, 1999                       1,195,246      $    2.15
                                                     ===========        =======

     As of December 31, 1999, 1998 and 1997 all of the warrants were exercisable and had an average remaining life of 3.5, 3 and 4 years, respectively.

(14) Stock Options

     The Company has three stock option plans.

     . The ISO Plan includes both incentive and non-qualified stock options. The Board of Directors may grant stock options to employees to purchase up to 4,100,000 shares of the Company's Common Stock. Stock options are granted with an exercise price equal to the market price on the date of grant. All stock options expire 10 years from grant date (5 years or holder's of more than 10% of the voting stock of the Company). Generally the options vest ratably and become fully exercisable after 3 years but not less than 6 months from the date of grant. At December 31, 1999, approximately 117,000 options are available for grant under this plan.

     . The Directors' Plan authorizes the Board of Directors to grant each director options to purchase up to 15,000 shares of the Company's Common Stock, upon election to the Board. Under this plan 300,000 shares of the Company's Common Stock are available. The terms of option grants for the Directors' Plan are identical to those of the ISO plan, except that the vesting period for the Directors' Plan is at the Board's discretion. All options granted under this Plan have contained two-year vesting periods. At December 31, 1999, 180,000 options are available for grant under this Plan.

     . The Consultant's Plan authorizes the Board of Directors to grant organizations or individuals, who are not employees of the Company, to purchase up to 800,000 shares of the Company's Common Stock. The exercise price, terms of the option grant and vesting period for the Consultant's Plan are at the Board's discretion. At December 31,1999, approximately 61,000 options are available for grant under this Plan.

     Stock option activity for the Plans during the periods indicated is as follows:

                                        ISO Plan              Directors' Plan           Consultants' Plan
                                                Wt. Avg.                Wt. Avg.                    Wt. Avg.
                                   Shares      Ex. Price    Shares     Ex. Price       Shares       Ex. Price
                January 1, 1997   2,412,500    $   2.86     60,000     $     3.03            -       $     -

     Granted                      2,363,500        1.29     15,000           2.97       32,000          2.50
     Exercised                      (34,967)       2.00          -              -            -             -
     Forfeited/Canceled          (2,201,033)       2.78    (15,000)          2.50            -             -
     Expired                        (50,000)       4.40          -              -            -             -
                                -----------               --------                    ---------

              December 31, 1997   2,490,000    $   1.45     60,000     $     3.15       32,000       $  2.50

     Granted                        879,150        1.36     30,000           1.28      391,828          0.94
     Exercised                      (19,500)       0.97          -              -            -             -
     Forfeited/Canceled            (864,450)       2.04          -              -            -             -
     Expired                              -           -          -              -            -             -
                                -----------               --------                    ---------

              December 31, 1998   2,485,200    $   1.13     90,000     $     2.53      423,828       $  1.49

     Granted                      1,517,750        2.28     37,500           2.85      315,000          1.07
     Exercised                     (831,104)       1.11          -              -     (464,600)         1.34
     Forfeited/Canceled            (101,171)       1.89     (7,500)          2.85            -             -
     Expired                              -           -          -              -            -             -
                                -----------               --------                    ---------

              December 31, 1999   3,070,675    $   1.67    120,000     $     2.61      274,228       $  1.26
                                ===========               ========                    =========


     ISO Plan
     --------
     At December 31, 1999, the exercise price for options granted under the ISO plan was $.94 to $3.38 and the weighted-average remaining contractual life of those options was 7.9 years. At December 31, 1999, 1998, and

     1997, the number of options exercisable under the ISO Plan was 1,175,898, 936,750 and 545,835, respectively. The weighted-average exercise price of those options was $1.04, $1.08 and $2.73, respectively.

     Directors' Plan
     ---------------
     At December 31, 1999, the exercise price for options granted under the Directors' Plan was $1.06 to $3.56 and the weighted-average remaining contractual life of those options was 2.7 years. At December 31, 1999, 1998 and 1997, the number of options exercisable under the Directors' Plan was 75,000, 52,500 and 25,000, respectively. The weighted-average exercise price of those options was $2.61, $3.17 and $3.55, respectively.

     Consultants' Plan
     -----------------
     At December 31, 1999, the exercise price for all options granted under the Consultants' Plan was $1.00 to $2.50 and the weighted-average remaining contractual life of those options was 3.5 years. All options, granted under the Consultants' Plan, are exercisable at the time of grant. No options were granted prior to 1997. The weighted-average exercise price of those options was $1.25, $1.49 and $2.50 at December 31, 1999, 1998 and 1997,
     respectively. During 1997, in accordance with SFAS No. 123, the Company recorded compensation expense of $40,000 for the 32,000 options granted, based on the value of the services provided. The options granted during 1999 and 1998 were in connection with certain equity issues, and as a result had no compensation expense.

     The Company applies APB Opinion No. 25 in accounting for its ISO and Directors' Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                             1999            1998            1997
          Net loss - As reported                       $   (7,424,000)  $  (2,549,000)  $  (2,874,000)
          Net loss - Pro forma                         $  (10,806,000)  $  (3,466,000)  $  (4,836,000)
          Net loss per share - As reported             $        (0.63)  $       (0.31)  $       (0.46)
          Net loss per share - Pro forma               $        (0.86)  $       (0.37)  $       (0.71)
          Weighted average shares outstanding              12,516,000       9,260,000       6,821,000


     The per share weighted average fair value of the ISO on the grant date in 1999, 1998, and 1997 was $2.29, $1.17 and $1.20, respectively using the
     Black -Scholes option pricing model with the following weighted average assumptions:

                                                          1999           1998           1997
          Dividend yield                                    0.0%           0.0%           0.0%
          Risk-free interest rate                          5.98%          5.36%          6.24%
          Expected volatility                               167%           106%           103%
          Expected life (years)                             7.86           6.75          10.00

     The per share weighted average fair value of the Directors' Plan options on the grant date in 1999, 1998 and 1997 was $2.85, $1.02 and $2.76 and respectively using the Black - Scholes option pricing model with the following weighted average assumptions:

                                                      1999           1998           1997
          Dividend yield                               0.0%           0.0%           0.0%
          Risk-free interest rate                     6.10%          5.27%          6.97%
          Expected volatility                          167%           106%           103%
          Expected life (years)                        2.72           5.00          10.00

(15) Related Party Transactions

     The Company paid $45,064 in 1999, $23,756 in 1998 and $28,800 in 1997 for
     accounting, tax and consulting services to a CPA firm in which a partner of the firm is a director of the Company.

     In January, 1997, the Company loaned $150,000 to its chief executive officer for relocation expenses. The loan bears interest at 8% per annum. The note and accrued interest were paid in full in January 2000.

     A Director of the Company is the President and Director of a company that owns all of the Company's Class C Convertible Preferred Stock (Note 12).

(16) Litigation

     From time to time, the Company is subject to litigation in the ordinary course of business.

     On September 4, 1997, Data Systems Analysts, Inc. ("DSA"), a software design and consulting company, filed a complaint against the Company and Technology Development Systems, Inc. (TDS), a wholly owned subsidiary of the Company, alleging copyright infringement and breach of the Company's agreement with DSA. The Complaint also seeks damages against XcelleNet, Inc., which the Company has indemnified. The Complaint claims damages in excess of $300,000 plus punitive damages and attorney fees. The case is currently in discovery. The Company is vigorously defending against the action. The nature and amount of damages, if DSA's allegations are proven, appear uncertain.

     The Company is not currently involved in any other litigation or proceedings, which if decided against the Company would have a material adverse affect, either individually or in the aggregate.

(17) Employee Benefit Plans

     On January 1, 1997, the Company and its CR subsidiary merged their 401(k) plans. Under the merged Plan, all full time employees with over 1000 hours of service to the Company or its subsidiaries are eligible to participate. The Company matches one-half of the employees' voluntary contributions up to a maximum Company contribution of 5% of participants' salaries. The Company's contribution to the Plan during 1999, 1998 and 1997 was $405,725, $704,333 and $647,418, respectively.

     The Company's CR subsidiary has a profit sharing plan for its employees whereby up to 10% of the employees salary can be contributed to the plan. The Company made no matching contributions to this plan during 1999 1998, and 1997.

     The Company does not provide any post retirement or post employment benefits.

(18) Segment Information

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's reportable segments are strategic business units that offer different products and services to different industries through out the United States.

     The Company's reportable segments are as follows:

     -- e-Information Systems (e-Info)--provides professional services that constitute the strategic and creative aspects of Netplex's e-solutions, as well as complete Internet-based application development and Retail Industry-focused consulting and integration services.

     -- e-Infrastructure Services (e-Infra)--provides information security, performance management, contingency planning, and network management services that ensure the long-term viability of Netplex's e-solutions, as well as other aspects of our customers' businesses.

     -- Contractor's Resources (CR)-- provides business infrastructure and advisory services for its membership of independent contractors, which allow members to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.

     The Company's accounting policies for these segments are the same as those described in the summary of Significant Accounting Policies, except that income tax expense is not allocated to each segment. In addition, the Company evaluates the performance of its segments and allocates resources based on gross margin, and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Intersegment revenues are not significant.

     In 1999, the Company restructured its segments by combining all operations not related to Contractor's Resources into a single profit and loss center, e-Infrastructure services, except for its operations related to the acquisition of AIG that now form the e-Information Services segment. The Company also changed its components of cost of services to include all labor related to direct labor employees and their attendant fringe benefits. Prior to 1999, non-billable direct labor related to idle time, training and other activities was included in operating expense. These changes were made to permit a more direct reflection upon gross profits of the impact of increasing or decreasing labor productivity. All prior year's cost of services and operating expenses have been restated to reflect these changes.

     The reportable segments are measured and resources are allocated both on income before income taxes and EBITDA, which represents the sum of income before taxes, depreciation, amortization, and interest. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information. The Company considers EBITDA to be a useful measure of the Company's performance, because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand business. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

     The table below presents information about segments used by the chief operating decision-maker of Netplex as of and for the years ended December 31, 1999, 1998, and 1997:

                                                                                      Segment
                                           e-Info        e-Infra           CR          Total
          1999:
          Revenues                   $  11,044,166  $  38,117,034  $  38,624,064  $  87,785,264
          Gross profit                   5,442,115     10,099,030      1,373,887     16,915,932
          EBITDA                         2,136,363      2,315,685     (1,713,017)     2,739,031
          Total assets                   8,220,000      8,709,000      8,949,000     25,878,000
                                       ===========     ==========     ==========    ===========
          1998:
          Revenues                   $   3,533,025  $  22,865,593  $  34,880,542  $  61,279,160
          Gross profit                   1,690,505      6,979,904      1,324,682      9,995,091
          EBITDA                           980,679        264,297        180,539      1,425,515
          Total assets                   8,378,000      6,794,000      4,269,000     19,441,000
                                       ===========     ==========     ==========    ===========
          1997:
          Revenues                   $           -  $   8,419,784  $  32,048,350  $  40,468,134
          Gross profit                           -      3,286,876      1,096,104      4,382,980
          EBITDA                                 -       (829,134)       (73,016)      (902,150)
          Total assets                           -      2,598,000      3,094,000      5,692,000
                                       ===========     ==========     ==========    ===========

Reconciliation of Segment EBITDA to Net Loss
--------------------------------------------

                                                   1999             1998             1997
Segment EBITDA                                $   2,739,031    $   1,425,515   $     (902,150)
Unallocated corporate expenses                   (5,530,469)      (2,736,622)      (1,480,453)
Depreciation & amortization                      (4,248,172)      (1,083,741)        (464,663)
Interest expense, net                              (384,213)        (153,874)         (26,337)
Tax expense                                               -                -                -
                                                -----------      -----------       ----------
Net loss                                      $  (7,423,823)   $  (2,548,722)  $   (2,873,603)
                                                ===========      ===========       ==========

(19) Restructuring Charge

     The Company recorded a restructuring charge of $275,000 during the third quarter of 1998, related to the reduction of duplicate costs and the consolidation of facilities, including severance costs. The Company recorded $115,000 during the forth quarter of 1998, as a reduction to the restructuring charge, resulting from an update of the Company's estimated restructuring costs.

(20) Subsequent Events

     In March 2000, the Company closed two private placement equity financings. The Company issued prepaid warrants that resulted in net proceeds to the Company of $1.3 million, representing the second half of an equity raise on April 7, 1998 discussed in Note 3. In addition, the Company closed the private placement of convertible preferred stock that resulted in net proceeds to the Company of $9.5 million.

     The following unaudited pro forma consolidated balance sheet sets forth the Company's financial position as if these two transactions had occurred as of December 31, 1999:

                                                                                           December 31,
                                                          December 31,      Pro Forma          1999
                                                              1999         Adjustments      Pro Forma
                                                             Actual        (Unaudited)     (Unaudited)
                       Assets
                       ------
Cash                                                    $    4,220,148    $  10,800,000     $  15,020,148
Other current assets                                        13,437,585                -        13,437,585
                                                           -----------      -----------      ------------
    Total current assets                                    17,657,733       10,800,000        28,457,733
Other assets                                                 2,666,374                -         2,666,374
Goodwill and other intangibles, net                          6,092,610                -         6,092,610
                                                           -----------      -----------      ------------
Total Assets                                            $   26,416,717    $  10,800,000     $  37,216,717
                                                           ===========      ===========      ============

         Liabilities & Stockholders' Equity
         ----------------------------------
Accounts payable                                        $    3,294,403                -     $   3,294,403
Line of credit                                               5,126,245                -         5,126,245
Accrued expenses                                             9,305,229                -         9,305,229
Other current liabilities                                      301,152                -           301,152
Other liabilities                                            1,045,504                -         1,045,504
                                                           -----------      -----------      ------------
    Total liabilities                                       19,072,533                -        19,072,533
Minority interest                                              481,877                -           481,877
Temporary Equity
    Redeemable Preferred Series D                                    -        9,500,000         9,500,000
    Prepaid Warrants                                                 -        1,300,000         1,300,000
                                                           -----------      -----------      ------------
Total Temporary Equity                                               -       10,800,000        10,800,000
                                                           -----------      -----------      ------------
Shareholders' Equity
    Preferred stock
        Class A                                                  1,099                -             1,099
        Class C                                                 15,000                -            15,000
    Common stock                                                16,137                -            16,137
    Additional paid in capital                              21,762,418                -        21,762,418
    Accumulated deficit                                    (14,932,347)               -       (14,932,347)
                                                           -----------      -----------      ------------
Total shareholders' equity                                   6,862,307                -         6,862,307
                                                           -----------      -----------      ------------
Total liabilities and stockholders' equity              $   26,416,717    $  10,800,000     $  37,216,717
                                                           ===========      ===========      ============

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                     Condensed Consolidated Balance Sheets


                                                                                     (Unaudited)
                                                                                      June 30,      December 31,
                                    Assets                                             2000               1999
Current assets:
   Cash and cash equivalents                                                      $   7,421,644    $   4,220,148
   Accounts receivable, net of allowance for doubtful
     accounts of $358,000 and $342,000, respectively                                  9,877,628       12,513,823
   Prepaid expenses and other current assets                                            688,806          923,762
                                                                                    -----------      -----------
     Total current assets                                                            17,988,078       17,657,733

   Property and equipment, net                                                        1,643,415        1,891,084
   Other assets                                                                         672,883          775,290
   Goodwill and other intangible assets, net                                          6,142,227        6,092,610
                                                                                    -----------      -----------
     Total assets                                                                 $  26,446,603    $  26,416,717
                                                                                    ===========      ===========

                        Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                               $   2,852,677    $   3,294,403
   Line of credit                                                                     1,379,000        5,126,245
   Accrued expenses and other current liabilities                                     8,767,553        9,305,229
   Capital lease obligation, current portion                                             46,563          107,890
   Deferred revenues                                                                    212,682          193,262
                                                                                    -----------      -----------
    Total current liabilities                                                        13,258,475       18,027,029
   Insurance premium due                                                                425,000          850,000
   Capital lease obligations, net of current portion                                    195,504          195,504
                                                                                    -----------      -----------
    Total liabilities                                                                13,878,979       19,072,533

Commitments and contingencies
Minority interest in subsidiary                                                         230,339          481,877

Temporary Equity:
   Redeemable Preferred Stock Class D Cumulative, $.01 par value;
     15,000 shares authorized;  10,000 shares issued and
     outstanding at June 30, 2000                                                     9,500,000                -
   Prepaid warrants                                                                   1,300,000                -
                                                                                    -----------      -----------
Total temporary equity                                                               10,800,000                -

Stockholders' equity:
 Preferred Stock:
   Class A Cumulative, $.01 par value, liquidation preference of $4.00 per share; 2,000,000 shares authorized; 80,597 and 109,961 shares issued and outstanding at June 30, 2000 and December 31, 1999,
     respectively                                                                           805            1,099
   Class C Cumulative, $.01 par value; liquidation preference of $3.50 per share; 2,500,000 shares authorized; 1,500,000 shares issued and outstanding at June 30, 2000 and December 31, 1999,
     respectively                                                                        15,000           15,000
   Common Stock: $.001 par value, 40,000,000 shares authorized;
     18,238,284 and 16,137,250 shares issued and outstanding at June 30,
     2000, and December 31, 1999, respectively                                           18,238           16,137
   Additional paid in capital                                                        24,069,949       21,762,418
   Accumulated deficit                                                              (22,566,707)     (14,932,347)
                                                                                    -----------      -----------
     Total stockholders' equity                                                       1,537,285        6,862,307
                                                                                    -----------      -----------
     Total liabilities and stockholders' equity                                   $  26,446,603    $  26,416,717
                                                                                    ===========      ===========


                See notes to condensed consolidated statements

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                Condensed Consolidated Statements of Operations

                                                                           Six Months Ended
                                                                               June 30
                                                                       2000                1999
                                                                              (Unaudited)
Revenues
  Services                                                      $    34,815,267     $    34,825,035
  Product                                                             6,631,037           9,627,248
                                                                    -----------         -----------
                                                                     41,446,304          44,453,283
                                                                    -----------         -----------
Cost of revenues
  Services                                                           29,890,629          31,602,804
  Product                                                             4,538,682           7,372,007
                                                                    -----------         -----------
                                                                     34,429,311          35,339,811
                                                                    -----------         -----------
  Gross profit                                                        7,016,993           9,113,472

Selling, general and administrative expenses                         14,865,521           8,663,595
                                                                    -----------         -----------

  Operating income (loss)                                            (7,848,528)            449,877

Interest expense, net                                                   (37,368)           (199,600)
                                                                    -----------         -----------

Net Income(loss) before income taxes                                 (7,885,896)            250,277

Provision for (benefit from) income taxes                                     -                   -
                                                                    -----------         -----------

Income (loss) before minority interest                               (7,885,896)            250,277

Minority interest                                                       251,538                  -
                                                                    -----------         -----------

  Net income (loss)                                                  (7,634,358)            250,277

Preferred Stock dividend                                               (488,725)           (236,355)
                                                                    -----------         -----------

Loss applicable to common shareholders                          $    (8,123,083)    $        13,922
                                                                    ===========         ===========

Basic and diluted loss per common share                         $         (0.46)    $          0.00
                                                                    ===========         ===========

Weighted average common shares outstanding:
  Basic and diluted                                             $    17,653,125     $    11,195,457
                                                                    ===========         ===========

                See notes to condensed consolidated statements

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Six Months Ended
                                                                                           June 30,
                                                                                  2000               1999
                                                                                        (Unaudited)
Net cash provided(used) by operating activities                            $   (4,700,124)   $       592,214
                                                                               ----------         ----------
Investing activities:
     Net cash (paid) acquired in acquisitions                                    (425,000)        (1,650,450)
     Purchases of property and equipment                                         (974,146)          (340,747)
                                                                               ----------         ----------
          Net cash used in investing activities                                (1,399,146)        (1,991,197)
                                                                               ----------         ----------

Financing activities:
     Net proceeds from stock offerings                                         13,410,589                  -
     Net borrowings on line of credit                                          (3,747,245)           342,000
     Proceeds from borrowings of subordinated debt                                      -            800,000
     Proceeds from the exercise of stock options and warrants                           -          1,103,660
     Payment of dividends on preferred stock                                     (301,251)          (371,313)
     Principal payments on capital lease obligations                              (61,327)           (56,390)
     Payment of other notes payable                                                     -           (300,000)
     Employee receivables                                                               -            (82,313)
                                                                               ----------         ----------
          Net cash provided by financing activities                             9,300,766          1,435,644
                                                                               ----------         ----------

     Increase in cash and cash equivalents                                      3,201,496             37,361

Cash and cash equivalents at beginning of period                                4,220,148            870,465
                                                                               ----------         ----------

Cash and cash equivalents at end of period                                 $    7,421,644    $       907,826
                                                                               ==========         ==========

Supplemental information:
   Cash paid during the period for:
     Interest                                                              $      176,228    $       292,081
     Income taxes                                                          $            -    $             -

                See notes to condensed consolidated statements

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


              For the Six Months Ended June 30, 2000 and 1999

                                  (Unaudited)


The accompanying unaudited condensed consolidated financial statements of The Netplex Group, Inc. and Subsidiaries ("Netplex" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and note disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The Company believes the disclosures made are adequate to make the information presented consistent with past practices. However, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

In the opinion of the Company, the accompanying condensed consolidated financial statements reflect all adjustments and reclassifications (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 2000 and December 31, 1999 and the results of its operations and its cash flows for the six months ended June 30, 2000 and 1999. Interim results are not necessarily indicative of the results that may be expected for the full year.

Basis of Presentation

The accompanying financial statements include the accounts of The Netplex Group, Inc. and its wholly owned subsidiaries. All acquisitions by the Company are accounted for as purchases. Additionally, the operating results of all acquisitions have been included in the consolidated financial statements from their effective dates of acquisition. All material intercompany transactions were eliminated in consolidation.


Earnings (loss) per share

Basic net income (loss) per share is calculated using the weighted average number of common shares outstanding during the relevant periods. Diluted net income (loss) per common share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the relevant periods. For the six months ended June 30, 2000 and 1999, the assumed exercise of the Company's outstanding stock options and warrants, Convertible Preferred Stock and contingently issuable shares in connection with certain business combinations would be anti-dilutive.

Sale of Equity Securities

In March 2000, the Company sold 10,000 shares of convertible Series D Preferred Stock that resulted in net proceeds to the Company of $9.5 million and issued prepaid warrants that resulted in net proceeds to the Company of $1.3 million. The conversion ratio of the preferred to common was established based on 120% of the weighted average stock price during the thirty trading day period between April 3, 2000 and May 16, 2000, which was $5.87 per share. The Series D Preferred Stock securities purchase agreement's call option provision, relating to the time the Company must obtain additional financing, was amended effective July 31, 2000. The amendment extends the call option trigger date to October
31, 2000 (previously August 1, 2000) and requires the following by such date:
(1) the Company's subsidiaries must complete the sale of common stock or convertible securities which results in net proceeds of at least $7 million, and
(2) the Company and/or its subsidiaries must complete the sale of common stock or convertible securities which results in net proceeds of at least $5 million. The call option provides the holder an option to purchase an aggregate of 5,000 shares of Series D Preferred Stock and related warrants at an aggregate purchase price of $5 million if the Company does not complete the sale of equity securities described above. The conversion price of the preferred stock and the exercise price of the related warrants are based upon 120% of the weighted average price of the Company's Common Stock for 15 consecutive trading days beginning the first day after the holders are entitled to exercise the call option. Further information can be obtained by reading the Company's amended Registration Statement on Form S-3 filed on Form S-1 as filed with the SEC on August 8, 2000.


                See notes to condensed consolidated statements

Segment Information


In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's reportable segments are strategic business units that offer different products and services to different industries throughout the United States.

The Company's reportable segments are as follows:

     -- e-Information Systems (e-Info)--provides professional services that constitute the strategic and creative aspects of Netplex's e-solutions, as well as complete Internet-based application development and Retail Industry-focused consulting and integration services.

     -- e-Infrastructure Services (e-Infra)--provides information security, performance management, contingency planning, and network management services that ensure the long-term viability of Netplex's e-solutions, as well as other aspects of our customers' businesses.

     -- Contractor's Resources (CR)-- provides business infrastructure and advisory services for its membership of independent contractors, which allow members to maximize the freedom and wealth potential of the independent lifestyle while enjoying the benefits associated with full-time employment.


In 1999, the Company restructured its segments by combining all operations not related to Contractor's Resources into a single profit and loss center, e-Infrastructure services, except for its operations related to the acquisition of AIG that now form the e-Information Services segment. The Company also changed its components of cost of services to include all labor related to direct labor employees and their attendant fringe benefits. Prior to 1999, non-billable direct labor related to idle time, training and other activities was included in operating expenses. These changes were made to permit a more direct reflection upon gross profits of the impact of increasing or decreasing labor productivity. All prior year's cost of services and operating expenses have been restated to reflect these changes.

The Company's accounting policies for these segments are the same as those described in the summary of Significant Accounting Policies, except that income tax expense is not allocated to each segment. In addition, the Company evaluates the performance of its segments and allocates resources based on gross margin, and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Inter-segment revenues are immaterial.

The table below presents information about segments used by the chief operating decision-maker of Netplex as of and for the six months ended June 30, 2000 and 1999:

                                                                                         Segment
                                                e-Info       e-Infra          CR          Total
               2000:
               Revenues                      $   5,322     $  15,466    $   20,660    $   41,448
               Gross profit                      2,275         3,968           775         7,018
               EBITDA                               61            43        (2,638)       (2,534)

               1999:
               Revenues                      $   5,067     $  20,554    $   18,842    $   44,453
               Gross profit                      2,607         5,850           656         9,113
               EBITDA                            1,206         2,042           116         3,364

               Total assets:
               June 30, 2000:                $   7,360     $   6,127    $    7,140    $   20,627
               Unallocated                                                                 5,820
               Total                                                                      26,447
               =================================================================================
               June 30, 1999:                $   7,377     $   9,005    $    6,962    $   23,344
               ---------------------------------------------------------------------------------
               Unallocated                                                                   278
               Total                                                                      23,622
               =================================================================================

                See notes to condensed consolidated statements

Reconciliation of Segment Profit or (Loss) to Income (Loss) from Operations:

                                                              2000           1999
          Segment EBITDA                                 $   (2,534)     $    3,364

          Unallocated corporate expenses                     (4,184)         (1,987)

          Depreciation and amortization                        (954)           (927)

          Interest expense, net                                 (38)           (200)

          Tax expense                                             -               -
                                                            --------         -------

          Income (Loss) from continuing operations       $   (7,634)     $      250
                                                            ========         =======

New pronouncements

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation: an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 provides guidance on how to account for stock-based compensation, including stock option grants. FIN 44 is effective July 1, 2000. The Company intends to adopt FIN 44 during the fiscal quarter ended September 30, 2000. The Company does not expect that the adoption of the Interpretation will have a significant effect on the Company's results of operations or its financial position.

                See notes to condensed consolidated statements